Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

NRG Energy, Inc.,

NRG East Generation Holdings LLC,

NRG Texas LLC,

NRG Demand Response Holdings LLC,

NRG Gas Development Company, LLC,

Lightning Power Holdings, LLC,

CCS Power Holdings, LLC,

Thunder Generation, LLC

and

Linebacker Power Development Funding, LLC

dated as of May 12, 2025

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Annexes and Schedules

Annex A	Acquired Interests
Annex B	Form of Registration Rights Agreement
Annex C	Form of Transition Services Agreement
Annex D	Employee Matters
Annex E	Form of Assignment and Assumption Agreement
Annex F	Form of Voting Trust Agreement
Annex G	Voting Trust Covenants

Acquired Company Disclosure Schedule

Buyer Disclosure Schedule

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of May 12, 2025, is entered into by and among NRG Energy, Inc., a Delaware corporation (“Buyer”); NRG East Generation Holdings LLC, a Delaware limited liability company (“Lightning Buyer”); NRG Texas LLC, a Delaware limited liability company (“Linebacker Buyer”); NRG Demand Response Holdings LLC, a Delaware limited liability company (“CCS Buyer”); NRG Gas Development Company, LLC, a Delaware limited liability company (“JCPD Buyer” and, together with Buyer, Lightning Buyer, Linebacker Buyer and CCS Buyer, the “Buyer Entities”); Lightning Power Holdings, LLC, a Delaware limited liability company (“Lightning PH Seller”); Thunder Generation, LLC, a Delaware limited liability company (“Linebacker Seller”); CCS Power Holdings, LLC, a Delaware limited liability company (“CCS PH Seller”); and Linebacker Power Development Funding, LLC, a Delaware limited liability company (“Linebacker PDF Seller” and, together with Lightning PH Seller, Linebacker Seller and CCS PH Seller, the “Sellers”).

W I T N E S S E T H:

WHEREAS, (a) Lightning PH Seller is the record and beneficial owner of all of the issued and outstanding Equity Interests (the “Lightning Interests”) of Lightning Power, LLC, a Delaware limited liability company (“Lightning”); (b) Linebacker Seller is the record and beneficial owner of all of the issued and outstanding Equity Interests (the “Linebacker Interests”) of Linebacker Power Holdings, LLC, a Delaware limited liability company (“Linebacker”); (c) CCS PH Seller is the record and beneficial owner of all of the issued and outstanding Equity Interests (the “CCS Interests”) of CCS Intermediate HoldCo, LLC, a Delaware limited liability company (“CCS”); and (d) Linebacker PDF Seller is the record and beneficial owner of all of the issued and outstanding Equity Interests (the “JCPD Interests” and, together with the Lightning Interests, the Linebacker Interests and the CCS Interests, the “Acquired Interests”) of Jack County Power Development, LLC, a Delaware limited liability company (“JCPD”);

WHEREAS, the Buyer Entities desire to purchase all of the Acquired Interests, and thereby acquire the Acquired Companies, and Sellers desire to sell to the Buyer Entities all the Acquired Interests, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer has received the Financing Commitments (as defined below) and provided copies thereof to Sellers; and

WHEREAS, each Seller has obtained all necessary approvals and consents under its Governing Documents to enter into of this Agreement and consummate of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

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Article 1
Definitions

Section 1.01.     Definitions. In this Agreement, the following terms shall have the following meanings:

“Access Restrictions” means the right of Buyer or any Seller, as applicable, to not disclose, provide or otherwise furnish to any Person any document, agreement, instrument or other information if (a) doing so would violate any Applicable Law or applicable Permits or (b) prior to the expiration of the applicable waiting period or receipt of clearance, in each case under the HSR Act, doing so would reasonably be expected to raise antitrust “gun jumping” concerns or issues.

“Acquired Companies” means, collectively, Lightning, Linebacker, CCS and JCPD, and each direct and indirect Subsidiary of Lightning, Linebacker, CCS and JCPD.

“Acquired Company” means, individually, each of Lightning, Linebacker, CCS or JCPD, together with all of such entity’s respective Subsidiaries (unless context requires reference to a single entity, in which case Acquired Company shall be deemed refer to one of the foregoing entities, as applicable).

“Acquired Company Disclosure Schedule” means the disclosure schedules with respect to this Agreement delivered by Sellers to the Buyer Entities on the date hereof.

“Acquired Company Financial Statements” has the meaning set forth in Section 3.07(d).

“Acquired Company Intellectual Property Rights” means any or all Intellectual Property Rights owned (or purported to be owned), in whole or in part, by the Acquired Companies, and includes all Acquired Company Registered IP, Proprietary Software, and all Intellectual Property Rights required to be set forth in Section 3.13(a) of the Acquired Company Disclosure Schedule.

“Acquired Company Leased Real Property” means all real property and interests in real property leased, subleased, licensed or otherwise occupied (including by way of or in connection with an easement) by any Acquired Company (but excluding any Acquired Company Owned Real Property), in each case together with all buildings, structures, improvements and fixtures thereon.

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“Acquired Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or impair Sellers’ ability to consummate the sale of the Acquired Interests and the other transactions contemplated hereby or (b) was, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, businesses or results of operations of the Acquired Companies, taken as a whole, excluding, in the case of the foregoing clause (b), any Effect resulting from (i) changes in GAAP or changes in other regulatory or accounting requirements applicable to any industry in which the Acquired Companies operate, (ii) changes in the financial, securities, currency, capital, credit or commodities markets or in general economic, political or regulatory conditions in any jurisdiction in which the Acquired Companies operate, (iii) any change generally affecting the international, national, regional or local wholesale or retail markets for electric power, or for the natural gas or oil industries or the transportation or storage of natural gas or oil, (iv) any change in markets for other commodities or supplies used in connection with the Business, (v) any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company, (vi) any change in market design, pricing or rules (including rules, systems, procedures, guidelines or requirements promulgated or modified by any regional transmission organization, North American Electric Reliability Corporation or any successor thereto or any similar organization), including with respect to markets for electric power, natural gas or oil, or any new or announced power provider entrants, including their effect on pricing or transmission, (vii) changes in Applicable Law (including the issuance, modification or termination of any federal executive order) or changes in conditions generally affecting any industry in which the Acquired Companies operate, (viii) acts of war, sabotage or terrorism (including cyber-terrorism), cyber-attack, natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events) or health conditions (including any epidemic, pandemic or disease outbreak) in or involving any jurisdiction in which the Acquired Companies operate, or any labor strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor dispute, (ix) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Applicable Law or guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or commercially reasonable measures taken by the Acquired Companies, in each case, in connection with or in response to any such health condition, including any Effect with respect to any health condition or such measures or any escalation or worsening thereof, (x) changes to rates of tariffs or quotas applicable to goods, services, territories or Persons affecting any industry in which the Acquired Companies operate, (xi) the execution of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby or the identity of the parties to the Agreement, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Companies with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities, (xii) any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Acquired Company Material Adverse Effect” may be taken into account in determining whether there has been an Acquired Company Material Adverse Effect) or (xiii) any action taken (or omitted to be taken) at the written direction or with the written consent of Buyer; except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) to the extent the Acquired Companies, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries or geographic markets in which the Acquired Companies operate (in which case only the incremental material and disproportionate Effect or Effects may be taken into account in determining whether there has been an Acquired Company Material Adverse Effect).

“Acquired Company Owned Real Property” has the meaning set forth in Section 3.26(b).

“Acquired Company Real Property” means the Acquired Company Owned Real Property and the Acquired Company Leased Real Property.

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“Acquired Company Registered IP” means any or all of the Registered IP that is owned (or purported to be owned), in whole or in part, by the Acquired Companies.

“Acquired Company Systems” means any or all IT Systems that are owned, used, held for use, leased, licensed, outsourced, or controlled by or for the Acquired Companies.

“Acquired Company Title Policies” has the meaning set forth in Section 3.26(c).

“Acquired Company’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge (and not imputed or constructive knowledge) of the natural persons set forth in Section 1.01-K of the Acquired Company Disclosure Schedule after due inquiry by such Persons of such Person’s direct reports.

“Acquired Interests” has the meaning set forth in the recitals.

“Action” means complaint, claim, crossclaim, counterclaim, cause of action, demand, petition, investigation, audit, charge, demand, litigation, mediation, contest, hearing, arbitration, suit, administrative proceedings or other similar action or proceeding of any kind, whether civil, criminal, administrative or investigative, by or before any Governmental Authority.

“Adjustment Amount” has the meaning set forth in Section 2.04(e).

“Adjustment Calculation Time” means 12:01 a.m. (New York time) on the Closing Date.

“Adjustment Terms” has the meaning set forth in Section 2.04(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, unless otherwise specified, after the Closing, none of the Acquired Companies shall be deemed to be an Affiliate of any Seller for the purposes of this Agreement. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Contract” means any Contract, excluding for the avoidance of doubt any Intercompany Account, between (a) an Acquired Company, on the one hand, and (b) any Seller or any of its Affiliates (other than any of the other Acquired Companies) or any director, manager, officer or employee of any Seller or any of its Affiliates (other than any of the other Acquired Companies).

“Agreed Purchase Price Allocations” has the meaning set forth in Section 2.06(b).

“Agreement” has the meaning set forth in the preamble.

“Allocated Allowances” has the meaning set forth in Section 6.17(c).

“Alternative Financing” has the meaning set forth in Section 6.20(a).

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“Alternative Financing Commitments” means the commitments that provide for any Alternative Financing.

“Alternative Proposal” has the meaning set forth in Section 6.16.

“AML Laws” means, with respect to any Person, all Applicable Law concerning or relating to anti-money laundering, including (a) the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and (b) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Anti-Corruption Laws” means, with respect to any Person all Applicable Law concerning or relating to bribery or corruption applicable to the relevant Person by virtue of such Person being organized or operating in the jurisdiction of such Applicable Law, including (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the UK Bribery Act 2010; (c) the Corruption of Foreign Publics Official Act (Canada) and the Criminal Code (Canada); and (d) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any other similar laws, rules, and regulations of any applicable jurisdiction.

“Applicable Law” or “Law” means, with respect to any Person, all applicable transnational, domestic or foreign, federal, state or local constitutions, laws, acts, statutes, rules, regulations, tariffs, codes, ordinances, directives, statutes, treaties, conventions and other agreements between states, or between states and other supranational bodies, rules of common law, and all other laws of, or having an effect in, any jurisdiction from time to time, including Market Rules and Procedures, and any binding injunction, order, decree, judgment or ruling of any Governmental Authority having jurisdiction with respect to such Person, in each case, to the extent that it has the force of law.

“Assets” of any Person means any assets or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), operated, owned or leased by such Person.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated as of the Closing Date among each of Sellers and Buyer Entities substantially in the form set forth on Annex E evidencing the assignment of the ownership to Buyer Entities of the Acquired Interests free and clear of all Liens (other than Permitted Equity Liens).

“Auditor” has the meaning set forth in Section 2.04(d).

“Balance Sheet Date” means March 31, 2025.

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“Business” means, collectively, the business and operations of the Acquired Companies, and the conduct of other activities by the Acquired Companies incidental to the foregoing, all as conducted as of the date of this Agreement, taken or assessed as a whole, including (a) the ownership, operation, maintenance and development of the power generating facilities set forth on Section 1.01-B of the Acquired Companies Disclosure Schedule (each, a “Facility”) and all related activities conducted by the Acquired Companies, including the generation and sale of electricity and capacity and (b) the development, ownership, operation, and management of a virtual utility platform and related services, including the aggregation, optimization, trading, and dispatch of distributed energy resources (DERs), demand response assets, and third-party energy assets and all related activities conducted by the Acquired Companies.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, New York, on which banks are open in New York, New York for general commercial business.

“Business Employee” means an individual who is indicated by title and location on Section 1.01-BE of the Acquired Companies Disclosure Schedule.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board” means Board of Directors of Buyer.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Cure Period” has the meaning set forth in Section 9.01(a)(v).

“Buyer Disclosure Schedule” means the disclosure schedules with respect to this Agreement delivered by Buyer to Sellers on the date hereof.

“Buyer Entities” has the meaning set forth in the preamble.

“Buyer’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge (and not imputed or constructive knowledge) of the natural persons set forth in Section 1.01-BK of the Buyer Disclosure Schedule after due inquiry by such Persons of such Person’s direct reports.

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“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or impair Buyer’s ability to consummate the purchase of the Acquired Interests and the other transactions contemplated hereby or (b) was, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, businesses or results of operations of Buyer and its Subsidiaries, taken as a whole, excluding, in the case of the foregoing clause (b), any Effect resulting from (i) changes in GAAP or changes in other regulatory or accounting requirements applicable to any industry in which Buyer operates, (ii) changes in the financial, securities, currency, capital, credit or commodities markets or in general economic, political or regulatory conditions in any jurisdiction in which Buyer operates, (iii) any change generally affecting the international, national, regional or local wholesale or retail markets for electric power, or for the natural gas or oil industries or the transportation or storage of natural gas or oil, (iv) any change in markets for other commodities or supplies used in connection with the business of Buyer, (v) any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company, (vi) any change in market design, pricing or rules (including rules, systems, procedures, guidelines or requirements promulgated or modified by any regional transmission organization, North American Electric Reliability Corporation or any successor thereto or any similar organization), including with respect to markets for electric power, natural gas or oil, or any new or announced power provider entrants, including their effect on pricing or transmission, (vii) changes in Applicable Law (including the issuance, modification or termination of any federal executive order) or changes in conditions generally affecting any industry in which Buyer operates, (viii) acts of war, sabotage or terrorism (including cyber-terrorism), cyber-attack, natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events) or health conditions (including any epidemic, pandemic or disease outbreak) in or involving any jurisdiction in which Buyer operates, or any labor strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor dispute, (ix) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Applicable Law or guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or commercially reasonable measures taken by Buyer, in each case, in connection with or in response to any such health condition, including any Effect with respect to any health condition or such measures or any escalation or worsening thereof, (x) changes to rates of tariffs or quotas applicable to goods, services, territories or Persons affecting any industry in which Buyer operates, (xi) the execution of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby or the identity of the parties to the Agreement, including the effect of any of the foregoing on the relationships, contractual or otherwise, of Buyer with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities, (xii) any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Buyer Material Adverse Effect” may be taken into account in determining whether there has been a Buyer Material Adverse Effect) or (xii) any action taken (or omitted to be taken) at the written direction or with the written consent of any Seller; except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) to the extent Buyer and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries or geographic markets in which Buyer and its Subsidiaries operate (in which case only the incremental material and disproportionate Effect or Effects may be taken into account in determining whether there has been a Buyer Material Adverse Effect).

“Buyer Related Parties” has the meaning set forth in Section 9.03(b).

“Buyer SEC Reports” means the material forms, statements, certifications, prospectuses, registration statements, reports and documents publicly filed with or furnished to the SEC by Buyer, including any amendments thereto since January 1, 2022, together with any exhibits and schedules thereto and other information incorporated therein.

“Buyer Termination Fee” means an amount equal to Four Hundred Million Dollars ($400,000,000) in cash.

“Casualty Loss” has the meaning set forth in Section 6.18(a).

“CCS” has the meaning set forth in the recitals.

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“CCS Base Cash Purchase Price” means the amount corresponding to such term set forth on Section 1.01-BP of the Acquired Company Disclosure Schedule.

“CCS Buyer” has the meaning set forth in the preamble.

“CCS Credit Support” has the meaning set forth in Section 3.23.

“CCS Financial Statements” has the meaning set forth in Section 3.07(c).

“CCS Indebtedness” means the aggregate outstanding amount of Indebtedness of CCS and its Subsidiaries, as of the Closing.

“CCS Interests” has the meaning set forth in the recitals.

“CCS Net Working Capital” means the Net Working Capital of CCS and its Subsidiaries as of the Adjustment Calculation Time.

“CCS Net Working Capital Adjustment” means any amount (which may be expressed as a positive or negative number) equal to the amount of the CCS Net Working Capital less the Target CCS Net Working Capital.

“CCS PH Seller” has the meaning set forth in the preamble.

“CCS Purchase Price” has the meaning set forth in Section 2.01(b)(iii).

“CCS Stock Consideration” means that portion of the Stock Consideration consisting of One Million Two Hundred Four Thousand Forty-Five (1,204,045) shares of Buyer Common Stock, to be issued in connection with the purchase and sale of the CCS Interests, equitably adjusted for any change in the outstanding shares of Buyer Common Stock between the date hereof and the Closing resulting from a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, share exchange or other similar transaction (but excluding any repurchases of Buyer Common Stock) to provide Sellers the same economic effect as contemplated by this Agreement prior to any such event.

“CCS Transaction Expenses” means the Transaction Expenses payable by CCS or any of its Subsidiaries in connection with the purchase and sale of the CCS Interests hereunder.

“Clean Air Market Allowances” means the emission allowances under the cap-and-trade programs for the Acid Rain Program and the Cross-State Air Pollution Rule administered by the Clean Air Markets Division of the U.S. Environmental Protection Agency in accordance with the Clean Air Act and relevant regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash Purchase Price” equals (a) the Lightning Base Cash Purchase Price, plus the Estimated Lightning Net Working Capital Adjustment, minus the Estimated Lightning Indebtedness, minus Estimated Lightning Transaction Expenses, plus (b) the Linebacker Base Cash Purchase Price, plus the Estimated Linebacker Net Working Capital Adjustment, minus the Estimated Linebacker Indebtedness, minus Estimated Linebacker Transaction Expenses, plus (c) the CCS Base Cash Purchase Price, plus the Estimated CCS Net Working Capital Adjustment, minus the Estimated CCS Indebtedness, minus the Estimated CCS Transaction Expenses, plus (d) the JCPD Purchase Price.

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“Closing Date” means the date of the Closing.

“Closing Statement” has the meaning set forth in Section 2.04(b).

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means, other than any Multiemployer Plan, any Employee Benefit Plan that is sponsored, maintained or contributed to by the relevant Acquired Company as of the Closing Date, or for which such Acquired Company will have any liability, on or following the Closing. For the avoidance of doubt, no Seller Benefit Plan shall be deemed to be a Company Benefit Plan.

“Condemnation” has the meaning set forth in Section 6.18(a).

“Condemnation Value” has the meaning set forth in Section 6.18(b).

“Confidentiality Agreement” means the Amended and Restated Confidentiality and Non-Disclosure Agreement, dated as of April 7, 2025, by and between Buyer and LS Power Equity Advisors, LLC, a Delaware limited liability company, which terminated by its terms upon the execution of this Agreement.

“Continuing Credit Support” has the meaning set forth in Section 6.13(c).

“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, agreement, understanding, arrangement, contract, commitment, letter of intent or other legally binding instrument or obligation.

“Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Proprietary Software or other Acquired Company Intellectual Property Rights that are used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code regarding such Proprietary Software or other Acquired Company Intellectual Property Rights for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Proprietary Software or other Acquired Company Intellectual Property Rights; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property Rights (including Patents) regarding such Proprietary Software or other Acquired Company Intellectual Property Rights (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms,.

“Current Representation” has the meaning set forth in Section 6.08(a).

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“C-Power Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 14, 2022, among CCS Power Finance Co, LLC, as the borrower, ING Capital LLC, as the administrative agent and collateral agent, and the lenders and issuing banks party thereto from time to time.

“C-Power Financing Documents” means (a) the C-Power Credit Agreement and (b) all other “Loan Documents” (as defined in the C-Power Credit Agreement), individually or collectively as the context requires.

“D&O Tail Policy” has the meaning set forth in Section 6.09(b).

“Debt Financing Sources” means the entities that are party to the Financing Commitments (including any lender, agent, arranger, purchaser and/or noteholder) (other than the Buyer Entities), any Alternative Financing and any other financing with respect to the transactions contemplated by this Agreement, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof); provided that in the event that any “Additional Arrangers” (as defined in the Financing Commitments) is added as a party to the Financing Commitments after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such Person; provided, further, that in no event shall any Buyer Entity or any Affiliate of Buyer Entity be a “Debt Financing Source”.

“Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) former, current and future directors, officers, employees, members, managers, partners, controlling Persons, management companies, investment vehicles, agents, representatives, advisors, attorneys, together with the heirs, executors, successors and assigns of each of the foregoing; provided that in no event shall any Buyer Entity or any Affiliate of Buyer Entity be a “Debt Financing Sources Related Party”.

“Deficit Amount” has the meaning set forth in Section 2.04(f).

“Definitive Financing Agreements” means the definitive agreements entered into with respect to the Financing on terms and conditions contained in the Financing Commitments (including any “market flex” provisions applicable thereto).

“Designated Person” has the meaning set forth in Section 6.08(a).

“Determination Date” has the meaning set forth in Section 2.04(d).

“Disclosing Party” has the meaning set forth in Section 6.05(a).

“Disputed Items” has the meaning set forth in Section 2.04(d).

“Effect” means an event, occurrence, fact, condition, change, development or effect.

“EMA Arrangements” means the Contract set forth in number 17.b of Section 3.09(a)(vi) of the Acquired Company Disclosure Schedule.

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“Employee Benefit Plan” means any written (a) “employee benefit plan” as defined in Section 3(3) of ERISA or (b) employment agreement, offer letter, severance arrangement, retention plan or other compensatory or health or welfare benefit plan or agreement, in each case that is maintained for the benefit of or covering any Business Employees or any former employees of CCS or its Subsidiaries.

“End Date” has the meaning set forth in Section 9.01(a)(ii).

“Environmental Laws” means, any Applicable Law concerning (a) pollution or the protection of the environment, natural resources, protected species or exposure to Hazardous Substances; or (b) the use, generation, handling, treatment, storage, recycling, transportation or Release of Hazardous Substances.

“Equity Interests” means any (a) partnership interests, (b) membership interests or units, (c) units of capital stock, (d) other interest or participation right (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or any distribution or appreciation of value of, the Assets of the issuing entity, (e) subscriptions, calls, warrants, options, preemptive rights, commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire, or any irrevocable proxies or voting agreements with respect to the votes of any, or any rights to any dividend or distribution with respect to, partnership interests, membership interests or units, capital stock or any other equity securities or (f) securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities (including those set forth in the foregoing clause (e)).

“ERCOT” means the Electric Reliability Council of Texas.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is considered a single employer with any other entity, trade or business (whether or not incorporated) under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means a customary escrow agreement to be entered into on the Closing Date among Buyer, Sellers and the Escrow Agent, in a form and substance reasonably acceptable to Sellers and Buyer.

“Escrow Amount” means Twenty-Five Million Dollars ($25,000,000) together with any earnings thereon, which amount is to be deposited by Buyer with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Estimated CCS Indebtedness” has the meaning set forth in Section 2.04(a)(iii).

“Estimated CCS Net Working Capital” has the meaning set forth in Section 2.04(a)(iii).

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“Estimated CCS Net Working Capital Adjustment” means any amount (which may be expressed as a positive or negative number) equal to the amount of the Estimated CCS Net Working Capital less the Target CCS Net Working Capital.

“Estimated CCS Transaction Expenses” has the meaning set forth in Section 2.04(a)(iii).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Estimated Lightning Indebtedness” has the meaning set forth in Section 2.04(a)(i).

“Estimated Lightning Net Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Lightning Net Working Capital Adjustment” means any amount (which may be expressed as a positive or negative number) equal to the amount of the Estimated Lightning Net Working Capital less the Target Lightning Net Working Capital.

“Estimated Lightning Transaction Expenses” has the meaning set forth in Section 2.04(a)(i).

“Estimated Linebacker Indebtedness” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Linebacker Net Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Linebacker Net Working Capital Adjustment” means any amount (which may be expressed as a positive or negative number) equal to the amount of the Estimated Linebacker Net Working Capital less the Target Linebacker Net Working Capital.

“Estimated Linebacker Transaction Expenses” has the meaning set forth in Section 2.04(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” has the meaning set forth in Section 6.20(d).

“Facility” has the meaning set forth in the definition of “Business”.

“FERC” means the United States Federal Energy Regulatory Commission or any successor agency.

“FERC Approval” means (a) the FERC Section 203 Approval and (b) waiver by FERC or the expiration of the ninety (90) day period from the filing of all reactive power informational filings required by Schedule 2 to the PJM Tariff.

“FERC Section 203 Approval” means the approval of FERC under Section 203 of the FPA of the transactions contemplated in this Agreement.

“Financing” has the meaning set forth in the definition of “Financing Commitments”.

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“Financing Commitments” means the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto), and the executed fee letter associated therewith, between Buyer and the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to lend the aggregate amounts set forth therein (the “Financing”) for the purposes of funding the Financing Uses.

“Financing Documents” means each of the Thunder Financing Documents and the C-Power Financing Documents.

“Financing Uses” means Buyer’s ability to (a) pay the aggregate Closing Cash Purchase Price and (b) pay any and all fees and expenses required to be paid by Buyer in connection with the consummation of the transactions contemplated hereby and the Financing.

“FPA” means the Federal Power Act, 16 U.S.C. §§ 791a, et seq., and FERC’s implementing regulations promulgated thereunder.

“Fraud” means, with respect to any party hereto, actual and intentional fraud by such party with respect to the making of representations and warranties contained in this Agreement or any other Transaction Agreement by such party and not with respect to any other matters; provided that such actual and intentional fraud of such party specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) such party had actual knowledge that the representations and warranties made by such party were inaccurate when made, (b) such representations and warranties were made with the express intent to induce another party hereto to rely thereon and that such other party would take action or inaction to such other party’s detriment, (c) such reliance and subsequent action or inaction by such other party was justifiable and (d) such action or inaction resulted in actual Losses to such other party. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for constructive fraud or any torts (including a claim for fraud) based on negligence or recklessness and (ii) only the party hereto that committed a Fraud shall be responsible for such Fraud.

“Funded Indebtedness” means all Indebtedness listed on Section 1.01-FI of the Acquired Company Disclosure Schedule.

“GAAP” means generally accepted accounting principles in the United States of America, as applied by Sellers.

“Good Industry Practices” means those practices, methods, standards and acts engaged in or approved by a significant portion of the independent electric power industry in the United States for similarly situated facilities in the region in which any Facility is located during the relevant time period, which, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with Applicable Law, including Permits, safety, reliability and good business practices; provided that the term “Good Industry Practices” is not limited to only the optimum practices, methods, standards or acts to the exclusion of all others, but rather includes a spectrum of possible practices, methods, standards or acts commonly employed in the independent electric power industry during the relevant period in light of the circumstances.

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“Governing Documents” means, as applicable, (a) the articles of association, certificate of formation or incorporation and the bylaws of a corporation, company or other corporate entity, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership, (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company, and (e) any charter or similar formation document adopted or filed in connection with the creation, formation or organization of any other Person.

“Governmental Authority” means, with respect to any Person any of the following having jurisdiction over such Person: (a) any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, tribunal, arbitral body, administrative agency, regulatory body or commission (including FERC, PUCT and NYSPSC), institution or other authority thereof), (b) any quasi-governmental or private body exercising any regulatory authority (including any self-regulatory organization, independent system operator or regional transmission organization, including ERCOT, ISO-NE, NYISO, and PJM, Taxing Authority, and the North American Electric Reliability Corporation and its regional entities, including the Northeast Power Coordinating Council, Inc., ReliabilityFirst Corporation, and the Texas Reliability Entity) or any successor thereof, or (c) any national securities exchange.

“Hazardous Substances” means any hazardous or toxic material, substance, waste, pollutant, chemical, contaminant or any toxic, radioactive or otherwise hazardous substance, that are defined in or regulated by any Environmental Law, including petroleum and all byproducts or derivatives thereof, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“Hedging Arrangement” means any forward, future, swap, collar, put, call, floor, cap, exchange, hedging, option or other similar Contract the purpose of which is to benefit from, or reduce the risk of, fluctuations in the price of any commodity (including natural gas or power), securities, currencies, debt instruments, pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination thereof, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support or collateral (whether outstanding or otherwise), transportation or other similar arrangements related to such transaction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Refunds” has the meaning set forth in Section 6.11(j).

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to overall gross or net income, overall gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding Transfer Taxes incurred in connection with Buyer’s acquisition of the Acquired Interests pursuant to this Agreement and any sales, use or payroll Taxes).

“Increase Amount” has the meaning set forth in Section 2.04(f).

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“Indebtedness” means, without duplication, all obligations (including in respect of outstanding principal and accrued and unpaid interest) of any Person, without duplication, in respect of (a) any indebtedness for or obligation to repay borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations, whether or not matured, to pay the deferred purchase price of property or services, including “earn-outs” but excluding trade accounts payable and other liabilities arising in the ordinary course of business; (d) any obligations as lessee required to be classified and accounted for as capital leases in accordance with GAAP (but excluding any Lease Agreement); (e) any reimbursement obligations with respect to draws under outstanding letters of credit, surety bonds or similar instruments; (f) any breakage costs, prepayment penalties or premiums, bid-to-mid spreads on the early termination of hedges, or other similar costs, penalties or fees in each case due and payable other than those arising from any early repayment or termination requested by Buyer; (g) any declared but unpaid dividends or distributions; (h) any obligations in the nature of accrued fees, interest, premiums, breakage or make-whole payments, penalties or any other charges with respect to any of the foregoing; (i) the Pre-Closing Tax Amount; (j) any accrued but unpaid annual bonus, or sales commission obligations; (k) any underfunded liability with respect to any Company Benefit Plan that is a defined benefit pension plan or retiree health and welfare benefit plan, but solely to the extent of such unfunded portion; (l) severance or other termination-related payments or obligations that are due or accrued but unpaid with respect to Business Employees terminated prior to the Closing (except as otherwise set forth herein); and (m) any employer-side withholding, employment or payroll Taxes imposed with respect to any of the foregoing items (j) through (l). Notwithstanding the foregoing, Indebtedness with respect to the Acquired Companies shall not include any liabilities of the Acquired Companies included in Net Working Capital or Transaction Expenses or any intercompany obligations solely between or among the Acquired Companies.

“Intellectual Property Rights” means any and all intellectual property and all right, title, and interest therein or thereto arising anywhere in the world, including all: (a) trademarks, service marks, trade names, corporate names, business names, brand names, dbas, slogans, certification marks, logos, get-up or trade dress, rights to sue for passing off or unfair competition, domain names and other indicia of source (including all translations, adaptations, derivations, and combinations of the foregoing), and all goodwill associated therewith or symbolized thereby (collectively, “Trademarks”); (b) mask works; (c) patents and continuations, continuations-in-part, divisionals, reissuances, renewals, and extensions thereof, and all foreign counterparts of any of the foregoing (including utility models) (collectively, “Patents”); (d) Software; (e) copyrights, works of authorship, database rights, and all associated moral or similar rights; (f) Internet domain names, social media accounts and other handles, names and locators on the Internet; (g) rights in designs; (h) trade secrets and other rights in confidential or proprietary information or data, databases, or know-how, including ideas, formulas, compositions, technology, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, technical data, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), specifications, designs, analyses, processes, procedures, and techniques, research and development information, industry analyses, drawings, databases, data collections and related information (collectively, “Trade Secrets”), in each case of (a)-(h), whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing; and (i) any other similar type of proprietary intellectual property right or form of protection, in each case, recognized under the Applicable Law of any jurisdiction anywhere in the world or rights under international treaties, both statutory and common law rights.

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“Intended Tax Treatment” has the meaning set forth in Section 2.06(a).

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or indebtedness between any Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand.

“IRS” means the Internal Revenue Service.

“ISO-NE” means the ISO New England Inc.

“IT Systems” means the computers, networks, Software, firmware, middleware, servers, routers, hubs, switches, electronic data processing, information, record keeping, communications, telecommunications, networks, peripherals and computer systems, hardware and communication, information technology, operational technology, automated processes and storage assets, equipment, systems and services, including any outsourced systems and processes, and other similar or related items of automated, computerized, digital, or Software systems.

“JCPD” has the meaning set forth in the recitals.

“JCPD Balance Sheet” has the meaning set forth in Section 3.07(d).

“JCPD Buyer” has the meaning set forth in the preamble.

“JCPD Interests” has the meaning set forth in the recitals.

“JCPD Purchase Price” means One Dollar ($1).

“Lease Agreement” means any lease, license or other document or agreement governing any Acquired Company’s use or occupancy of any Acquired Company Leased Real Property (including those made available to Buyer).

“Legal Restraints” has the meaning set forth in Section 8.01(a)(iii).

“Lien” means, with respect to any property or Asset, any mortgage; deed of trust license indenture; hypothecation; encumbrance; easement; encroachment; preemptive right; collateral assignment; lease; option; warrant; right of first offer; right of first refusal; right of way, lis pendens; charge; pledge; lien; restriction on use, on voting, on transfer, on alienation, on receipt of income or on the exercise of any other attribute of ownership; security interest; or title retention.

“Lightning” has the meaning set forth in the recitals.

“Lightning Base Cash Purchase Price” means the amount corresponding to such term set forth on Section 1.01-BP.

“Lightning Buyer” has the meaning set forth in the preamble.

“Lightning Financial Statements” has the meaning set forth in Section 3.07(a).

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“Lightning Financing Documents” means (i) the Lightning Indenture and (ii) the other “First Lien Documents” (as defined in the Lightning Indenture), individually or collectively as the context requires.

“Lightning Indebtedness” means the aggregate outstanding amount of Indebtedness of Lightning and its Subsidiaries, as of the Closing, including the Indebtedness of Lightning pursuant to the Lightning Financing Documents.

“Lightning Indenture” means the Indenture dated as of August 16, 2024 among Lightning, the subsidiary guarantors party thereto, U.S. Bank Trust Company, National Association as Trustee and U.S. Bank Trust Company, National Association as Collateral Trustee.

“Lightning Interests” has the meaning set forth in the recitals.

“Lightning Net Working Capital” means the Net Working Capital of Lightning and its Subsidiaries as of the Adjustment Calculation Time.

“Lightning Net Working Capital Adjustment” means any amount (which may be expressed as a positive or negative number) equal to the amount of the Lightning Net Working Capital less the Target Lightning Net Working Capital.

“Lightning PH Seller” has the meaning set forth in the preamble.

“Lightning Purchase Price” has the meaning set forth in Section 2.01(b)(i).

“Lightning Stock Consideration” means that portion of the Stock Consideration consisting of Nineteen Million Twenty Five Thousand Two Hundred Seventy-Seven (19,025,277) shares of Buyer Common Stock, to be issued in connection with the purchase and sale of the Lightning Interests, equitably adjusted for any change in the outstanding shares of Buyer Common Stock between the date hereof and the Closing resulting from a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, share exchange or other similar transaction (but excluding any repurchases of Buyer Common Stock) to provide Sellers the same economic effect as contemplated by this Agreement prior to any such event.

“Lightning Transaction Expenses” means the Transaction Expenses payable by Lightning or any of its Subsidiaries in connection with the purchase and sale of the Lightning Interests hereunder.

“Linebacker” has the meaning set forth in the recitals.

“Linebacker Base Cash Purchase Price” means the amount corresponding to such term set forth on Section 1.01-BP.

“Linebacker Buyer” has the meaning set forth in the preamble.

“Linebacker Financial Statements” has the meaning set forth in Section 3.07(b).

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“Linebacker Hedging Arrangements” means those Hedging Arrangements set forth on Section 1.01-LHA of the Acquired Company Disclosure Schedule.

“Linebacker Indebtedness” means the aggregate outstanding amount of Indebtedness of Linebacker and its Subsidiaries, as of the Closing.

“Linebacker Interests” has the meaning set forth in the recitals.

“Linebacker Net Working Capital” means the Net Working Capital of Linebacker and its Subsidiaries as of the Adjustment Calculation Time.

“Linebacker Net Working Capital Adjustment” means any amount (which may be expressed as a positive or negative number) equal to the amount of the Linebacker Net Working Capital less the Target Linebacker Net Working Capital.

“Linebacker PDF Seller” has the meaning set forth in the preamble.

“Linebacker Purchase Price” has the meaning set forth in Section 2.01(b)(ii).

“Linebacker Seller” has the meaning set forth in the preamble.

“Linebacker Stock Consideration” means that portion of the Stock Consideration consisting of Four Million Twenty Thousand Six Hundred Seventy-Eight (4,020,678) shares of Buyer Common Stock, to be issued in connection with the purchase and sale of the Linebacker Interests, equitably adjusted for any change in the outstanding shares of Buyer Common Stock between the date hereof and the Closing resulting from a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, share exchange or other similar transaction (but excluding any repurchases of Buyer Common Stock) to provide Sellers the same economic effect as contemplated by this Agreement prior to any such event.

“Linebacker Transaction Expenses” means the Transaction Expenses payable by Linebacker or any of its Subsidiaries in connection with the purchase and sale of the Linebacker Interests hereunder.

“Loss Proceeds” has the meaning set forth in Section 6.18(b).

“Losses” means any claims, liabilities, losses, fines, penalties, Taxes, awards, judgments, costs, charges, royalties, proceedings, amounts paid in settlements, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise), whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’, experts’ and accountants’ fees incurred in the investigation or defense of any of the same.

“Major Loss Amount” has the meaning set forth in Section 6.18(b).

“Market Rules and Procedures” means all rules, tariff provisions, standards, procedures and manuals, as such may be amended or modified from time to time, that are applied by any System Operator or Administrator.

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“Material Contract” has the meaning set forth in Section 3.09(a).

“MBR Authority” means an order by FERC pursuant to Section 205 of the FPA (a) authorizing an entity to sell electric energy, capacity and/or specified ancillary services at market-based rates, (b) accepting a tariff for filing that provides for such sales, and (c) granting such entity waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells wholesale power and ancillary services at market-based rates, including blanket approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA and Part 34 of FERC’s regulations.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” has the meaning set forth in Section 1.01-NWC of the Acquired Company Disclosure Schedule and shall be calculated with respect to the Acquired Companies taking into account the adjustments set forth in this Agreement.

“NYISO” means the New York System Independent Operator Inc.

“NYSE” means the New York Stock Exchange.

“NYSPSC” means the New York State Public Service Commission.

“NYSPSC Approval” means a New York State Public Service Commission ruling declaring that the transactions contemplated under the Agreement require no further review under §§ 70 and 83 of the New York Public Service Law or, alternatively, an order authorizing the transactions contemplated under the Agreement under §§ 70 and 83 of the New York Public Service Law.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Parent Credit Support” has the meaning set forth in Section 3.23.

“Pass-Through Tax Return” means any Tax Return with respect to Income Taxes filed by or with respect to any Acquired Company to the extent that such Person is treated as a pass-through entity for purposes of such Tax Return (e.g., IRS Form 1065) and the results of operations reflected on such Tax Return are also reflected on the Tax Returns of any Seller or the direct or indirect owners of any Seller.

“Patents” has the meanings set forth in the definition of “Intellectual Property Rights”.

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“Payoff Letter” means, with respect to each Funded Indebtedness, a customary payoff letter executed by the lenders or other creditors under each applicable Financing Document (or their duly authorized agent or representative) that states the aggregate amount of outstanding obligations of the borrower and other guarantors party thereto under such Financing Document as of the date specified in such payoff letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations, which payoff letter shall also state that, upon receipt of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds, (a) all obligations and liabilities of the borrower and other guarantors party thereto under such Financing Document (other than those liabilities that expressly survive the termination thereof) shall be satisfied and all guarantees provided by, and all other agreements of, the borrower and other guarantors party thereto under such Financing Document shall be terminated (to the extent applicable, other than any issued and outstanding letters of credit thereunder for which alternative arrangements may have been agreed), (b) all Liens relating to the Equity Interests, rights, properties and Assets of the Acquired Companies created in connection with such Financing Document (to the extent applicable, other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding thereunder that are not to be terminated at Closing) shall be released, and the borrower and its Affiliates (or their respective counsel) are authorized to file such documents and instruments as are necessary to evidence such release and (c) provide for delivery to the Acquired Company (or their designee) on or promptly following the Closing Date all possessory collateral (if any) in such lenders’ or agent’s possession.

“Permanent Financing” means the issuance or incurrence by Buyer or its Subsidiaries of debt for purposes of funding the Financing Uses (including, for the avoidance of doubt, by issuing or incurring such financing or by funding or closing into escrow, even if not actually drawn, funded or closed); provided the Financing and any other bridge loan or short-term borrowings shall not constitute “Permanent Financing.”

“Permit” means any registration, application, license, exemptions, permits, certification, approval, consent, registration, waiver and other authorizations filed with or issued or granted by a Governmental Authority.

“Permitted Equity Liens” means (a) restrictions on transfer which arise under applicable Securities Laws, (b) restrictions imposed under an Acquired Company’s Governing Documents (which, to the extent such restrictions apply to the transactions contemplated hereby, have been waived with respect hereto), (c) with respect to Lightning and its direct and indirect Subsidiaries, Liens granted or arising under the Lightning Financing Documents, (d) with respect to CCS and its direct and indirect Subsidiaries prior to the Closing, Liens granted or arising under the C-Power Financing Documents and (e) Liens granted or arising under the Linebacker Hedging Arrangements.

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“Permitted Liens” means (a) Liens arising in the ordinary course of business, including by operation of Applicable Law (including mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, repairers’, landlords’, suppliers’ and other similar Liens) and which relate to amounts not yet due and payable or, if due and payable, which are being contested in good faith by appropriate Actions and for which reserves are maintained in accordance with GAAP, (b) Liens for Taxes not yet due and payable or, if due and payable, which are being contested in good faith by appropriate Actions and for which reserves are maintained in accordance with GAAP, (c) Liens securing rental payments under capital lease agreements set forth in Section 1.01-L1 of the Acquired Company Disclosure Schedule, (d) Liens on real property existing as of the date of this Agreement or consented to by Buyer in writing (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, or (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, (e) Liens arising under Applicable Law or the terms and conditions of any of the Acquired Companies’ Permits or Material Contracts set forth on Section 3.09(a) of the Acquired Company Disclosure Schedule, (f) real property, zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property in each case which are not violated by the use or occupancy of such real property or the operation of the Business as conducted in each case as of the date of this Agreement, (g) to the extent terminated in connection with the Closing (including Terminated Contracts), Liens securing payment, or any other obligations, of the Acquired Companies with respect to Funded Indebtedness, (h) Liens created by the execution and delivery of this Agreement, by Buyer or at Buyer’s written request, (i) Liens expressly referred to in the Acquired Company Financial Statements, (j) Liens permitted to exist on the Assets of the Acquired Companies pursuant to the terms of the Lightning Financing Documents and the Linebacker Hedging Arrangements and (k) other Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

“Person” means an individual, firm, corporate body (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“PJM” means the PJM Interconnection, L.L.C.

“PJM Tariff” means the PJM Open Access Transmission Tariff, including any schedules, appendices or exhibits attached thereto, accepted by FERC.

“Post-Closing Representation” has the meaning set forth in Section 6.08(a).

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period that begins after the Closing Date.

“Power Purchase Agreement” means that certain power purchase agreement, dated as of the date hereof, by and between LPH Marketing, LLC, a Delaware limited liability company, and Ravenswood Operations, LLC, a Delaware limited liability company.

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“Pre-Closing Tax Amount” means an amount equal to the aggregate amounts of accrued and unpaid Income Taxes of the Acquired Companies for any Pre-Closing Tax Periods (which may not be negative in any jurisdiction or for any taxpaying entity), which shall (a) be determined in the case of any Straddle Period in accordance with the principles of Section 6.11(c); (b) exclude (i) any Income Tax asset or liability reflected, reserved, accrued, recorded or included in Lightning Net Working Capital, Linebacker Net Working Capital, or CCS Net Working Capital, as applicable, and, in each case, as finally determined pursuant to this Agreement, (ii) any accruals or reserves established on the applicable Acquired Company Financial Statements under GAAP for contingent Taxes or with respect to uncertain Tax positions, (iii) any deferred Income Tax assets and deferred Income Tax liabilities (other than as described in clause (c)), (iv) any Income Taxes attributable to actions taken by Buyer or any of its Affiliates on the Closing Date after the Closing outside the ordinary course of business to the extent not specifically contemplated in connection with this Agreement, (v) any Tax consequences resulting from any financing (or actions taken in respect of any financing) incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement and (vi) any Income Taxes relating to any Pass-Through Tax Return (other than any such Income Taxes with respect to which a SALT Election has been made); (c) include in taxable income all adjustments that were made (A) pursuant to Section 481 of the Code (or any corresponding provision of state or local Applicable Law) pursuant to a change in accounting method made or requested prior to the Closing or (B) pursuant to an agreement with a Governmental Authority executed prior to the Closing (i) not previously included in income by the Acquired Companies and (ii) that increase the taxable income of the Acquired Companies (or Buyer or its Affiliates) in a Post-Closing Tax Period; (d) include in taxable income all amounts that the Acquired Companies will be required to include after the Closing Date as a result of any prepaid amount or deferred revenue received or accrued prior to the Closing or as a result of any installment sale or open transaction disposition made prior to the Closing; (e) take into account any offsets or reductions with respect to the carryforward of any Tax attributes (including loss carryforwards) of the Acquired Companies to the extent such Tax assets are deductible in a Pre-Closing Tax Period under Applicable Law, taking into account applicable limitations, and any overpayments or prepayments of Income Taxes (including estimated Tax payments) by any Acquired Company prior to Closing; (f) take into account any deductions allowable in a Pre-Closing Tax Period to the extent permitted, determined on a “more likely than not” (or higher level of confidence) basis, by Applicable Law that relate to or arise from the payment of any Transaction Expenses (computed assuming that, to the extent applicable, an election was made under IRS Revenue Procedure 2011-29 to deduct 70% of any success-based fees (as described in IRS Revenue Procedure 2011-29)); (g) be based on the events and information existing at the end of Closing Date and not taking into account events or information that arose after such time; and (h) be calculated otherwise in accordance with the past practices of or with respect to the applicable Acquired Company in filing Tax Returns and without recalculating any Taxes previously shown as due and payable on a Tax Return filed by any Acquired Company, except otherwise required by Applicable Law.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period that ends on and includes the Closing Date.

“Property Taxes” has the meaning set forth in Section 6.11(c).

“Proprietary Software” means any or all proprietary Software owned (or purported to be owned), in whole or in part, by the Acquired Companies, and includes those identified in Section 1.01-PS of the Acquired Company Disclosure Schedule.

“PUCT” means the Public Utility Commission of Texas.

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451 et seq. and the regulations of FERC thereunder at 18 C.F.R. §§ 366.1, et seq.

“Purchase Price” has the meaning set forth in Section 2.01(b).

“Purchase Price Allocation Schedules” has the meaning set forth in Section 2.06(b).

“R&W Insurance Policy” means the primary buyer-side representation and warranty insurance policy, and any excess or supplemental policies related thereto, to be entered into and bound by Buyer or one of its Affiliates in connection with the transactions contemplated by this Agreement.

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“Reactive Service” means the provision of reactive supply and voltage control from generation pursuant to the terms and conditions of a rate schedule approved and made effective by FERC and the currently effective terms of Schedule 2 to the PJM Tariff.

“Receiving Party” has the meaning set forth in Section 6.05(a).

“Registered IP” means any or all (a) Patents and Patent applications (including provisional applications); (b) registered Trademarks and any applications therefor; (c) registered copyrights and any applications therefor; (d) domain name registrations; and (e) social media accounts.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date between one or more of Sellers or one or more Affiliates of any Seller and Buyer substantially in the form set forth on Annex B.

“Regulatory Approval Actions” has the meaning set forth in Section 6.03(d).

“Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, abandonment or disposing into or through the environment.

“Representatives” means with respect to any party hereto, its Affiliates and its and its Affiliates respective directors, officers, members and/or equityholders, managers, partners, employees, legal counsel, accountants, investment bankers, advisors, consultants and other agents.

“Required Information” means, in each case, prepared in accordance with GAAP and otherwise in form and substance as required by Item 9.01(a) of Form 8-K, with respect to each of (a) Lightning or its Subsidiaries, (b) Linebacker Power Funding, LLC and its Subsidiaries and (c) CCS Power Finance Co, LLC and its Subsidiaries: (i) the audited balance sheet and the related audited statements of operations and cash flows as of and for the fiscal years ended December 31, 2024 and 2023, and, to the extent the Closing Date occurs on or after eighty (80) days after December 31, 2025, as of and for the fiscal year ended December 31, 2025; provided that the audited balance sheet and the related audited statements of operations and cash flows of Linebacker Power Funding, LLC as of and for the year ended December 31, 2023 shall only include the period from June 12, 2023 to December 31, 2023; and (ii) commencing with the fiscal quarter ended June 30, 2025, the unaudited interim balance sheet and related unaudited statements of operations and cash flows as of and for each subsequent fiscal quarter (other than the fourth quarter) (and the corresponding period of the preceding fiscal year).

“Required Regulatory Actions” has the meaning set forth in Section 6.03(f).

“Required Regulatory Approvals” means the approvals, licenses or consents, set forth in Section 1.01-REG of the Acquired Company Disclosure Schedule.

“Restoration Cost” has the meaning set forth in Section 6.18(b).

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“Rise Restructuring” means the transactions described on Section 1.01-RR of the Acquired Company Disclosure Schedule that were completed prior to the date hereof.

“Risk Management Policy” has the meaning set forth in Section 3.22.

“SALT Election” has the meaning set forth in Section 3.19(k).

“Sanctioned Person” means, at any time, (a) any Person listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State or the U.S. Department of Commerce); the United Nations Security Council, the European Union or any of its member states; His Majesty’s Treasury, Switzerland, Canada or any other relevant authority; (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Territory; or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit of or on behalf of, any Person described in clause (a) or (b) hereof.

“Sanctioned Territory” means, at any time, a country, region or territory that is, and whose government is, the subject or target of any comprehensive Sanctions broadly restricting or prohibiting dealings with such governments, country, region or territory (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson, Zaporizhzhia and any other Covered Region of Ukraine identified pursuant to Executive Order No. 14065, 87 Fed. Reg. 10,293 (2022)).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) His Majesty’s Treasury; (e) Switzerland; (f) Canada; (g) any other relevant sanctions authority; or (h) the respective governmental institutions, agencies and subdivisions of any of the foregoing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act and any similar Applicable Laws of any state.

“Seller Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority) that is sponsored, maintained or contributed to by Sellers or any of their Subsidiaries, as applicable, for the benefit of a Business Employee. For the avoidance of doubt no Company Benefit Plan shall be deemed to be a Seller Benefit Plan.

“Seller Credit Support” has the meaning set forth in Section 3.23.

“Seller Cure Period” has the meaning set forth in Section 9.01(a)(iv).

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“Seller Indemnitee” means any present or former director or officer of any Acquired Company.

“Seller Related Parties” has the meaning set forth in Section 9.03(b).

“Seller Tax Returns” has the meaning set forth in Section 6.11(a).

“Sellers” has the meaning set forth in the preamble.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, or human readable code; (b) deep learning, machine learning, and other artificial intelligence technologies; and (c) manuals, notes, comments, or documentation for or related to any of the foregoing.

“Specified Litigation Matters” has the meaning set forth in Section 6.14(a).

“Stock Consideration” means the aggregate amount of the Lightning Stock Consideration, the Linebacker Stock Consideration and the CCS Stock Consideration.

“Straddle Pass-Through Tax Returns” has the meaning set forth in Section 6.11(b).

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned, directly or indirectly, by such Person.

“System Operator or Administrator” means the operator of a transmission system for electric power and related products and services and the administrator of regional market settlement systems for electric power and related products and services, in each case including any electric power pool, independent system operator, regional transmission organization or other similar entity and any successor in function thereto.

“Target CCS Net Working Capital” means Zero Dollars ($0).

“Target Lightning Net Working Capital” means Zero Dollars ($0).

“Target Linebacker Net Working Capital” means Zero Dollars ($0).

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“Tax” means any U.S. federal, state, local or non-U.S. tax, impost, levy or other governmental assessment or imposition of any kind, including any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, stamp or documentary, value added, goods and services, or business or occupation taxes imposed by a Governmental Authority (including withholding on amounts paid to or by any Person), together with any fines, interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Dispute” has the meaning set forth in Section 6.11(e).

“Tax Return” means any Tax return, statement, report, election, declaration, claim for refund, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any taxing or other authority competent to impose any Tax liability, or assess or collect any Tax.

“Terminated Contracts” has the meaning set forth in Section 6.07.

“Terminating Buyer Breach” has the meaning set forth in Section 9.01(a)(v).

“Terminating Seller Breach” has the meaning set forth in Section 9.01(a)(iv).

“Thunder Financing Documents” means the “Financing Documents” as defined in the Collateral Agency and Intercreditor Agreement, dated as of October 3, 2024, by and among Thunder Generation Funding, LLC, Thunder Generation Holdings, LLC and the subsidiary guarantors from time to time party thereto, Barclays Bank PLC, in its capacity as administrative agent for the lenders referred to therein and as collateral agent for the secured parties referred to therein and the other persons party thereto from time to time.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Voting Trust Agreement, the Escrow Agreement, the Assignment and Assumption Agreement, the Power Purchase Agreement, and any other agreements and instruments to be executed and delivered by a party hereto in connection with the transactions contemplated hereby and thereby.

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“Transaction Expenses” means, solely to the extent incurred prior to the Closing and not paid prior to the Closing and without duplication, all fees, expenses and costs payable by, or required to be reimbursed by, an Acquired Company pursuant to an obligation existing prior to the Closing, including any fees for services provided prior to the Closing that are contingent on the occurrence of the Closing in connection with this Agreement and any other Transaction Agreements (except for the Power Purchase Agreement) or the consummation of the transactions contemplated by this Agreement (including in connection with the Rise Restructuring) or thereby or in connection with or in anticipation of any prior or alternative sales processes or transactions considered by any Seller or any Acquired Company, regardless of when payable including (a) the fees, costs, and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of the Acquired Companies or Sellers; (b) any transaction, retention, severance, bonus, change-in-control bonuses or other similar payments or bonuses payable to any past, present or future Business Employee or any current or former consultant, or service provider of any Acquired Company, in each case, solely as a result of or in connection with the execution and delivery of this Agreement or any Transaction Agreements or the consummation of the transactions contemplated by this Agreement (including the employer’s share of any payroll, employment, and similar Taxes to or with respect to such payments); and (c) fifty percent (50%) of any fees, expenses, and premiums related to the procurement of the D&O Tail Policy. Notwithstanding the foregoing, Transaction Expenses shall not include any amounts included in Net Working Capital or Indebtedness.

“Transfer Taxes” means all transfer, documentary, recording, sales, use, stamp, stamp duty, registration, real property transfer and other such similar Taxes.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date between one or more of Sellers or one or more Affiliates of any Seller and Buyer substantially in the form set forth on Annex C.

“Treasury Regulations” means the final or temporary U.S. federal income tax regulations promulgated under the Code.

“Voting Trust Agreement” means the Voting Trust Agreement between Sellers and the trustee thereto, substantially in the form set forth on Annex F as such form may be modified prior to the initial execution thereof to address any requirements of (including to include any terms required by) the trustee thereunder, in each case with the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) only with respect to any modification for which Buyer’s consent would have been required under Annex G had the Voting Trust Agreement been effective.

“WARN Act” has the meaning set forth in Section 3.16(c).

“Willful Breach” means a material breach that is caused by an action undertaken by a breaching party hereto, or the failure of a breaching party to take an action that is required to be taken under this Agreement, with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

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Section 1.02.     Other Definitional and Interpretative Provisions(a)         . (a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. (b) The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. (c) References to Articles, Sections, Schedules and Annexes are to Articles, Sections, Schedules and Annexes of this Agreement unless otherwise specified. (d) All Schedules and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and all capitalized terms used therein but not otherwise defined therein shall have the meaning as defined in this Agreement. (e) Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section, Schedule or Annex, then, for the purposes of construing such Section, Schedule or Annex, the definitions set out in such Section, Schedule or Annex shall prevail. (f) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. (g) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, unless expressly specified herein. (h) References to one gender shall include all genders. (i) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. (j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. (k) References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended, restated, supplemented or otherwise modified from time to time and to any rules or regulations promulgated thereunder. (l) References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. (m) References to any Person include the successors and permitted assigns of that Person, unless context otherwise requires. (n) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. (o) References to “$” are to United States dollars. (p) All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP. (q) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. (r) References in this Agreement (i) to the Financing shall include any Alternative Financing, (ii) to the Financing Commitments shall include any Alternative Financing Commitments and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any Alternative Financing. (s) The phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Buyer, material that has been posted, retained and thereby made available to Buyer through the on-line “virtual data room” established by the Sellers) at least one (1) day prior to the date of this Agreement.

Section 1.03.     Drafting Matters. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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Article 2
Purchase and Sale

Section 2.01.     Purchase and Sale.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer and deliver to the applicable Buyer Entities all of their respective rights, title and interests in and to the Acquired Interests, and the applicable Buyer Entities shall purchase from Sellers all of their respective rights, title and interests in and to the Acquired Interests, free and clear of all Liens (other than Permitted Equity Liens), in each case as set forth in Annex A, and the Buyer Entities shall, in consideration for such rights, title and interests in and to the Acquired Interests, pay, or cause to be paid, to Sellers (or the designees of Sellers) the Purchase Price in the manner and in the form set forth herein.

(b)            The aggregate purchase price (the “Purchase Price”) for the purchase and sale of the Acquired Interests shall be equal to:

(i)        the Lightning Stock Consideration plus the Lightning Base Cash Purchase Price plus the Lightning Net Working Capital Adjustment minus the Lightning Indebtedness minus the Lightning Transaction Expenses (collectively, the “Lightning Purchase Price”); plus

(ii)       the Linebacker Stock Consideration plus the Linebacker Base Cash Purchase Price plus the Linebacker Net Working Capital Adjustment minus the Linebacker Indebtedness minus the Linebacker Transaction Expenses (collectively, the “Linebacker Purchase Price”); plus

(iii)      the CCS Stock Consideration plus the CCS Base Cash Purchase Price plus the CCS Net Working Capital Adjustment minus the CCS Indebtedness minus the CCS Transaction Expenses (collectively, the “CCS Purchase Price”); plus

(iv)      the JCPD Purchase Price.

Section 2.02.     Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by Section 2.01 (the “Closing”) shall take place at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001 or remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no later than five (5) Business Days) after the date on which all conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or place as parties hereto may agree.

Section 2.03.      Closing Transactions and Deliverables.

(a)            At or before the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(i)        duly executed counterparts to the Transition Services Agreement, the Assignment and Assumption Agreement (together, to the extent applicable, with the certificates evidencing the Acquired Interests, duly endorsed for transfer), the Voting Trust Agreement, the Escrow Agreement and the Registration Rights Agreement duly executed by each Seller;

(ii)       the certificate referred to in Section 8.01(b)(iii) duly executed by an authorized officer of each Seller;

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(iii)      a properly completed IRS Form W-9 of each Seller (or if any Seller is a disregarded entity for U.S. federal income tax purposes, such Seller’s regarded owner);

(iv)      duly executed Payoff Letters with respect to each Funded Indebtedness; and

(v)       written evidence of the resignation or removal, effective as of the Closing, of each of the directors, managers and officers of each Acquired Company, other than in respect of any such Persons that Buyer, at least ten (10) Business Days prior to the Closing, notifies Sellers in writing that no such resignation shall be required.

(b)            At or before the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(i)        evidence in a form reasonably acceptable to Sellers of the issuance in book-entry form of the number of duly authorized and validly issued shares of Buyer Common Stock, fully paid and non-assessable and free and clear of all Liens (other than (A) restrictions on transfer which arise under applicable Securities Laws or as expressly set forth in the Registration Rights Agreement and (B) the provisions of the Voting Trust Agreement) equal to the Stock Consideration, in each case, registered in the name or names of one or more of Sellers or their designees;

(ii)       an amount equal to Closing Cash Purchase Price, minus the Escrow Amount, in U.S. dollars and in immediately available funds by wire transfer to an account designated by Sellers, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date;

(iii)      duly executed counterparts to the Transition Services Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement and the Escrow Agreement duly executed by Buyer; and

(iv)      the certificate referred to in Section 8.01(c)(iii) duly executed by an authorized officer of Buyer.

(c)            At the Closing, Buyer shall deliver or cause to be delivered to:

(i)        to the Escrow Agent, an amount equal to the Escrow Amount, in U.S. dollars and in immediately available funds by wire transfer to an account of the Escrow Agent, in accordance with the Escrow Agreement; and

(ii)       the holders of the Funded Indebtedness, an amount equal to the amount specified in the Payoff Letters delivered pursuant to Section 2.03(a)(iv), which shall be an amount sufficient to repay all such Funded Indebtedness.

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(d)            Each Seller and Buyer may designate in writing no later than five (5) Business Days prior to the Closing Date any of its Affiliates as the recipient of some or all of, respectively, Buyer’s deliverables set forth in Section 2.03(b) and Seller’s deliverables set forth in Section 2.03(a); provided that, in addition to the foregoing, Sellers shall designate the trustee specified in the Voting Trust Agreement as the recipient of the portion of Buyer’s deliverable in Section 2.03(b)(i) notified in writing to Buyer in advance of the Closing, which portion shall be in accordance with the terms of Annex G to this Agreement and the Voting Trust Agreement. To the extent so notified, the other parties hereto shall deliver the applicable deliverable to such designee at Closing (which delivery shall be deemed to satisfy such party’s obligations with respect thereto under Section 2.03(a) or Section 2.03(b), as applicable). In accordance with the foregoing, Buyer shall, and shall cause its transfer agent to, take any action necessary to give effect to the issuance of the Stock Consideration at the Closing and to the terms of the Voting Trust Agreement, including issuing certain of the Buyer Common Stock at Sellers’ written instruction to the trustee designated in the Voting Trust Agreement. For the avoidance of doubt, nothing in this Section 2.03(d) shall be deemed or interpreted to afford any party hereto to assign any of its obligations under this Agreement or any other Transaction Agreement, except in accordance with the other terms hereof and thereof.

Section 2.04.     Estimated Closing Calculations; Adjustment.

(a)            Not less than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth its good faith estimates of:

(i)        (A) the Lightning Net Working Capital (the “Estimated Lightning Net Working Capital”); (B) the Estimated Lightning Net Working Capital Adjustment; (C) the Lightning Indebtedness (the “Estimated Lightning Indebtedness”); and (D) the Lightning Transaction Expenses (the “Estimated Lightning Transaction Expenses”);

(ii)       (A) the Linebacker Net Working Capital (the “Estimated Linebacker Net Working Capital”); (B) the Estimated Linebacker Net Working Capital Adjustment; (C) the Linebacker Indebtedness (the “Estimated Linebacker Indebtedness”); and (D) the Linebacker Transaction Expenses (the “Estimated Linebacker Transaction Expenses”); and

(iii)      (A) the CCS Net Working Capital (the “Estimated CCS Net Working Capital”); (B) the Estimated CCS Net Working Capital Adjustment, (C) the CCS Indebtedness (the “Estimated CCS Indebtedness”); and (D) the CCS Transaction Expenses (the “Estimated CCS Transaction Expenses”);

in each case in reasonable detail, including the estimates of the items constituting such component of the Closing Cash Purchase Price, the amounts of which shall be binding on the parties hereto for the purposes of determining the Closing Cash Purchase Price payment made pursuant to Section 2.03(b)(ii), but not, for the avoidance of doubt, for the purposes of Section 2.04.

(b)            As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall prepare and deliver to Sellers a written statement (the “Closing Statement”) setting forth in reasonable detail and accompanied by supporting documentation Buyer’s calculation of each of the Lightning Net Working Capital Adjustment; the Lightning Indebtedness; the Lightning Transaction Expenses; the Linebacker Net Working Capital Adjustment; the Linebacker Indebtedness; the Linebacker Transaction Expenses; the CCS Net Working Capital Adjustment; the CCS Indebtedness; and the CCS Transaction Expenses (collectively, the “Adjustment Terms”). The Closing Statement shall be prepared in good faith, taking into account the adjustments set forth in, and in accordance with this Agreement. For the avoidance of doubt, in no event shall Buyer deliver on more than one occasion the Closing Statement or amend the Closing Statement after delivery.

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(c)            Following the Closing, Buyer shall provide Sellers and their Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the records, properties, personnel and auditors of the Acquired Companies and shall provide supporting documentation relating to the preparation of the Closing Statement, and shall cause the Representatives of the Acquired Companies and Buyer to reasonably cooperate with Sellers in connection with Sellers’ review of the Closing Statement.

(d)            If Buyer fails to timely deliver the Closing Statement in accordance with the first sentence of Section 2.04(b) within such ninety (90)-day period, then the Estimated Closing Statement shall be deemed to be the final, binding and conclusive Closing Statement for all purposes hereunder. If Sellers disagree with any calculations or amounts contained in the Closing Statement, Sellers shall notify Buyer of such disagreement in writing within sixty (60) days after Sellers’ receipt of the Closing Statement, which notice shall set forth in reasonable detail the particulars of such disagreement, including the item(s), dollar amount(s), and Sellers and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Sellers in such written notice. In the event that Sellers do not provide such a notice of disagreement within such sixty (60)-day period, Sellers shall be deemed to have agreed to the Closing Statement and the calculations and amounts set forth therein, which shall be final, binding and conclusive on all parties for all purposes hereunder. In the event any such notice of disagreement is provided, Buyer and Sellers shall use their respective reasonable best efforts for a period of twenty (20) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations contained in the Closing Statement. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall be resolved by Deloitte LLP or such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and Sellers or, if such Person declines to accept engagement hereunder and no such mutual selection can be agreed, Sellers and Buyer each shall, within three (3) Business Days of the end of such period, select a candidate and the two candidates so selected shall promptly select a third nationally recognized independent accounting firm which shall be appointed as the Auditor (such firm, the “Auditor”). The terms of the appointment and engagement of the Auditor shall be as agreed upon between Sellers and Buyer in writing. Each of Buyer and Sellers shall promptly and no later than twenty (20) Business Days after the selection of the Auditor provide its assertions regarding the Disputed Items and, to the extent relevant thereto, the Closing Statement in writing to the Auditor and to each other; provided that the value of any Disputed Item submitted to the Auditor shall not be (x) greater than the greatest value for such item claimed in the notice of disagreement provided pursuant to the second sentence of this Section 2.04(d) and the Closing Statement or (y) less than the smallest value for such item claimed in such notice of disagreement and the Closing Statement. The parties hereto agree that there shall be no ex parte discussions with the Auditor. The Auditor shall be instructed to render its determination with respect to each Disputed Item as soon as reasonably possible (which the parties hereto agree should not be later than twenty (20) Business Days following the date on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. The scope of the disputes to be resolved by the Auditor shall be limited to evaluating the Disputed Items and determining the extent (if any) to which any of the Adjustment Terms that are disputed require adjustment in order to be determined in accordance with this Section 2.04(d). The Auditor (i) shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either Buyer or Sellers or less than the smallest value for such item claimed by either Buyer or Sellers, (ii) shall act in the capacity of an expert and not as an arbitrator and (iii) shall make its determinations in accordance with this Agreement. The final determination by the Auditor of the Disputed Items submitted to it pursuant to this Section 2.04(d) shall (A) be in writing, (B) shall include calculation of the Adjustment Amount, (C) include the Auditor’s determination of each Disputed Item submitted to it pursuant to this Section 2.04(d), and (D) include a brief summary of the Auditor’s reasons for its determination of each Disputed Item. Absent fraud or manifest error, the determination of the Auditor shall be final, conclusive and binding on the parties hereto. The date at which all of the Adjustment Terms are finally determined in accordance with this Section 2.04(d) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between Buyer, on the one hand, and Sellers, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Items not awarded to the applicable party and the denominator of which is the aggregate amount of the Disputed Items. For example, if Sellers challenge items underlying the calculations of the Adjustment Terms in the net amount of One Million Dollars ($1,000,000), and the Auditor determines that Sellers have a valid claim for Four Hundred Thousand Dollars ($400,000) of the One Million Dollars ($1,000,000), Sellers shall bear 60% of the fees and expenses of the Auditor and Buyer shall bear 40% of the fees and expenses of the Auditor.

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(e)            The “Adjustment Amount,” which may be positive or negative, shall mean:

(i)        the Lightning Net Working Capital Adjustment (as finally determined in accordance with Section 2.04(d)) minus the Estimated Lightning Net Working Capital Adjustment, plus

(ii)       the Estimated Lightning Indebtedness minus the Lightning Indebtedness (as finally determined in accordance with Section 2.04(d)), plus

(iii)      the Estimated Lightning Transaction Expenses minus the Lightning Transaction Expenses (as finally determined in accordance with Section 2.04(d)), plus

(iv)      the Linebacker Net Working Capital Adjustment (as finally determined in accordance with Section 2.04(d)) minus the Estimated Linebacker Net Working Capital Adjustment, plus

(v)       the Linebacker Indebtedness (as finally determined in accordance with Section 2.04(d)) minus the Estimated Linebacker Indebtedness, plus

(vi)      the Estimated Linebacker Transaction Expenses minus the Linebacker Transaction Expenses (as finally determined in accordance with Section 2.04(d)), plus

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(vii)     the CCS Net Working Capital Adjustment (as finally determined in accordance with Section 2.04(d)) minus the Estimated CCS Net Working Capital Adjustment, plus

(viii)    the CCS Indebtedness (as finally determined in accordance with Section 2.04(d)) minus the Estimated CCS Indebtedness, plus

(ix)      the Estimated CCS Transaction Expenses minus the CCS Transaction Expenses (as finally determined in accordance with Section 2.04(d)).

The Adjustment Amount shall be paid in accordance with Section 2.04(f).

(f)            If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly (and in any event within three (3) Business Days) following the Determination Date, (i) Buyer shall pay, or cause to be paid, to Sellers an amount equal to the Increase Amount in immediately available funds by wire transfer to a bank account designated in writing by Sellers and (ii) the parties hereto shall cause the Escrow Agent to immediately release the Escrow Amount to Sellers. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly (and in any event within three (3) Business Days) following the Determination Date, the parties hereto shall cause the Escrow Agent to immediately release to Buyer from the Escrow Amount an amount equal to the Deficit Amount and to immediately release to Sellers’ the balance, if any, of the Escrow Amount; provided, however, that if the Escrow Amount is less than the Deficit Amount, then Sellers shall pay, or cause to be paid, to Buyer an amount equal to such difference in immediately available funds by wire transfer to a bank account designated in writing by Buyer.

Section 2.05.     Cash. At or prior to the Closing, Sellers shall be permitted but not required to transfer, to themselves or their designees, some or all of the cash and cash equivalents of any or all of the Acquired Companies.

Section 2.06.     Intended Tax Treatment; Purchase Price Allocations.

(a)            The parties intend and agree, for U.S. federal (and applicable state and local) income tax purposes, that Buyer’s acquisition of the Acquired Interests pursuant to this Agreement will be treated as an acquisition of the assets of each of Lightning, Linebacker, CCS, and JCPD and their respective Subsidiaries that are treated as disregarded entities for U.S. federal income tax purposes (other than any Subsidiary that is a disregarded entity of another Subsidiary treated as a corporation or partnership for U.S. federal income tax purposes), and an acquisition of equity interests of any of their respective Subsidiaries treated as corporations or partnerships for U.S. federal income tax purposes (the “Intended Tax Treatment”). The parties shall, and shall cause each of their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and none of the parties or their respective Affiliates shall take any position with any Governmental Authority that is inconsistent with the Intended Tax Treatment, except pursuant to the good faith resolution of a Tax contest. Each party hereto agrees to notify the others if any Governmental Authority proposes any changes to the Intended Tax Treatment.

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(b)            Within ninety (90) days after the determination of the Adjustment Amount, Buyer shall provide to Sellers three (3) separate schedules prepared in a manner consistent with Sections 751, 755 and 1060 of the Code setting forth a proposal for (i) an allocation of the Lightning Purchase Price (plus any liabilities of Lightning and its Subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes, to the extent properly taken into account under the Code), as adjusted pursuant to Section 2.04, among the assets of Lightning and its Subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes, (ii) an allocation of the Linebacker Purchase Price and the JCPD Purchase Price (plus any liabilities of Linebacker and its Subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes and of JCPD, to the extent properly taken into account under the Code), as adjusted pursuant to Section 2.04, among the assets of Linebacker and its Subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes and of JCPD, and (iii) an allocation of the CCS Purchase Price (plus any liabilities of CCS and its Subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes, to the extent properly taken into account under the Code), as adjusted pursuant to Section 2.04, among the assets of CCS and its Subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes (the “Purchase Price Allocation Schedules”). Within twenty (20) Business Days after Sellers’ receipt of Buyer’s proposed Purchase Price Allocation Schedules, Sellers shall propose to Buyer any changes thereto in writing, specifying, in reasonable detail, any good faith dispute as to Buyer’s proposed Purchase Price Allocation Schedules and setting forth Sellers’ proposed Purchase Price Allocation Schedules, or otherwise shall be deemed to have agreed thereto. If Sellers disputes Buyer’s proposed Purchase Price Allocation Schedules within the twenty (20) Business Day period, Sellers and Buyer shall negotiate in good faith and attempt to resolve any dispute with respect to the changes proposed by Sellers within twenty (20) Business Days after Buyer’s receipt of Sellers’ objection notice. If, during such period, the parties resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Purchase Price Allocation Schedules. To the extent the parties agree or are deemed to agree with components of the Purchase Price Allocation Schedules pursuant to the foregoing provisions of this Section 2.06(b), the Purchase Price Allocation Schedules with respect to such components shall be final, conclusive and binding on the parties hereto (any such agreed allocation, the “Agreed Purchase Price Allocations”). If the parties hereto are unable to agree on components of the Purchase Price Allocation Schedules within the twenty (20) Business Day period, each party hereto shall be entitled to take its own position in any Tax Return, Tax Action, examination or assessment with respect to the components of the allocation that are not Agreed Purchase Price Allocations.

(c)            If there are Agreed Purchase Price Allocations, each of Buyer and each Seller agrees and acknowledges that each shall (and shall cause their Affiliates to) report the transactions contemplated by this Agreement to the applicable Taxing Authorities consistent with the Agreed Purchase Price Allocations as determined pursuant to Section 2.06(b) and not take any position during the course of any Tax Action, examination or assessment inconsistent with such Agreed Purchase Price Allocations, except in each case pursuant to the good faith resolution of a Tax contest. Any Agreed Purchase Price Allocations shall be revised to take into account subsequent adjustments to the Purchase Price, as mutually agreed upon by the parties hereto and in accordance with the provisions of the Code and the Treasury Regulations thereunder. Each party hereto agrees to notify the others if any Governmental Authority proposes any changes to the allocations made pursuant to any Agreed Purchase Price Allocations.

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Section 2.07.     Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct or withhold from any amounts payable in connection with the transactions contemplated by this Agreement any amounts required to be deducted and withheld under Applicable Law. To the extent that amounts are so deducted or withheld and are paid to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Buyer or its Affiliates, as applicable, shall notify the applicable Seller in writing of any expected deduction or withholding (other than with respect to any withholding with respect to compensatory payments or as a result of any Seller’s failure to provide the form required under Section 2.03(a)(iii)) as soon as practicable after becoming aware thereof, and the parties hereto shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding.

Article 3
Representations and Warranties Regarding the Acquired Companies

Except as set forth in the Acquired Company Disclosure Schedule, each Seller severally and not jointly represents and warrants to Buyer, solely with respect to each Acquired Company directly or indirectly owned by such Seller, on the date hereof and as of the Closing, that:

Section 3.01.     Existence and Power. Such Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or limited liability company (as applicable) organizational power and authority required to own, lease and operate its properties and to conduct its business as it is now being conducted. Such Acquired Company is duly qualified to do business as a foreign entity (and, where such concept is applicable, is in good standing) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect.

Section 3.02.      Subsidiaries. Section 3.02 of the Acquired Company Disclosure Schedule sets forth a complete list of each Acquired Company that is a direct or indirect Subsidiary of Lightning, Linebacker, CCS or JCPD and its jurisdiction of incorporation, organization or formation, as applicable. Sellers have made available to Buyer complete and correct copies of each such Acquired Company’s Governing Documents, as amended and in effect on the date hereof. All outstanding Equity Interests of each Acquired Company that is a Subsidiary of another Acquired Company are owned by such other Acquired Company, free and clear of all Liens (other than Permitted Equity Liens), and such other Acquired Company has good and valid title to such Equity Interests of the Acquired Companies set forth on Section 3.02 of the Acquired Company Disclosure Schedule. No Acquired Company owns, directly or indirectly, any Equity Interests in any Person other than (a) the Subsidiaries of such Acquired Company set forth in Section 3.02 of the Acquired Company Disclosure Schedule and (b) investments in money market or similar funds in the ordinary course of business.

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Section 3.03.     Authorization. The consummation of the transactions contemplated by this Agreement and any other Transaction Agreements is within such Acquired Company’s corporate, partnership or limited liability company organizational power and authority and have been duly authorized by all necessary corporate, partnership or limited liability company organizational action on the part of such Acquired Company.

Section 3.04.     Governmental Authorization. Performance by such Acquired Company of any action that this Agreement and other Transaction Agreements contemplates such Acquired Company to perform requires no consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, filing, notification or registration of, to or with any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act by the parties hereto; (b) the filing of applications and notices with respect to, and receipt of, the Required Regulatory Approvals by the parties hereto; and (c) any other consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, filing, notification or registration, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole or the Business, or to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement or other Transaction Agreements.

Section 3.05.      Non-Contravention. Except as set forth in Section 3.05 of the Acquired Companies Disclosure Schedule, the performance by such Acquired Company of any action that this Agreement or any other Transaction Agreement contemplates such Acquired Company to perform and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the Governing Documents of such Acquired Company, (b) assuming compliance with the matters referred to in Section 3.04(a) and (b), violate any Applicable Law, (c) require any consent or other action by any Person under, or conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right (other than any right under any compensation or benefit arrangement) or obligation of such Acquired Company under, any material Permit or material Contract to which any Acquired Company is a party or by which any Acquired Company is, or any of its assets are, bound; or (d) result in the creation or imposition of any Lien (other than any Permitted Lien) on any Asset of such Acquired Company or on the Equity Interests of such Acquired Company, except in the case of each of the foregoing clauses (b), (c) and (d) as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.06.     Capitalization.

(a)            The authorized, issued and outstanding Equity Interests of such Acquired Company and the record and beneficial owners thereof, and such Acquired Company’s jurisdiction of organization are set forth on Section 3.06(a) of the Acquired Company Disclosure Schedule.

(b)            All outstanding Equity Interests of such Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of, any preemptive rights, and were issued in compliance with all applicable Securities Laws or exemptions therefrom. There are no outstanding obligations of such Acquired Company to repurchase, redeem or otherwise acquire any Equity Interests of such Acquired Company.

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(c)            There are no issued and outstanding Equity Interests of (i) Lightning other than the Lightning Interests, (ii) Linebacker other than the Linebacker Interests, (iii) CCS other than the CCS Interests and (iv) JCPD other than the JCPD Interests.

(d)            To the Acquired Company’s Knowledge, no former direct or indirect holder of any Equity Interests of such Acquired Company has any material claim or rights against such Acquired Company that remains unresolved and to which such Acquired Company has or may have any material liability and no such claim is threatened.

(e)            Linebacker Power Holdings, LLC has not engaged in any business, or owned any Assets, except for (i) the ownership of Equity Interests of Linebacker Power Funding LLC; (ii) the incurrence of Indebtedness and Hedging Arrangements (of which none remain outstanding other than in connection with the Thunder Financing Documents or incurred from and after the date hereof in a manner not in material breach of this Agreement); (iii) the granting of Liens in connection with the activities set forth in the foregoing clause (ii); and (iv) any engaging in any activities, and owning assets, as are necessary or incidental to engaging in the business, or owning the Assets, set forth in the foregoing clauses (i) through (iii).

Section 3.07.     Financial Statements; Undisclosed Liabilities.

(a)            Set forth on Section 3.07(a) of the Acquired Company Disclosure Schedule are the audited consolidated balance sheet and statement of operations and cash flows (including any notes thereto) as of December 31, 2024 and for the period from August 9, 2024 to December 31, 2024, as well as the unaudited balance sheet and statement of operations and cash flows as of the Balance Sheet Date, of Lightning and its Subsidiaries (together, the “Lightning Financial Statements”).

(b)            Set forth on Section 3.07(b) of the Acquired Company Disclosure Schedule are the audited consolidated balance sheet, statements of operations, statements of comprehensive income, statements of member’s equity and statements of cash flows as of December 31, 2023 and for the period from June 12, 2023 to December 31, 2023 (including any notes thereto) and the unaudited consolidated balance sheets and statement of operations and cash flows as of December 31, 2024, as well as the unaudited balance sheet and statement of operations as of and for the year ended on the Balance Sheet Date, of Linebacker Power Funding LLC and its Subsidiaries (together, the “Linebacker Financial Statements”);

(c)            Set forth on Section 3.07(c) of the Acquired Company Disclosure Schedule are the unaudited consolidated balance sheet, statements of operations, statements of cash flows and statements of changes in members’ equity as of and for the years ended on December 31 and 2023, 2024, as well as the unaudited balance sheet and statement of operations and cash flows as of the Balance Sheet Date, of CCS Power Finance Co, LLC and its Subsidiaries (together, the “CCS Financial Statements”).

(d)            Set forth on Section 3.07(d) of the Acquired Company Disclosure Schedule is the unaudited balance sheet of JCPD as of and December 31, 2024 and as of the Balance Sheet Date (the “JCPD Balance Sheet” and, together with the Lightning Financial Statements, the Linebacker Financial Statements and the CCS Financial Statements, the “Acquired Company Financial Statements”).

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(e)            The applicable Acquired Company Financial Statements have been prepared from the books and records of the applicable Acquired Companies in all material respects in accordance with GAAP applied on a consistent basis except as may be otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal year-end adjustments.

(f)            The applicable Acquired Company Financial Statements fairly present in all material respects the consolidated financial position and, where income statements and statements of cash flows have been provided, the consolidated results of operations and cash flows of such Acquired Company, as of the dates or for the respective periods specified therein, in conformity with GAAP, except as may be otherwise noted therein and subject, in the case of interim and annual unaudited financial statements, to normal year-end audit adjustments.

(g)            The Acquired Companies maintain (i) books and records reflecting their assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls that relate to: (A) minimizing the risk of material financial misstatement, (B) permitting access to the properties and assets of the Acquired Companies only in accordance with management’s authorization and (C) ensuring that all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Acquired Company Financial Statements and disclosures in conformity with GAAP. During the past three (3) years, no director or officer of any Acquired Company or, to the Acquired Company’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized Representative of an Acquired Company, has received or otherwise been made aware of any material complaint, allegation or claim that any Acquired Company has engaged in questionable accounting or auditing practices, and no officer, director, manager, member or employee of any Acquired Company has refused to execute any certificate of any kind whatsoever required by Law or requested by any accounting, banking, financial or legal firm or Person with respect to the subject matter of the Acquired Company Financial Statements.

(h)            Such Acquired Company does not have any liabilities, except for liabilities (i) reflected or accrued on or reserved against in such Acquired Company Financial Statements (or the notes thereto); (ii) incurred in the ordinary course of business since the Balance Sheet Date (other than as a result of a material breach of any Contract or default thereunder or material violation of any Law); (iii) incurred pursuant to this Agreement; (iv) that will not be applicable such Acquired Company after the Closing; (v) set forth on Section 3.07(h) of the Acquired Company Disclosure Schedule; and (vi) that do not aggregate to more than Twenty-Five Million Dollars ($25,000,000) across all Acquired Companies.

Section 3.08.      Absence of Changes. Since the Balance Sheet Date, (a) there has not been any Acquired Company Material Adverse Effect, (b) such Acquired Company has operated in the ordinary course of business consistent with past practice (other than the Rise Restructuring) and (c) no Acquired Company has taken any action that, if taken from and after the date hereof and prior to the Closing, would have required the consent of Buyer pursuant to Section 6.01.

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Section 3.09.     Material Contracts. (a) Section 3.09(a) of the Acquired Company Disclosure Schedule sets forth a complete and accurate list of Contracts that are in effect as of the date hereof (other than any Employee Benefit Plan or any Contract with respect to real property) (I) to which such Acquired Company is a party, (II) by which such Acquired Company or any of its respective Assets are bound or (III) solely to the extent primarily related to the Business and binding on the Assets of an Acquired Company, to which any Seller or its Affiliates (other than such Acquired Companies) is party (each such Contract required to be set forth on Section 3.09(a) of the Acquired Company Disclosure Schedule, a “Material Contract”):

(i)        any Contract that obligates an Acquired Company to make or receive any payment, capital commitment, loan, or expenditure, in an amount in excess of Fifty Million Dollars ($50,000,000) in the aggregate;

(ii)       other than the Governing Documents of an Acquired Company, any material Contract with respect to the creation, formation, governance or control of any partnerships, joint ventures or joint ownership arrangements with any Person that is not an Acquired Company;

(iii)      any (A) Contract as obligor, guarantor or grantor of a Lien on its Assets relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any Asset), except any such agreement with an aggregate outstanding principal amount not exceeding Fifty Million Dollars ($50,000,000); (B) any intercreditor or similar Contract that governs relationships among creditors (including as counterparties to Hedging Arrangements) relating to indebtedness described in the foregoing clause (A); and (C) Contract that restricts such Acquired Company from (I) paying dividends or distributions in respect of the Equity Interests of such Acquired Company, (II) issuing guarantees and other forms of credit support, or (III) granting Liens on Equity Interests or material Assets of such Acquired Company; in each case of clauses (I), (II) and (III), other than (1) the Governing Documents of such Acquired Company and (2) the Lightning Financing Documents, the C-Power Financing Documents and the Thunder Financing Documents;

(iv)      any Contract (A) containing covenants expressly limiting the freedom of such Acquired Company to compete with any Person in a product line or line of business or operate in any jurisdiction in any manner that is material to the Business, or (B) requiring any Acquired Company to conduct any business on a “most favored nations” or “exclusive” basis with any third party in a manner that restrains in any material respect the Business;

(v)       any Contract for the acquisition or disposition of goods, services and equipment with a total consideration of more than Fifty Million Dollars ($50,000,000) in the aggregate, excluding any Contract with respect to (A) the acquisition or disposition of Assets constituting and operated as a business or of Equity Interests of any Person, whether by the purchase or sale of equity or assets, merger or other extraordinary transaction structure and (B) the sale of electricity power, inventory or obsolete equipment, in each case of this clause (B), in the ordinary course of business;

(vi)      any energy management agreement, long-term service Contract with respect to major maintenance or any other Contract providing for the management, maintenance or operation of any Facility by a third party that is material to such Facility;

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(vii)     any material Contract (other than a Hedging Arrangement) for the purchase, sale, exchange, storage, transmission, disposal, transportation or delivery of natural gas or other fuel supply;

(viii)   any electric or natural gas interconnection Contract;

(ix)      each Hedging Arrangement with a term exceeding one (1) year after the date of this Agreement with a notional amount in excess of Fifty Million Dollars ($50,000,000) or with a marked-to-market value in excess of Fifty Million Dollars ($50,000,000) in the aggregate, calculated as of any date within five (5) Business Days prior to the date of this Agreement;

(x)       any Contract relating to future development or redevelopment of any Acquired Company’s Assets and providing for aggregate future payments from any Acquired Company in excess of Fifty Million Dollars ($50,000,000) in the aggregate;

(xi)      any Contract that provide any credit support for or any capital contribution to, or other investment in, any Person, in each case, which involves an obligation or commitment of any Acquired Company in excess of Fifty Million Dollars ($50,000,000) in the aggregate;

(xii)     any Contract relating to the settlement of any Action providing for payment by any Acquired Company after the date hereof or pursuant to which any of the Acquired Companies will have any material outstanding obligation after the date hereof, in each case which involves a payment or an obligation or commitment of any Acquired Company in excess of Fifty Million Dollars ($50,000,000);

(xiii)    any collective bargaining agreement or other material labor-related Contract, with a union, works council or labor organization;

(xiv)    any Contract that (A) relates to the acquisition of Assets or Equity Interests, whether by merger, sale of stock, sale of equity, or otherwise, of any Person, (B) relates to the disposition, directly or indirectly, of Assets of any Acquired Company with a total consideration of more than Fifty Million Dollars ($50,000,000) in the aggregate or any Equity Interests, whether by merger, sale of stock, sale of equity, or otherwise, of any Acquired Company or (C) contains a put, call, rights of first refusal, rights of first offer or similar right pursuant to which any Acquired Company would be required to purchase or sell, as applicable, any of the foregoing, in each case of clause (A) and (B) pursuant to which any Acquired Company has any continuing material obligations, including material indemnification, guarantee, “earn-out” or other similar contingent, deferred or fixed payment obligations; and

(xv)     any Contract (A) pursuant to which CCS or any of its Subsidiaries receives or grants any licenses or other rights or access in or to any material Intellectual Property Rights or IT Systems from or to any Person; or (B) affecting CCS’s or any of its Subsidiaries’ ability to disclose, own, enforce, use, or license any material Intellectual Property Rights or IT Systems, in each case, excluding any non-exclusive licenses to generally commercially available software under a click-wrap or shrink-wrap license or subscription service used by such Acquired Company solely for its own internal use in the ordinary course for less than Five Hundred Thousand Dollars ($500,000) annually.

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(b)            Each Material Contract is binding and enforceable in accordance with its terms, and in full force and effect with respect to the Acquired Company party thereto and, to the Acquired Company’s Knowledge, with respect to the other parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, and neither such Acquired Company nor, to such Acquired Company’s Knowledge, any other party is in default or breach under the terms of any such Material Contract, except for any such defaults or breaches which would not reasonably be expected to be, individually or in the aggregate, material to the Business. To such Acquired Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default, give rise to any right of termination, or cause the acceleration of any obligations or result in the creation of any Liens, other than Permitted Liens, under any Material Contract or Lease Agreement (in each case, with or without notice or lapse of time or both) which breach, violation, default or acceleration would reasonably be expected to be, individually or in the aggregate, material to the Business. No such Acquired Company has received written or, to the Acquired Company’s Knowledge, verbal notice of termination or cancellation of any Material Contract or Lease Agreement other than the expiration of the term pursuant to the terms of such Material Contract or Lease Agreement, in each case which termination or cancellation would reasonably be expected to be, individually or in the aggregate, material to the Business. Sellers have made available to Buyer true and complete copies of each Material Contract.

Section 3.10.     Litigation. Other than any Action instituted by or on behalf of, or against, Buyer or its Affiliates, such Acquired Company is not a claimant or defendant in or otherwise a party to any Action by, before or against any Person or any Governmental Authority, which is pending or in progress or, to such Acquired Company’s Knowledge, threatened by or against the Business, such Acquired Company and its Assets, that would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole or the Business. Since January 1, 2023, there has been no judgment, decree, ruling, injunction or order of any Governmental Authority or arbitrator outstanding against any Acquired Company or its Assets (or restricting the ownership, use, licensing, or exploitation thereof), which would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole or the Business.

Section 3.11.     Compliance with Law; Permits. (a) Such Acquired Company is, and since January 1, 2023, has been, in compliance with all Applicable Laws, except for any failure to comply that would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect. Since January 1, 2023, none of the Acquired Companies has received any written notice of the violation of any Applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect.

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(b)            Such Acquired Company holds all Permits necessary for operation of the Business or to own, lease, maintain or operate its Assets, except where the absence of any such Permit would not reasonably be expected to be, individually or in the aggregate, material to the Business. Each such Permit is in full force and effect, and each Acquired Company is, and since January 1, 2023, has been, in compliance with all its obligations under such Permits, except, in each case, for any failure to comply that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.12.     Title to and Sufficiency of Assets.

(a)            Such Acquired Company has good, valid and marketable title to, or a valid license or leasehold interest in, or other right to use, all Assets that are necessary for or used in the operation of the Business, including all Acquired Company Real Property, free and clear of all Liens, except Permitted Liens, such that the Acquired Companies will, taking into account the Terminated Contracts and the rights under the Transition Services Agreement, be able to conduct the Business immediately after the Closing in the same manner as the Business is conducted immediately prior to the execution of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. Except as would not reasonably be expected to result in an Acquired Company Material Adverse Effect, all improvements, fixtures, machinery, equipment and other tangible Assets (whether owned or leased) of the Acquired Companies (a) are in good operating condition, ordinary wear and tear excepted, and (b) have been maintained in the ordinary course of business consistent with past practice and in accordance with Good Industry Practices and no maintenance or repair, scheduled or otherwise, on any Asset has been deferred in contemplation of the transactions contemplated by this Agreement. Such Assets are sufficient in all material respects for the conduct of such Acquired Company’s business immediately following the Closing in substantially the same manner as conducted as of the date hereof and at the Closing.

Section 3.13.     Intellectual Property.

(a)            Set forth on Section 3.13(a) of the Acquired Company Disclosure Schedule is a true, complete, and accurate list of all (i) Acquired Company Registered IP, all of which is subsisting, valid and enforceable in all material respects; (ii) material unregistered Trademarks owned by an Acquired Company; and (iii) material unregistered Proprietary Software.

(b)            The Acquired Companies possess and are the exclusive owners of all right, title, and interest in and to all Acquired Company Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens, and own or have valid rights to use all other Intellectual Property Rights and IT Systems used in or necessary for the conduct of the Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

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(c)            The Intellectual Property Rights and IT Systems owned by or licensed to the Acquired Companies constitute all of the Intellectual Property Rights and IT Systems used or practiced (or held for use or practice) in or in connection with or otherwise relating to or necessary for the conduct of the Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. Neither the execution, delivery or performance of this Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare the grant, assignment or transfer to any other Person of any license, immunity, covenant not to assert, or compete, or other right, title, or interest in, to or under any Acquired Company Intellectual Property Rights, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. Except as set forth on Section 3.13(c) of the Acquired Company Disclosure Schedule, neither Sellers nor any of their Affiliates have any rights in or to any Intellectual Property Rights or IT Systems used or practiced (or held for use or practiced) in or in connection with or otherwise relating to or necessary for the conduct of the Business or upon which the conduct of the Business depends.

(d)            To any Acquired Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Acquired Company Intellectual Property Rights (nor has done so prior to the date hereof), except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(e)            The Acquired Companies and the conduct of Business do not currently infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any Person, and have not done so in the past, except for any infringement that would not reasonably be expected to be, individually or in the aggregate, material to the Business. None of Sellers nor any Acquired Company has received any unresolved written claim (including a cease and desist letter or offer to license) alleging (i) any of the foregoing; or (ii) contesting the use, validity, enforceability, or ownership of any Acquired Company Intellectual Property Rights, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(f)            None of the Proprietary Software is subject to any Copyleft Terms, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. The source code and system documentation relating to all Proprietary Software have been maintained in strict confidence and have been disclosed by an Acquired Company only to those who “need to know” the contents thereof in connection with the performance of their duties to such Acquired Company. No Person other than an Acquired Company possesses, or has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of such source code or system documentation.

Section 3.14.     Data Privacy, Cybersecurity and Artificial Intelligence. Since January 1, 2023, such Acquired Company has implemented adequate policies and commercially reasonable security regarding the integrity and availability of its Acquired Company Systems, or data thereon, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect. Since January 1, 2023, such Acquired Company has not experienced any material information security incident that has compromised the integrity or availability of its Acquired Company Systems or the data thereon, and there has been no loss, damage or unauthorized access, disclosure, use or breach of security of such Acquired Company’s information in its possession, custody or control, or otherwise held or processed on its behalf, except as would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect.

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Section 3.15.     Insurance Coverage.

(a)            Section 3.15(a) of the Acquired Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material insurance policies under which any of the Acquired Companies is a named insured or otherwise is a beneficiary of coverage, which list sets forth, with respect to each such policy, (i) the name of the insurer, (ii) the policy number, (iii) the policy period, (iv) the amount of coverage, and (v) whether the Acquired Companies (or one or more Acquired Companies), will continue to be covered by such policy after the Closing. All insurance policies relating to the Assets, Business, employees or directors of such Acquired Company are in full force and effect and all premiums with respect to such policies have been paid timely and no written notice of cancellation or termination has been received by any Seller or such Acquired Company with respect to any such insurance policies (other than those that have been replaced with policies with comparable coverage prior to the date of such cancellation or termination) and no Acquired Company is in default under any such insurance policy except as any such cancellation, termination or default would not reasonably be expected to be, individually or in the aggregate, material to the Business. There are no claims by such Acquired Company pending under any of such policies as to which, as of the date hereof, coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

(b)            Section 3.15(b) of the Acquired Company Disclosure Schedule sets forth a list as of the date hereof of all claims of such Acquired Company with respect to any policy set forth on Section 3.15(a) of the Acquired Company Disclosure Schedule or any preceding policies of each Acquired Company for the two years preceding the date hereof.

Section 3.16.     Employees.

(a)            Such Acquired Company has provided to Buyer an accurate and complete list of all Business Employees as of the date hereof and the following information for each such Business Employee: his or her (i) title; (ii) hire date; (iii) current base salary; (iv) location; (v) exempt/non-exempt status; (vi) annual bonus target or incentive compensation opportunity; (vii) visa status; (viii) union status; and (ix) employer entity.

(b)            Except as set forth on Section 3.16(b) of the Acquired Company Disclosure Schedule, as of the date of this Agreement and since January 1, 2023, (i) such Acquired Company is not, and has not been, a party to or subject to, and is not currently negotiating, any collective bargaining agreement, and, to such Acquired Company’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employee; (ii) there is no, has been no, labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to such Acquired Company’s Knowledge, threatened against such Acquired Company; and (iii) there is no unfair labor practice Action pending or, to such Acquired Company’s Knowledge, threatened against such Acquired Company before any Governmental Authority.

(c)            Since January 1, 2023, no Acquired Company has implemented any “plant closing” or “mass layoff” of employees of an Acquired Company as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state or local law (the “WARN Act”) or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff and no Acquired Company has incurred any liability or obligations under the WARN Act that remains unsatisfied.

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(d)            Each Acquired Company is, and, since the January 1, 2023, has been, in compliance with all Applicable Laws and orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, employee and data privacy, plant closings, and wages and hours, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. There is no pending or, to the Acquired Company’s Knowledge, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of any Acquired Company that would reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.17.     Employee Benefit Plans.

(a)            Set forth in Section 3.17(a) of the Acquired Company Disclosure Schedule is an accurate and complete list as of the date hereof of each material (i) Company Benefit Plan and (ii) Seller Benefit Plan, separately identifying each as a Company Benefit Plan or a Seller Benefit Plan. With respect to each Company Benefit Plan, Sellers have furnished to Buyer copies of, as applicable, (i) the plan document and any amendments thereto (or if the Company Benefit Plan is unwritten, a written description of such Company Benefit Plan), (ii) the current summary plan description or summary of each Company Benefit Plan, (iii) the most recent governmental or regulatory approval or qualification letters or certificates, (iv) the most recent annual report (Form 5500) relating each Company Benefit Plan, (v) the most recently prepared actuarial report or financial statement relating to a Company Benefit Plan, and (vi) copies of any material written correspondence with the Department of Labor or the IRS with respect to any Company Benefit Plan since January 1, 2023.With respect to each Seller Benefit Plan, Seller has furnished to Buyer complete copies (or written summaries) of each such Seller Benefit Plan.

(b)            Except as set forth on Section 3.17(b) of the Acquired Company Disclosure Schedule, neither such Acquired Company nor any predecessor of such Acquired Company sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Benefit Plan that is subject to Title IV of ERISA.

(c)            Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and such Acquired Company is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code, which are applicable to such Company Benefit Plan, except for any instance of non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(d)            No Acquired Company has received any written notice of any, and to the Acquired Company’s Knowledge, there are no, investigations by any Governmental Authority with respect to, or other Actions (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

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(e)            (i) No Company Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (ii) no Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA; (iii) no Company Benefit Plan that is a single-employer defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(f)            Neither the Acquired Companies, any Company Benefit Plan nor, to the Acquired Company’s Knowledge, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject an Acquired Company to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to be, individually or in the aggregate, material to the Business. No Acquired Company has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA. Neither the Acquired Companies nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title 1 of ERISA with respect to any Company Benefit Plan. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(g)            Each Company Benefit Plan subject to Section 409A of the Code (if any) has at all relevant times been in compliance with applicable document requirements of, and has been operated in compliance with, Section 409A of the Code and the regulations and other official guidance promulgated thereunder, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(h)            No Employee Benefit Plan requires any commitment to reimburse, make-whole, indemnify or otherwise “gross-up” any Person for Tax set forth under Section 409A of the Code, Section 280G of the Code, or Section 4999 of the Code (or any similar provision of state, local or foreign law) or any other Tax.

(i)             Except as set forth on Section 3.17(i) of the Acquired Company Disclosure Schedule, neither of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will, (i) entitle any current or former Business Employee or individual independent contractor of the Acquired Companies to retention, change in control or similar compensation or benefits under any Employee Benefit Plan or cause any current or former Business Employee or individual independent contractor of the Acquired Companies to become eligible for any increase in severance benefits under any Employee Benefit Plan, (ii) accelerate the payment or vesting, or trigger any funding of, compensation or benefits, or increase the amount payable or trigger any other obligation due to, or in respect of, any current or former Business Employee or individual independent contractor of the Acquired Companies, (iii) directly or indirectly cause the Acquired Companies or Buyer, or any of their Affiliates to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) prohibit the merging, material amendment, termination or transfer of the assets of any material Company Benefit Plan on or following the Closing, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

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Section 3.18.     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect:

(i)        the business and operations of such Acquired Company are in compliance with all applicable Environmental Laws;

(ii)       such Acquired Company possesses and is in compliance with all Permits issued under or required by all applicable Environmental Laws for its business and operations;

(iii)      (A) since January 1, 2023, no written notice, order, request for information, complaint or penalty has been received by any business of such Acquired Company, and (B) there are no Actions pending against such Acquired Company or, to such Acquired Company’s Knowledge, threatened, which alleges a violation or liability under of any Environmental Law by such Acquired Company that, in each case, has not been settled, dismissed, paid or otherwise fully resolved;

(iv)      there has not been any Release on, from or onto any real property that would reasonably be expected to require an investigative, remedial or corrective action obligation on the part of such Acquired Company pursuant to Environmental Laws;

(v)       such Acquired Company has not assumed or provided an indemnity with respect to the liability of any other Person, under any Environmental Law; and

(vi)      Sellers have made available (A) those Occupational Safety and Health Administration reports listed on Section 3.18(a)(vi) of the Acquired Company Disclosure Schedule and (B) the most recent Phase I Environmental Site Assessments for each Facility.

Section 3.19.      Taxes.

(a)            (i) All material Tax Returns that are required to be filed by or with respect to the Acquired Companies have been duly and timely filed (taking into account permitted extensions); (ii) all material Taxes due and payable with respect to periods covered by such Tax Returns have been paid in full (whether or not shown to be due and payable on such Tax Returns), other than Taxes that are being contested in good faith by appropriate Actions; and (iii) such Tax Returns are true, correct and complete in all material respects.

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(b)            All material Taxes incurred but not yet due and payable (i) for periods covered by the Acquired Company Financial Statements have been accrued and adequately disclosed on the Acquired Company Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Acquired Company Financial Statements have been accrued on the books and records of the Acquired Companies in accordance with GAAP. Since the Balance Sheet Date, none of the Acquired Companies has incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)            Each Acquired Company has complied in all material respects with all Applicable Laws relating to the collection, payment and withholding of Taxes, including with respect to any employee, independent contractor, creditor, stockholder, member or other third party, and has, within the time and manner prescribed by Applicable Law, paid over and properly reported to the proper Governmental Authority all material amounts required to be collected, withheld and paid over under all Applicable Laws.

(d)            The Acquired Companies have not entered into an agreement waiving or extending any statute of limitations in respect of any material amount of Taxes (except pursuant to extensions of time to file Tax Returns obtained in the ordinary course business), and there is no power of attorney given by or binding on any of the Acquired Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(e)            There is no currently existing or pending Action, examination or assessment against or with respect to any of the Acquired Companies or their assets in respect of any Taxes, and no such Action, examination or assessment has been threatened in writing.

(f)             There are no Tax Liens (other than Permitted Liens) on any of the assets of the Acquired Companies.

(g)            None of the Acquired Companies has engaged in a “reportable transaction” (other than a “loss transaction”) within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under any similar provision of other Applicable Law.

(h)            During the past three (3) years, no written claim has been made by any Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that such Acquired Company or its assets is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Acquired Company (i) has ever engaged in a trade or business in any country other than the United States, or (ii) has (or has ever had) a permanent establishment (within the meaning of applicable tax treaties) in any country other than the United States.

(i)             None of the Acquired Companies (or Buyer or its Affiliates) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any of the following: (i) change in method of accounting or improper use of any method of accounting of any Acquired Company prior to the Closing; (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of other Applicable Law) or other agreement with any Taxing Authority filed or executed by any Acquired Company prior to the Closing; (iii) an installment sale or open transaction made by any Acquired Company prior to the Closing; or (iv) any prepaid amount received or deferred revenue received or accrued prior to the Closing.

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(j)             No asset of any Acquired Company (i) is “tax-exempt bond financed property” within the meaning of Code Section 168(g), (ii) secures any debt the interest of which is tax-exempt under Code Section 103(a), or (iii) is subject to the application of Section 197(f)(9) of the Code.

(k)            No election has been made under applicable state or local income Applicable Law by or with respect to an Acquired Company pursuant to which an Acquired Company will incur or otherwise be liable for any state or local Income Taxes in respect of a Pre-Closing Tax Period after the Closing Date that would have been borne (in whole or in part) by the direct or indirect equity owners of such Acquired Company had no such election been made, e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75 (a “SALT Election”).

(l)             No Acquired Company (i) is or has ever been a member of a consolidated, combined, affiliated, unitary or other group for Tax purposes (other than a group, the common parent of which is an Acquired Company); (ii) is a party to, is bound by, or has any liability to another Person under any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than pursuant to customary provisions in commercial agreements a principal purpose of which is not related to Taxes); or (iii) has any liability for Taxes of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of Applicable Law), or as transferee or successor, by assumption or Contract (other than pursuant to customary provisions in commercial agreements a principal purpose of which is not related to Taxes), or otherwise by operation of Applicable Law.

(m)            All of the assets of the Acquired Companies that are required to be listed on the Property Tax rolls have been properly listed and described on such Property Tax rolls for all periods prior to and including the Closing Date and no portion of the assets of the Acquired Companies constitutes omitted property for Property Tax purposes.

(n)            No contractual agreement to which any of the Acquired Companies is a party is properly characterized or required to be treated as a partnership subject to Subchapter K of Chapter 1 of Subtitle A of the Code, other than the Governing Documents of any Acquired Company that is treated as a partnership for U.S. federal income tax purposes.

(o)            No Acquired Company has distributed stock of another Person, and has not had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any corresponding or similar provision of Applicable Law).

(p)            Section 3.19(p) of the Acquired Company Disclosure Schedule sets forth the current U.S. federal income tax classification of each Acquired Company and, except as otherwise indicated therein, each Acquired Company is, and has been since its respective formation, properly classified as either a partnership or disregarded entity for U.S. federal income tax purposes.

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For purposes of this Section 3.19, references to an Acquired Company shall include any Person that has merged with or into such Acquired Company or for which an Acquired Company is otherwise treated as a transferee, successor, or continuation of under Tax Applicable Law.

Section 3.20.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Acquired Company who might be entitled to any fee or commission from such Acquired Company in connection with the transactions contemplated by this Agreement.

Section 3.21.    Unlawful Payments; Anti-Money Laundering and Sanctions. Such Acquired Company and, to such Acquired Company’s Knowledge, each of its officers, directors, employees and agents or other third parties acting on behalf of any of the Acquired Company, is and has been for the past five (5) years, in compliance in all material respects with all Anti-Corruption Laws, AML Laws or Sanctions. There are not now and have not been in the last five (5) years any Action or written notice of any pending Action relating to Anti-Corruption Laws, AML Laws or Sanctions, nor is any such Action, to such Acquired Company’s Knowledge, pending or threatened. In the last five (5) years, such Acquired Company has not been charged, prosecuted, audited, or investigated for any actual or potential violation of any Anti-Corruption Laws. Such Acquired Company has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance by such Acquired Company and its directors, officers, employees and agents, or other third parties acting on behalf of any of the Acquired Company, with such laws. Such Acquired Company is not located, organized under the laws of or resident in a Sanctioned Territory. Neither such Acquired Company nor any directors, officers or, to such Acquired Company’s Knowledge, employees thereof is a Sanctioned Person.

Section 3.22.     Hedging. Such Acquired Company (other than Subsidiaries of CCS PH Seller) is subject to risk policies that contain commodities risk policies and signature authorities with respect to risk parameters, limits and guidelines concerning the management of the risk exposures related to commodity prices and volumes, interest rates, liquidity and counterparty credit in connection with the business activities of its Subsidiaries (collectively, the “Risk Management Policy”). Such Acquired Company is in compliance with the Risk Management Policy applicable to it, except as to any noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Business. Except for exceptions approved from time to time in accordance with the Risk Management Policy, (a) such Acquired Company is and since January 1, 2023 has been operating in compliance with the Risk Management Policy applicable to it and (b) such Acquired Company is not and since January 1, 2023 has not entered into any Hedging Arrangement other than transactions of the type explicitly permitted under the Risk Management Policy applicable to it, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. The summary of hedge positions identified and described in the files set forth in Section 3.22 of the Acquired Company Disclosure Schedule, in each case, as of the applicable date identified therein, are true and correct in all material respects.

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Section 3.23.     Seller Credit Support. Section 3.23 of the Acquired Company Disclosure Schedule sets forth a list of all letters of credit, guarantees, financial assurances, surety bonds, performance bonds, bid bonds, letters of indemnity and other contractual obligations entered into by or on behalf of (a) Sellers or any of their Affiliates (other than solely by the Acquired Companies) in connection with the Business (collectively, together with all support obligations thereunder, the “Parent Credit Support”), (b) CCS or any of its Subsidiaries in connection with the Business (“CCS Credit Support”) or (c) in respect of the business conducted by Linebacker or its Subsidiaries (together with CCS Credit Support and Parent Credit Support, collectively, “Seller Credit Support”) that are outstanding as of the date of this Agreement.

Section 3.24.      Affiliate Contracts; Intercompany Accounts. Except as set forth in Section 3.24 of the Acquired Company Disclosure Schedule, (a) there are no Affiliate Contracts and (b) neither any Seller nor any officer, director or Affiliate of such Seller (other than the Acquired Companies) (i) directly or indirectly receives any services, Assets or payments from, or provides any services, Assets or payments to, any Acquired Company and (ii) has any interest in, or any right to use or benefit from, any Asset, facility or Permit of any Acquired Company.

Section 3.25.     Regulatory Matters.

(a)            Except as set forth in Section 3.25(a) of the Acquired Company Disclosure Schedule, each Acquired Company is in material compliance with all Applicable Laws of any Governmental Authority having jurisdiction over such Acquired Company and all applicable rules and requirements of any organized electricity market in which such Acquired Company participates. Each Acquired Company has duly filed all material forms required to be filed by or with respect to such Acquired Company with any regulatory authority, transmission provider, or electricity market operator, and such forms have been prepared in all material respects in accordance with Applicable Laws.

(b)            Each Acquired Company that generates, transmits, or distributes electric energy for sale is an “Exempt Wholesale Generator” within the meaning of PUHCA, and such status is in full force and effect. Each of the Acquired Companies is either not subject to FERC’s regulation under PUHCA or is exempt from regulation under PUHCA to the extent set forth in Section 18 C.F.R. § 366.3 Each Acquired Company subject to FERC jurisdiction as a “public utility” as defined in Section 201 of the FPA has MBR Authority in full force and effect. As of the date hereof, FERC has issued a final order accepting the reactive supply tariff authorizing sales of reactive power at cost-based rates for those Acquired Companies that provide Reactive Service under Schedule 2 of the PJM Tariff.

Section 3.26.     Real Property Matters.

(a)            Each of the Lease Agreements for such Acquired Company’s Acquired Company Leased Real Property is binding and enforceable in accordance with its terms and in full force and effect with respect to such Acquired Company and, to the Acquired Company’s Knowledge, with respect to the other parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Neither such Acquired Company nor, to the Acquired Company’s Knowledge, any other party to any Lease Agreement for such Acquired Company’s Acquired Company Leased Real Property is in breach or default thereunder without regard to notice, grace and cure periods, except where any such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole or the Business.

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(b)            Section 3.26(b) of the Acquired Company Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of the addresses of all real property owned in fee simple by any Acquired Company, or any right or option to acquire the same (collectively, in each case together with all buildings, structures, improvements and fixtures thereon, the “Acquired Company Owned Real Property”).

(c)            Section 3.26(c) of the Acquired Company Disclosure Schedule sets forth a list of the most recent title insurance policies or commitments with respect to Acquired Company Real Property in Sellers’ possession as of the date of this Agreement (“Acquired Company Title Policies”). Sellers have made available to Buyer true and complete copies of the Acquired Company Title Policies. Exhibit A to each such Acquired Company Title Policy sets forth a legal description of each parcel of Acquired Company Real Property named in such Acquired Company Title Policy.

(d)            Sellers have made available to Buyer true and complete copies of all surveys and zoning reports with respect to Acquired Company Real Property in Sellers’ possession as of the date of this Agreement.

Article 4
Representations and Warranties of Each Seller

Except as set forth in the Acquired Company Disclosure Schedule, each Seller severally and not jointly represents and warrants to Buyer, on the date hereof and as of the Closing, that:

Section 4.01.     Existence and Power. Such Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware and has all limited liability company organizational power and authority required to own, lease and operate its properties and to conduct its business as it is now being conducted. Such Seller is duly qualified to do business as a foreign entity (and, where such concept is applicable, is in good standing) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to perform its obligations under this Agreement or any of the other Transaction Agreement to which such Seller is or will be a party.

Section 4.02.     Authorization.

(a)            The execution, delivery and performance by such Seller of this Agreement and each other Transaction Agreement to which it is (or at the Closing will be) a party and the consummation of the transactions contemplated hereby and thereby are within such Seller’s limited liability company organizational power and authority and have been duly authorized by all necessary limited liability company organizational action on the part of such Seller, and no other approval, action or proceedings on the part of such Seller are necessary to authorize this Agreement or any other Transaction Agreement to which such Seller is (or, at the Closing, will be) a party, or the consummation by such Seller of the transactions contemplated to be performed such Seller hereby or thereby.

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(b)            This Agreement has been, and all other instruments and agreements to be executed and delivered by such Seller as contemplated hereby will be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyer Entities and the other Sellers, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.03.     Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement or any other Transaction Agreement to which it is (or at the Closing will be) a party requires no consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, filing, notification or registration of, to or with any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act by the parties hereto; (b) the filing of applications and notices with respect to, and receipt of, the Required Regulatory Approvals by the parties hereto; and (c) any other consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, filing, notification or registration, the absence of which would not reasonably be expected, individually or in the aggregate, to prevent, impair or materially delay such Seller’s ability to consummate the sale of the Acquired Interests and other transactions contemplated hereby and thereby.

Section 4.04.      Non-Contravention. Except as set forth in Section 4.04 of the Acquired Companies Disclosure Schedule, the execution, delivery and performance by such Seller of this Agreement or any other Transaction Agreement in each case to which it is (or at the Closing will be) a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the Governing Documents of such Seller; (b) assuming compliance with the matters referred to in Section 4.03(a) and (b), violate any Applicable Law; (c) require any consent or other action by any Person under, or conflict with, result in a breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller under, any Permit or Contract to which such Seller is a party or by which any Acquired Company is, or any of its Assets are, bound; or (d) result in the creation or imposition of any Lien on the Acquired Interests or any Equity Interest of any Acquired Company, except in the case of each of the foregoing clauses (b), (c) and (d) as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 4.05.     Litigation. Other than any Action instituted by or on behalf of, or against, Buyer or its Affiliates, such Seller is not a claimant or defendant in or otherwise a party to any Action by, before or against any Governmental Authority, which is pending or in progress or, to such Seller’s knowledge, threatened, by, against or affecting its business or Assets that would reasonably be expected, individually or in the aggregate, to prevent, impair or materially delay such Seller’s ability to consummate the sale of the Acquired Interests and other transactions contemplated hereby. There has been no judgment, decree, ruling, injunction or order of any Governmental Authority or arbitrator outstanding against such Seller or its Assets, which would reasonably be expected, individually or in the aggregate, to prevent, impair or materially delay such Seller’s ability to consummate the sale of the Acquired Interests and other transactions contemplated hereby.

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Section 4.06.     Ownership of Acquired Interests.

(a)            Such Seller has good and valid title to the Acquired Interests set forth next to its name on Section 4.06(a) of the Acquired Company Disclosure Schedule, free and clear of all Liens other than Permitted Equity Liens, and is the record and beneficial owner of all such Acquired Interests and will transfer and deliver to Buyer Entities at the Closing valid title to the Acquired Interests free and clear of all Liens (other than Permitted Equity Liens).

(b)            There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock or Equity Interests of Lightning, CCS, Linebacker or JCPD.

Section 4.07.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission from such Acquired Company in connection with the transactions contemplated by this Agreement.

Section 4.08.     Acquisition for Investment. Such Seller is acquiring the shares of Buyer Common Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, except in compliance with applicable Securities Laws. Such Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its acquisition of the shares of Buyer Common Stock and is capable of bearing the economic risks of such investment.

Section 4.09.     Unlawful Payments; Anti-Money Laundering and Sanctions. Such Seller has not violated and is not in violation of applicable Anti-Corruption Laws, AML Laws or Sanctions, or to such Seller’s knowledge, is not and has not been subject to any investigation by any Governmental Authority with respect to any actual or alleged breach of any applicable Anti-Corruption Laws, AML Laws or Sanctions. Neither such Seller nor any of its Affiliates is located, organized under the laws of or resident in a Sanctioned Territory. Neither such Seller nor any of its Affiliates or any of their respective directors, officers or, to such Seller’s knowledge, employees thereof is a Sanctioned Person.

Section 4.10.     Inspections; No Other Representations. Prior to its execution of this Agreement, such Seller has conducted to its satisfaction an independent investigation, review and analysis of the current condition and affairs of Buyer, including the assets, financial condition, the cash flows and the prospects of Buyer. In making its decision to execute this Agreement and to receive shares of Buyer Common Stock, such Seller has relied and will rely solely upon the results of such independent investigation, review and analysis and the terms and conditions of this Agreement. Without limiting the generality of the foregoing, such Seller acknowledges that: (a) it has had the opportunity to meet with Buyer and its Representatives to discuss Buyer and its Affiliates, their assets, financial condition, cash flows and prospects; (b) all materials and information requested by such Seller have been provided to such Seller to such Seller’s satisfaction (including the answers provided in response to such Seller’s and its Representatives’ questions) and such Seller is fully familiar with all such materials and information; and (c) except for the representations and warranties of Sellers expressly set forth in Article 5, none of Buyer, its Representatives or any other Person makes any representation or warranty, express or implied, written or oral, as to Buyer, its assets, financial condition, the cash flows and the prospects (including any projections, estimates or budgets delivered to or made available to such Seller of future results or future financial condition (or any component thereof)). Without limiting the representations and warranties expressly set forth in Article 5 of this Agreement or in a Transaction Agreement, each Seller (on behalf of itself and its Representatives) further acknowledges and agrees that neither Buyer nor any of its Representatives or any other Person shall have any liability to any Seller or its Representatives or any other Person relating to any information provided or made available to the foregoing Persons prior to the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including any information, documents or materials made available, whether orally or in writing, during any meeting or in any data room, responses to questions or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. Each Seller (on behalf of itself and its Representatives) further acknowledges that no Representative of Buyer has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. Notwithstanding the foregoing, nothing in this Agreement will constitute a waiver of any liability for Fraud.

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Article 5
Representations and Warranties of Buyer

Except as otherwise disclosed (a) in the Buyer Disclosure Schedule or (b) in any Buyer SEC Report (including all amendments thereto filed prior to the date of this Agreement) filed with, or furnished to (and publicly available), the SEC by Buyer, or incorporated by reference into any such document (excluding any disclosure under the headings “Risk Factors,” “Cautionary Statements Regarding,” “Forward-Looking Information” or any disclosures that are forward-looking, predictive or cautionary in nature), in each case of this clause (b), prior to the date that is one (1) day prior to the date of this Agreement, Buyer represents and warrants to Sellers, on the date hereof and as of the Closing, that:

Section 5.01.     Existence and Power. Each Buyer Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization and has all corporate power required to own, lease and operate its properties and to conduct its business as it is now being conducted. Buyer and each of its Subsidiaries, including Buyer Entities, are duly qualified to do business as a foreign corporation (and, where such concept is applicable, is in good standing) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.02.     Authorization.

(a)            The execution, delivery and performance by each Buyer Entity of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within such Buyer Entity’s corporate power and have been duly authorized by all necessary corporate action on the part of such Buyer Entity, and no other approval, action or proceedings on the part of any Buyer Entity is necessary to authorize this Agreement or any other Transaction Agreement to which such Buyer Entity is (or, at the Closing, will be) a party, or the consummation by such Buyer Entity of the transactions contemplated to be performed by such Buyer Entity hereby or thereby. No vote or consent of the holders of any class, series of Equity Interests of Buyer or any of its Subsidiaries is necessary to approve this Agreement or the transactions contemplated hereby.

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(b)            This Agreement has been duly and validly executed and delivered by each Buyer Entity and, assuming the due authorization, execution and delivery by Sellers, constitutes a legal, valid and binding obligation of such Buyer Entity, enforceable against such Buyer Entity in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.03.     Governmental Authorization. Performance by each Buyer Entity of this Agreement requires no consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, filing, notification or registration of, to or with any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act by the parties hereto; (b) the filing of applications and notices with respect to, and receipt of, the Required Regulatory Approvals by the parties hereto; and (c) any other consent, clearance, expiration or termination of waiting periods, waiver, notice, approval, authorization, filing, notification or registration, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.04.     Non-Contravention. Except as set forth in Section 5.04 of the Acquired Companies Disclosure Schedule, the execution, delivery and performance by each Buyer Entity of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the Governing Documents of such Buyer Entity; (b) assuming compliance with the matters referred to in Section 5.03(a) and (b), violate any Applicable Law; (c) require any consent or other action by any Person under, or conflict with, result in a breach of, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right (other than any right under any compensation or benefit arrangement) or obligation of such Buyer Entity under, any contract material to such Buyer Entity; or (d) result in the creation or imposition of any Lien on any asset of any Buyer Entity, except for any Permitted Liens, except in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.05.     Capitalization.

(a)            Set forth on Section 5.05(a) of the Buyer Disclosure Schedule is the authorized capital stock of Buyer as of the date hereof and, as of April 30, 2025, the issued and outstanding Equity Interests of Buyer, the number of Equity Interests held in treasury and reserved for issuance under any employee benefit or other similar compensation plan.

(b)            At the Closing, Buyer will have sufficient authorized but unissued Buyer Common Stock for Buyer to satisfy its obligation to deliver the Stock Consideration pursuant to the terms of this Agreement. Upon consummation of the transactions contemplated hereby, Sellers (or their designees pursuant to Section 2.03(b)(i)) will acquire good and valid title to the Buyer Common Stock constituting the Stock Consideration free and clear of all Liens (other than (i) restrictions on transfer which arise under applicable Securities Laws, the Governing Documents of Buyer or as expressly set forth in the Registration Rights Agreement and (ii) the provisions of the Voting Trust Agreement).

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(c)            All outstanding Equity Interests of Buyer have been, and all Buyer Common Stock to be issued in connection with the transactions contemplated herein will be, duly authorized and validly issued and are fully paid and non-assessable and were and will be issued in compliance with all applicable Securities Laws or exemptions therefrom.

(d)            There are no outstanding obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of Buyer. There are no proxies, voting trusts or other agreements or understandings to which Buyer is party or is bound with respect to the voting or registration of the capital stock of, or other Equity Interests in, Buyer.

Section 5.06.     SEC, NYSE Matters.

(a)            Buyer has filed or furnished, as applicable, on a timely basis, all filings required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2023. Since January 1, 2023, each Buyer SEC Report, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Buyer SEC Report. As of the date hereof, Buyer is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the sale of the Buyer Common Stock constituting the Stock Consideration using a registration statement on Form S-3.

(b)            Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(c)            Each of the consolidated financial statements of Buyer (including, in each case, any related notes thereto) contained in the Buyer SEC Reports filed or furnished since January 1, 2023 (i) was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s and its Subsidiaries’ operations and cash flows for the periods indicated, in conformity with GAAP (except, in the case of each of (i) and (ii), except as may be otherwise noted therein and subject, in the case of interim unaudited financial statements, to year-end adjustments).

Section 5.07.     Absence of Changes. Since March 31, 2025, there has not been any Buyer Material Adverse Effect and Buyer and its Subsidiaries have operated in the ordinary course of business in all material respects.

Section 5.08.     Absence of Undisclosed Liabilities. Buyer and its Subsidiaries do not have any liabilities, except for liabilities (a) reflected or accrued on or reserved against in Buyer’s consolidated balance sheet as of December 31, 2024 (or the notes thereto) filed by Buyer with the SEC; (b) incurred in the ordinary course of business since December 31, 2024; (c) incurred pursuant to this Agreement; or (d) which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

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Section 5.09.     Compliance with Law. From December 31, 2024, Buyer has been and is in compliance with all Applicable Law, except where the failure to be in compliance with such Applicable Law would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.10.     Issuance of Buyer Common Stock. Upon the issuance of the shares of Buyer Common Stock constituting the Stock Consideration in accordance with the terms of this Agreement, such Buyer Common Stock will be duly and validly issued, fully paid and nonassessable and free and clear of all preemptive or similar rights and all Liens (other than (a) restrictions on transfer which arise under applicable Securities Laws, the Governing Documents of Buyer or as expressly set forth in the Registration Rights Agreement and (b) the provisions of the Voting Trust Agreement) and will be issued in compliance with applicable Securities Laws. The shares of Buyer Common Stock constituting the Stock Consideration will be exempt from the registration requirements of the Securities Act.

Section 5.11.     Financing. Buyer has (taking into account the Financing Commitments) and will have at all times prior to the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Closing Cash Purchase Price and any other amounts to be paid by it hereunder. Buyer has made available prior to the date hereof to Sellers accurate and complete copies of the Financing Commitments, and, to the extent existing as of the date of the Agreement, any other definitive documents (a) with respect to the Financing or the Permanent Financing and (b) between Buyer and the Debt Financing Sources with respect to any debt or other forms of financing for purposes of funding the Financing Uses (provided that such documents may be redacted in a customary manner to remove references to fee amounts, pricing and “market flex” provisions and other economic and commercially sensitive matters, in each case, that do not affect the conditionality, enforceability availability or amount of the debt financing). Assuming the satisfaction of the conditions set forth herein, the truth and accuracy of the representations and warranties herein the inaccuracy of which would give rise to the right to terminate the Financing Commitments and the performance by each of the Acquired Companies and Sellers of their obligations under this Agreement, as of the date hereof, there is no fact, occurrence or condition that may cause any of the terms or conditions of closing of any such arrangements with respect to the Financing not to be met at Closing. Notwithstanding anything else in this Agreement, Buyer acknowledges that its obligations under this Agreement with respect to the consummation of the transactions contemplated by this Agreement are not subject to any conditions regarding its, its Affiliates’ or any other Person’s ability to obtain equity, debt or any other financing, or the availability or receipt of the proceeds of any transaction related to the Financing. There are no side letters or other Contracts limiting the obligations of the counterparties to the Financing Commitments, the Permanent Financing or any other of the foregoing Financing arrangements or any Debt Financing Source to fund the Financing Commitment, the Permanent Financing or any other of the foregoing Financing arrangements, as applicable.

Section 5.12.     Solvency. None of the Buyer Entities are entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming (a) satisfaction of the conditions to the Buyer Entities’ obligations to consummate the transactions contemplated by this Agreement, or waiver of such conditions, and immediately after giving effect to the transactions contemplated by this Agreement and (b) that the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects, at and immediately after the Closing, the Buyer Entities and their Subsidiaries, on a consolidated basis, (a) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts and that the present fair saleable value of their assets will not be less than the amount required to pay their probable liability on their recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in their businesses; and (c) will not have incurred debts beyond their ability to pay as they mature or become due.

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Section 5.13.     Purchase for Investment. The Buyer Entities are purchasing the Acquired Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof except in compliance with applicable Securities Laws. The Buyer Entities (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its acquisition of the Acquired Interests and is capable of bearing the economic risks of such investment.

Section 5.14.     Offering of Securities. Neither Buyer nor any Person acting on its behalf has taken any action (including any offering of any securities of Buyer under circumstances which would require the integration of such offering with the issuance of the shares of Buyer Common Stock pursuant to this Agreement under the Securities Act) that would reasonably subject the offering, issuance or sale of any of the shares of Buyer Common Stock to Sellers pursuant to this Agreement to the registration requirements of the Securities Act.

Section 5.15.     Litigation. Other than any Action instituted by or on behalf of, or against, Sellers or their respective Representatives, none of the Buyer Entities are a claimant or defendant in or otherwise a party to any Action concerning its business, which is in progress or, to Buyer’s Knowledge, threatened or pending by or against or concerning its business that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. There has been no judgment, decree, ruling, injunction or order of any Governmental Authority or arbitrator outstanding against any Buyer Entity or its Assets, which would reasonably be expected to prevent, impair or materially delay such Buyer Entity’s ability to consummate the purchase of the Acquired Interests and other transactions contemplated hereby.

Section 5.16.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.17.     Unlawful Payments; Anti-Money Laundering and Sanctions. Buyer has not violated and is not in violation of applicable Anti-Corruption Laws, AML Laws or Sanctions, or to Buyer’s Knowledge, is not and has not been subject to any investigation by any Governmental Authority with respect to any actual or alleged breach of any applicable Anti-Corruption Laws, AML Laws or Sanctions. Neither Buyer nor any of its Affiliates is located, organized under the laws of or resident in a Sanctioned Territory. Neither Buyer nor any of its Affiliates or any of their respective directors, officers or, to Buyer’s Knowledge, employees thereof is a Sanctioned Person.

Section 5.18.     Data Privacy, Cybersecurity and Artificial Intelligence. Since January 1, 2023, Buyer has implemented adequate policies and commercially reasonable security regarding the integrity and availability of its IT Systems, except as the failure to do so would not reasonably expected to be, individually or in the aggregate, material to the Buyer. Since January 1, 2023, Buyer has not experienced any material information security incident that has compromised the integrity or availability of its IT Systems or the data thereon, and there has been no loss, damage or, to Buyer’s Knowledge, unauthorized access, disclosure, use or breach of security of Buyer’s information in its possession, custody or control, or otherwise held or processed on its behalf, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

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Section 5.19.     Inspections; No Other Representations. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation, review and analysis of the current condition and affairs of the Acquired Companies, including the assets, financial condition, the cash flows and the prospects of the Acquired Companies. In making its decision to execute this Agreement and to purchase the Acquired Interests, Buyer has relied and will rely solely upon the results of such independent investigation, review and analysis and the terms and conditions of this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that: (a) it has had the opportunity to meet with Sellers and their Representatives to discuss the Acquired Companies, their assets, financial condition, cash flows and prospects; (b) all materials and information requested by Buyer have been provided to Buyer to Buyer’s satisfaction (including the answers provided in response to Buyer’s and its Representatives’ questions) and Buyer is fully familiar with all such materials and information, including all terms and conditions, obligations and liabilities pursuant to, and arising under, all Material Contracts and Permits; and (c) except for the representations and warranties of Sellers expressly set forth in Article 3 and Article 4, none of Sellers, the Acquired Companies, their respective Representatives or any other Person makes any representation or warranty, express or implied, written or oral, as to the Acquired Companies, their assets, financial condition, the cash flows and the prospects (including any projections, estimates or budgets delivered to or made available to Buyer of future results or future financial condition (or any component thereof)). Except for the representations and warranties of Sellers expressly set forth in Article 3 and Article 4 of this Agreement, (x) Buyer (on behalf of itself and its Representatives) acknowledges that, in entering into this Agreement, Buyer and its Representatives have relied solely upon the aforementioned investigation, review and analysis and (y) Buyer agrees to accept the Acquired Interests and the Acquired Companies in the condition they are in on the Closing Date based upon its own investigation, review and analysis with respect thereto as to all matters, in each case of (x) and (y), without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, the Acquired Companies, their respective Representatives or any other Person. Buyer will undertake prior to Closing such further investigation, review and analysis and request such additional documents and information as it deems necessary to the extent permitted herein. Without limiting the representations and warranties expressly set forth in Article 3 and Article 4 of this Agreement or in a Transaction Agreement, Buyer (on behalf of itself and its Representatives) further acknowledges and agrees that none of Sellers, the Acquired Company, their respective Representatives or any other Person shall have any liability to Buyer or its Representatives or any other Person relating to any information provided or made available to the foregoing Persons prior to the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including any information, documents or materials made available, whether orally or in writing, during any meeting or in any data room, responses to questions or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. Buyer (on behalf of itself and its Representatives) further acknowledges that no Representative of any Seller or any Acquired Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. Notwithstanding the foregoing, nothing in this Agreement will constitute a waiver of any liability for Fraud.

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Article 6
Covenants

Section 6.01.     Pre-Closing Conduct of Business.

(a)            From the date of this Agreement until the Closing, except as set forth in Section 6.01(a) of the Acquired Company Disclosure Schedule, Sellers shall cause each Acquired Company (i) to conduct its business in the ordinary course of business in all material respects and (ii) to use commercially reasonable efforts to preserve substantially intact its business and organization and operate and maintain its material Assets and its material business relations, in each case, in all material respects; provided that no action by any Acquired Company with respect to matters expressly permitted by an exception to a subclause of Section 6.01(b) will be deemed a breach of this Section 6.01(a).

(b)            Without limiting the generality of Section 6.01(a), from the date of this Agreement until the Closing, except (i) as expressly permitted by this Agreement, (ii) as required by Applicable Law or Permit or by any Governmental Authority, (iii) as set forth in Section 6.01(a) or Section 6.01(b) of the Acquired Company Disclosure Schedule or (iv) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause each Acquired Company and, solely to the extent related to the Business, Sellers’ other Affiliates, not to, in a manner that is binding on an Acquired Company:

(i)        amend, restate or otherwise modify the Governing Documents of an Acquired Company;

(ii)      declare, authorize, establish a record date for, pay or set aside any dividend or other distribution (in cash or otherwise), except for any dividend or distribution to an Acquired Company from one of its Subsidiaries or as contemplated by Section 2.05;

(iii)       split, combine, reclassify, issue, reserve for issuance, grant, sell, pledge, transfer, redeem or subject to any Lien (other than any Permitted Lien) any Equity Interests in an Acquired Company;

(iv)     other than (A) as required by the terms of any Employee Benefit Plan in existence on the date of this Agreement, (B) in the ordinary course of business or as required by Applicable Law or (C) any retention or similar bonuses paid or payable to any Business Employee to the extent the same are paid prior to Closing or are reflected as “current liabilities” in Net Working Capital, (1) with respect to any Business Employee, (I) grant or increase any severance or termination pay to such individual (or materially amend any existing severance or termination pay arrangement) or (II) enter into any deferred compensation or other similar agreement with such individual (or materially amend any existing agreement); (2) materially increase benefits payable to Business Employees under any existing Employee Benefit Plan, including any severance or termination pay policies; (3) establish, adopt or materially amend any Company Benefit Plan or collective bargaining agreement or other labor union agreement; (4) increase compensation, bonus or other benefits payable to any Business Employee other than increases in the base salary for Business Employees who are not directors or officers of the Acquired Companies that do not exceed five percent (5%) individually; (5) grant, amend or modify any awards or accelerate the vesting of or lapsing of restrictions with respect to any equity or equity-based compensation of any current or former Business Employee; (6) hire any new employee or engage any new consultant, or terminate the employment or engagement, other than for cause, of any Business Employee or consultant, if such employee or consultant will receive, or did receive, annual base compensation in excess of $150,000; or (7) plan, announce, implement, or effect a reduction in force, lay-offs, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of Business Employees;

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(v)      sell, transfer, assign, convey, lease, license, pledge, subject to a Lien (other than Permitted Liens), surrender, relinquish or otherwise dispose (including by merger, consolidation, acquisition of stock or assets or otherwise) of any of the Assets of an Acquired Company if the consideration in connection with such action is in an amount in excess of Twenty-Five Million ($25,000,000) individually, or Fifty Million Dollars ($50,000,000) in the aggregate, other than (A) inventory (including electric power in any form (including energy, capacity or ancillary services)) in the ordinary course of business or (B) pursuant to existing obligations under Contracts made available to Buyer;

(vi)     issue, sell, transfer, assign, pledge, subject to a Lien (other than Permitted Liens), surrender, relinquish or otherwise dispose (including by merger, consolidation, acquisition of stock or assets or otherwise) of any Equity Interests in any Acquired Company, except in each case to another Acquired Company;

(vii)     make any loans, advances, capital contributions or investments (other than investments in money market or similar funds) to or in any other Person (other than another Acquired Company), or incur new Indebtedness (or any rights to acquire any debt securities), or assume, guarantee, endorse or otherwise become liable for any Indebtedness of any Person that is not an Acquired Company, in each case of the foregoing in an amount in excess of Fifty Million Dollars ($50,000,000) in the aggregate and in each case of the foregoing other than revolving borrowings pursuant to the existing facilities under the Financing Documents as will be repaid and extinguished on or prior to the Closing Date;

(viii)   amend, renew, extend, modify, waive any material right, claim or benefit under, or voluntarily terminate any Material Contract, or enter into any new Contract that would have been required to be listed in Section 3.09(a) of the Acquired Company Disclosure Schedule had it been in effect as of the date hereof, in each case, other than in the ordinary course of business; provided that this Section 6.01(b)(viii) does not include Hedging Arrangements;

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(ix)      enter into any Hedging Arrangement (A) for speculative purposes or (B) other than in the ordinary course of business materially consistent with past practice;

(x)       (A) make (other than in a manner consistent with past practice), change, or revoke any material election in respect of Taxes (including making, amending, rescinding or revoking any entity classification election under Treasury Regulations Section 301.7701-3, or otherwise undertaking a change in such entity classification), (B) adopt or change a Tax accounting period or any material method of Tax accounting, (C) file any material amended Tax Return or prepare any material Tax Return in a manner which is inconsistent with past practices, (D) enter into any closing agreement with respect to a material amount of Taxes, (E) waive or surrender any claim for refund or credit of material Taxes, (F) enter into any agreement or settlement with a Governmental Authority with respect to a material amount of Taxes, or (G) consent to the extension or waiver of the limitations period applicable to any Action, examination or assessment relating to material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xi)      make any change to its methods of financial accounting, except as required by changes in GAAP or other Applicable Law;

(xii)     other than investments in money markets and similar funds in the ordinary course of business, make any acquisition (including by merger, consolidation, acquisition of stock or assets or any other business combination) of Equity Interests or Assets of another Person (other than another Acquired Company) if the aggregate amount of consideration in connection with all such transactions would exceed Fifty Million Dollars ($50,000,000) or, if such acquisition involves stock or a business combination, and any Acquired Company is not the sole stockholder, member or other equityholder following the acquisition;

(xiii)    adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of an Acquired Company;

(xiv)    make or authorize any capital expenditures, except for the expenditures materially consistent with the amounts set forth on Section 6.01(b)(xiv) of the Acquired Company Disclosure Schedule for 2025 and 2026; provided, however, that the foregoing shall not restrict capital expenditures for operational emergencies, equipment failures or outages; provided, further, that such capital expenditures shall be made in the ordinary course of business;

(xv)     pay, discharge, settle, compromise, waive, release or satisfy any Action that would result in any liability in excess of Twenty-Five Million Dollars ($25,000,000) in the aggregate for such Action, or that would impose non-monetary obligations (other than customary confidentiality obligations) on any Acquired Company that would be material to an Acquired Company or where any Acquired Company admits to any wrongdoing;

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(xvi)    abandon, forfeit or fail to maintain in effect and in good standing any Permit material to the Acquired Companies taken as a whole or the Business;

(xvii)   fail to maintain, terminate or cancel any material insurance coverage maintained by any Acquired Company without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(xviii)  sell, assign, transfer, license, sublicense, subject to a Lien (other than Permitted Liens), transfer, or otherwise dispose of any Proprietary Software set forth on Section 1.01-PS of the Acquired Company Disclosure Schedule, except for non-exclusive licenses of Proprietary Software granted to customers, contractors or vendors in the ordinary course; or

(xix)     agree or commit to do any of the foregoing.

Section 6.02.     Pre-Closing Conduct of Business of Buyer.

(a)            From the date of this Agreement until the Closing, except as (i) expressly permitted by this Agreement, (ii) required by Applicable Law, (iii) set forth in Section 6.02(a) of Buyer Disclosure Schedule or (iv) with the written consent of Sellers (which shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Subsidiaries not to:

(i)         amend or otherwise modify the Governing Documents of Buyer in a manner that would adversely affect the rights of the holders of Buyer Common Stock to be issued as the Stock Consideration disproportionately in relation to the other holders of Buyer Common Stock;

(ii)      declare, authorize, establish a record date for or pay any dividend or other distribution (in cash or otherwise) with respect to the Equity Interests of Buyer, other than in the ordinary course of business and Buyer’s regular quarterly cash dividends on Buyer Common Stock;

(iii)      split, combine or reclassify any Equity Interests of Buyer, other than in the ordinary course of business in connection with employee or director compensation matters;

(iv)     grant to any other Person any rights with respect to the registration of Buyer Common Stock that are more favorable than or conflict with (or enter into any other agreement that conflicts with) the rights to be granted to Sellers (or their designees) under the Registration Rights Agreement;

(v)      enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than any such merger, consolidation, restructuring, recapitalization or other reorganization among Buyer’s wholly-owned Subsidiaries or any liquidation or dissolution of any dormant wholly-owned Subsidiary of Buyer);

(vi)      materially change Buyer’s line of businesses or enter into any material new line of business; or

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(vii)    agree or commit to do any of the foregoing.

Section 6.03.     Further Assurances; Consents and Filings.

(a)            Subject to the terms and conditions of this Agreement, including Section 6.03(f), Buyer and Sellers shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take or cause to be taken all actions, and do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary under Applicable Law, to consummate the transactions contemplated by this Agreement, and proceed diligently and in good faith, and to obtain as soon as practicable, but in any event before the End Date, all necessary consents (including corporate or limited liability company approvals), clearances, waiting period expirations or terminations, approvals, waivers, licenses, Permits, exemptions and authorizations of, and actions or nonactions by, and make as promptly as practicable all necessary filings, submissions and declarations with, any Governmental Authority or other third party necessary in connection with the consummation of the transactions contemplated by this Agreement. Prior to submitting or making any correspondence, filing or communication to any Governmental Authority, Sellers and Buyer shall, to the extent permitted by Applicable Law, first provide the other parties hereto with a copy of such correspondence, filing (except their respective Notification and Report Forms pursuant to the HSR Act) or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Authority, and shall reasonably consider and take account of all reasonable comments timely made by the other parties with respect thereto.

(b)            Subject to the terms and conditions herein provided and without limiting the foregoing, each of Sellers and Buyer agrees to coordinate in good faith with respect to and to (and shall cause its respective Subsidiaries and Affiliates to): (i) file all required Notification and Report Forms pursuant to the HSR Act with respect to Buyer’s acquisition of the Acquired Interests as promptly as practicable after the date hereof, and in any event within thirty (30) days of this Agreement (or such other period as may be agreed in writing by Sellers and Buyer); (ii) file with FERC and NYSPSC such filings as are required to be made with respect to the FERC Approval and the NYSPSC Approval, respectively, within thirty (30) days of this Agreement (or such other period as may be agreed in writing by Sellers and Buyer); and (iii) file with the applicable Governmental Authorities such other filings, submissions and declarations as are required to be made with respect to the other Required Regulatory Approvals no later than thirty (30) days after the date of this Agreement (or such other period as may be agreed in writing by Sellers and Buyer).

(c)            No party hereto shall meet with, engage in material conversations with, or attend or participate in other appearances before, any Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other parties hereto reasonably in advance and, to the extent not precluded by Applicable Law or regulation or the applicable Governmental Authority, offers the other parties hereto the opportunity to attend and participate in such meeting or conversation. Sellers and Buyer shall (and shall cause their respective Representatives to), to the extent permitted by Applicable Law, (i) give each other prompt notice of the making or commencement of any request, inquiry or Action by or before any Governmental Authority with respect to the transactions contemplated hereby, (ii) keep each other reasonably informed as to the status of any such request, inquiry or Action, (iii) promptly inform each other of any material communication (and provide each other with copies of all written communications) to or from any Governmental Authority with respect to the transactions contemplated hereby.

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(d)            Without limitation to their obligations set forth in this Section 6.03, Buyer and Sellers shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the timing, form and content of any filing, analyses, appearances, communications, presentations, memoranda, briefs, arguments, opinions and making or submitting any proposals other than in respect of a Required Regulatory Action by or on behalf of any party hereto in connection with efforts to obtain the Required Regulatory Approvals or HSR clearance (collectively, “Regulatory Approval Actions”); provided that any consultation or cooperation with respect to any potential Burdensome Condition shall not be deemed to be an acknowledgement by Sellers that any Burdensome Condition exists; provided, further, that in the event of any disagreement between Buyer, on the one hand, and Sellers and/or the Acquired Companies, on the other hand, regarding any decision to take or not take any Regulatory Approval Action, the timing of any Regulatory Approval Action, or any aspect or element of any Regulatory Approval Action, the position of Buyer shall prevail and Sellers shall comply with their obligations under this Section 6.03 with respect to such Regulatory Approval Action.

(e)            Sellers and Buyer shall not, and shall cause their respective Subsidiaries not to, take, refrain from taking or cause to be taken any action that it is aware or should reasonably be aware would have the effect of materially delaying, materially impairing or materially impeding the receipt of any consent, authorization, order or approval of any Governmental Authority. Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, acquire or agree to acquire any electric generation or transmission facility, or otherwise obtain control over any electric generation, transmission, storage or other power-related facility, in each case, in the “ERCOT power region” (as such terminology is used in Sections 39.154 and 39.158 of PURA), PJM region, NYISO region, or ISO-NE region, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation, asset or equity purchase or the taking of such action would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder, or materially delay the consummation of the transactions contemplated by this Agreement. Other than as set forth on Section 6.03(e) of the Acquired Company Disclosure Schedule, prior to the earlier of the receipt of the NYSPSC Approval, the termination of this Agreement and the Closing, Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, acquire or agree to acquire any electric generation or transmission facility, or otherwise obtain control over any electric generation, transmission, storage or other power-related facility, in each case, that requires a NYSPSC ruling declaring no further review is required under, or NYSPSC authorization pursuant to, Section 70 of the New York State Public Service Law whether by merger, consolidation, by purchasing any portion of the assets of or equity in such facility, or by any other manner, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation, asset or equity purchase or the taking of such action primarily causes the failure to obtain the NYSPSC Approval.

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(f)            In addition to and without limiting the foregoing, Buyer shall take, and shall cause its Affiliates to take, Sellers shall, and shall cause their respective Subsidiaries to, reasonably assist Buyer and its Affiliates with respect to, all actions necessary to satisfy as promptly as practicable all conditions, undertakings and requirements as may be necessary or appropriate to obtain all required consents, authorizations, orders and approvals from Governmental Authorities, as soon as practicable, but in any event before the End Date, including (i) litigating, appealing any such litigation, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby that would otherwise prevent or impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement, (ii) offering, negotiating, agreeing to, consenting to, and effecting the sale, divestiture, effecting the disposition, licensing or holding separate of assets or lines of business or taking any other action with respect to any of Buyer’s, its Affiliates’ or the Acquired Companies’ businesses, assets, properties or other interests, including operating businesses or assets separately or taking other structural or behavioral actions, (iii) offering, negotiating, agreeing to, consenting to, and effecting the creation, termination, relinquishment, modification or waiver of relationships, ventures, contractual rights, obligations or other arrangements of Buyer, its Affiliates or the Acquired Companies or (iv) taking or committing to take actions that after the Closing Date would limit the freedom of action of Buyer, its Affiliates or the Acquired Companies with respect to, or its or their ability to retain, operate, own or manage, one or more of its or their businesses, assets, properties or other interests; provided that any such actions contemplated in clauses (ii) through (iv) above (such actions, the “Required Regulatory Actions”) with respect to Buyer, its Affiliates and the Acquired Companies shall be required only if conditioned on the Closing. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall be construed to (A) require Buyer or any of its Affiliates or (B) permit the Acquired Companies without the prior written consent of Buyer, in the case of each of clause (A) and clause (B), to undertake to undertake any Required Regulatory Action if such Required Regulatory Action is, individually or in the aggregate when taken together with other Required Regulatory Actions, a Burdensome Condition.

“Burdensome Condition” means any Required Regulatory Action that (a) would have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business or results of operations of Buyer, the Acquired Companies and their respective Affiliates, taken as a whole, or (b) would require Buyer, the Acquired Companies and their respective Subsidiaries to, or to agree to, terminate, relinquish, modify, or waive any of their respective relationships, ventures, contractual rights, obligations, or other arrangements, including any tolling arrangements or transmission scheduling control rights and responsibilities, in each case, with respect to any of the Specified Assets.

“Specified Assets” means those assets set forth on Section 6.03(f) of the Buyer Disclosure Schedule.

If Buyer reasonably believes any requested, known or anticipated Required Regulatory Action is a Burdensome Condition, Buyer shall notify Sellers of such potential Burdensome Condition and the parties hereto and their Representatives shall promptly confer and discuss in good faith potential approaches that would avoid such Burdensome Condition or mitigate its impact and the strategy with respect to the parties’ further engagement with any applicable Governmental Authority with respect to the potential Burdensome Condition, and shall negotiate in good faith with respect to any potential modification of the terms of this Agreement or the other agreements or transactions contemplated hereby, on mutually acceptable terms and on an equitable basis, in a way that would substantially eliminate any such potential Burdensome Condition or sufficiently mitigate its adverse effect so that it would no longer constitute a Burdensome Condition hereunder while at the same time satisfactorily addressing any Required Regulatory Action.

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(g)            Notwithstanding anything in this Agreement to the contrary, all filing fees payable in connection with the Notification and Report Forms pursuant to the HSR Act to be filed with respect to the transactions contemplated hereby shall be borne equally by Buyer, on one hand, and Sellers, on the other hand. Nothing in this Agreement, including Section 6.01 and this Section 6.03, is intended to give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of any of the Acquired Companies prior to the Closing.

Section 6.04.     Access and Information.

(a)            From the date hereof until the Closing, Sellers shall cause the Acquired Companies to, at Buyer’s sole cost and expense, and solely to the extent such information is readily available or would be readily obtained without any undue interference with the business or operations of Sellers or any of the Acquired Companies, (i) furnish to Buyer or its Representatives, such financial, operating and other data and any other information relating to the Business as such Persons may reasonably request in advance; (ii) upon reasonable prior notice and during normal working hours of the applicable Acquired Company, afford to Buyer and its Representatives reasonable access to the properties to conduct surveying, inspections, and for any other reason reasonably related to Buyer’s diligence, the Financing or this Agreement (subject to reasonable safety restrictions), copies of relevant books and records and employees, officers and Representatives of the Acquired Companies; and (iii) reasonably cooperate with Buyer to allow Buyer or its applicable Affiliate to make offers of employment to the Persons and in the manner set forth in Annex D; provided that (A) the obligation of any Acquired Company to provide the information referred to in clause (i) or the access referred to in clause (ii) shall be subject to the Access Restrictions, (B) Buyer shall not (directly or through any other Person) collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on any property related to any Acquired Company and (C) Sellers shall have the right to have their Representatives present for any granted access, review of information or meetings with employees, officers or Representatives of the Acquired Companies conducted as part of any actions contemplated by clause (i), (ii) or (iii). In the event that any Seller does not furnish any information referred to in clause (i), or does not provide any access referred to in clause (ii), in each case of the preceding sentence, based on the Access Restrictions, Sellers shall promptly notify Buyer of such refusal or inability to provide such information or access and shall use, and shall cause their respective Affiliates, including the Acquired Companies, to use, commercially reasonable efforts to make appropriate substitute arrangements, including entering into a joint defense Contract or “clean team” arrangements, or seek appropriate waivers or consents. Except in the case of any Sellers’, its Affiliates’ or their respective Representatives’ willful misconduct or gross negligence, Buyer agrees to indemnify and hold harmless Sellers, their Affiliates and their respective Representatives (each of which Persons shall be a third-party beneficiary of this Section 6.04(a)) for any and all Losses incurred by any of the foregoing Persons arising out of or relating to the on-site visits under this Section 6.04(a), including any claims by any Person with respect to injury or death to Persons or property damage. Notwithstanding the foregoing, Buyer’s access rights under this Section 6.04(a) shall terminate, with access to information governed by discovery, during the pendency of any Action between the parties hereto. No information or knowledge obtained by any Person in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by any party hereto.

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(b)            At or as soon as reasonably practicable after the Closing, Sellers shall deliver to Buyer all written books, drawings, OEM manuals and records of the Acquired Companies that are in the possession or control of Sellers or their respective Affiliates and not located at the Acquired Companies’ premises or not otherwise made available to Buyer or its Representatives. From and after the Closing, without limiting the rights of Sellers pursuant to Section 2.04(c), Buyer shall, and shall cause the Acquired Companies to (i) maintain the books and records of the Business for a period of six (6) years, except in the case of books and records relating to Taxes, which shall be maintained for any longer period required by Applicable Law; and (ii) at Sellers’ sole cost and expense, to the extent reasonably necessary to permit Sellers or any of their Affiliates to perform their Tax, accounting and financial reporting obligations or to perform or satisfy any bona fide legal or regulatory obligation relating to any period prior to the Closing and subject to the Access Restrictions, (A) furnish to Sellers and their Representatives such financial and operating data and any other information relating to the Business as such Persons may reasonably request in advance and (B) upon no less than three (3) Business Days’ written notice and during working hours of the applicable Acquired Company, afford to Sellers and their respective Representatives reasonable access to the properties (subject to reasonable safety restrictions), copies of books and records, and employees, officers and Representatives of the Acquired Companies; provided, in each case of the foregoing clauses (ii)(A) and (ii)(B), that (1) Buyer shall have the right to have its Representatives present for any communication with employees, officers or Representatives of the Acquired Companies; and (2) no Acquired Company shall be required to furnish any information to the extent that (x) Buyer reasonably believe any of Buyer or its Affiliates is prohibited from furnishing such information to Sellers or their Representatives under Applicable Law or any Contract; or (y) such information relates to pricing or other matters that are sensitive and the furnishing of such information, as determined by Buyer, might reasonably result in antitrust difficulties for Buyer or any of their Affiliates. In the event that Buyer does not furnish any information referred to in clause (i), or does not provide any access referred to in clause (ii), in each case of the preceding sentence, based on the Access Restrictions, Buyer shall promptly notify Sellers of such refusal or inability to provide such information or access and shall use, and shall cause its Affiliates, including the Acquired Companies, to use, commercially reasonable efforts to make appropriate substitute arrangements, including entering into a joint defense Contract or “clean team” arrangements, or seek appropriate waivers or consents. Sellers agree to indemnify and hold harmless Buyer, its Affiliates and their respective Representatives (each of which Persons shall be a third-party beneficiary of this Section 6.04(b)) for any and all Losses incurred by any of the foregoing Persons arising out of or relating to the on-site visits under this Section 6.04(b), including any claims by any Person with respect to injury or death to Persons or property damage.

Section 6.05.     Confidentiality.

(a)            Subject to Section 6.05(b) through Section 6.05(d), (i) Sellers undertake to Buyer to keep, and to cause each of their respective Affiliates and Representatives to keep, confidential the terms and existence of this Agreement and the Transaction Agreements (except for the Power Purchase Agreement) and all information and documents about Buyer and its Affiliates (including, after the Closing, the Acquired Companies and the Business) and (ii) Buyer undertakes to Sellers to keep confidential the terms and existence of this Agreement and the Transaction Agreements (except for the Power Purchase Agreement) and all information and documents that it has acquired about Sellers and their Affiliates (excluding, from and after the Closing, information with respect to the Acquired Companies and the Business). As used in this Section 6.05, “Receiving Party” means (w) Buyer, its Affiliates and its and their Representatives, or (x) Sellers, their respective Affiliates and their respective Representatives, that receive or are provided access to any of the foregoing information from (1) in the case of the Persons in clause (w), Sellers, their respective Affiliates and their respective Representatives or (2) in the case of the Persons in clause (x), Buyer, its Affiliates and its or their Representatives, and the Person or Persons disclosing or providing access to such information shall be the “Disclosing Party”.

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(b)             A party shall not be required to keep confidential or to restrict its use of (i) information that became, is or becomes publicly available (other than as a result of a disclosure in breach of this Agreement, the Confidentiality Agreement or other obligation of confidentiality); (ii) information that was already known to Receiving Party on a non-confidential basis prior to being furnished thereto by the Disclosing Party; (iii) information that becomes available to Receiving Party on a non-confidential basis from a source other than Disclosing Party if such source, to such Receiving Party’s knowledge, is not bound by a confidentiality agreement with, or other obligation of confidentiality to, such source that prohibits such source from transmitting the information to the Receiving Party; (iv) information that is independently developed by or for Receiving Party without the use of, or reliance on, any of any information disclosed by Disclosing Party and without violating any of Receiving Party’s obligations hereunder or under the Confidentiality Agreement; or (v) information disclosed with the Disclosing Party’s prior written consent.

(c)            Buyer or Sellers, as applicable, may disclose such information referred to in Section 6.05(a) that it is otherwise required to keep confidential under this Section 6.05:

(i)        to its Representatives, but only if such Representatives (A) need to know such information solely for a purpose contemplated by this Agreement or any Transaction Agreement (except for the Power Purchase Agreement) and (B) are either bound by (x) an obligation of confidentiality to Receiving Party, advised of the existence of this Agreement and directed to comply with its terms or (y) by standards of professional conduct to maintain the confidentiality of such information to the same extent required in this Agreement and are directed to use such information in connection with the purposes contemplated by this Agreement; or

(ii)      to the extent required by Applicable Law (including by interrogatories, requests for information or documents, subpoena, civil investigative demand, regulatory proceedings, stock exchange rules, or other applicable rules or regulations or similar process); provided that the Receiving Party shall, to the extent legally permissible, promptly notify Disclosing Party of such request or requirement so that Disclosing Party may, at its own cost, seek an appropriate protective order or waive compliance with this Agreement. If so requested or required, subject to any protective order or the receipt of an express waiver under this Agreement, Receiving Party may disclose only such portion of the information referred to in Section 6.05(a) to the Person requiring disclosure as, on the advice of legal counsel, is required by Applicable Law and, in connection with such disclosure, Receiving Party shall use commercially reasonable efforts to request confidential treatment of such portion of the information as is disclosed; provided, further, that to the extent that Receiving Party is subject to a routine examination in the ordinary course of business by a regulatory or self-regulatory authority, bank examiner or auditor, notice to the Disclosing Party shall not be required where disclosure is in connection with an audit or examination or a blanket document request that does not reference the Disclosing Party, this Agreement, any Transaction Agreements (except for the Power Purchase Agreement) or the transactions contemplated hereby or thereby.

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(d)            In furtherance and not in limitation of the foregoing, Sellers and Buyer shall not, and shall cause their respective Affiliates’ and their Representatives’ not to, directly or indirectly, issue or cause the publication of any public announcement or press release with respect to this Agreement or any Transaction Agreements (except for the Power Purchase Agreement) or the transactions contemplated hereby or thereby without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) to the extent that Sellers or Buyer, as applicable, reasonably determines, after consultation with legal counsel, such action to be required by Applicable Law or by the applicable rules of any stock exchange or self-regulatory organization, in which event such party will use reasonable best efforts to allow each other parties hereto reasonable time to comment on such public announcement in advance of its issuance, (ii) to the extent the contents of such publication or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in compliance with this Section 6.05(d), or (iii) to the extent that the subject matter of such public announcement or press release relates to a material dispute between Buyer, on the one hand, and Sellers, on the other hand. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in a form mutually agreed by Sellers and Buyer.

(e)            Notwithstanding any other provision set forth herein or in any Transaction Agreements, Buyer (and its Affiliates) may share non-public or confidential information regarding the Acquired Companies and their respective businesses (i) with Governmental Authorities in furtherance of its obligations under Section 6.03 and (ii) with the Debt Financing Sources, and Buyer and the Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Financing, in each case of the foregoing clause (ii) to the extent such Debt Financing Sources or potential financing source are obligated, by Contract or otherwise, to maintain the confidentiality of such non-public or confidential information.

(f)            Notwithstanding the foregoing in this Section 6.05, the confidentiality and other obligations set forth in this Section 6.05 shall not govern the Power Purchase Agreement, the confidentiality obligations with respect to which shall be governed according to the terms of the Power Purchase Agreement.

Section 6.06.     Notices of Certain Events. Subject to Applicable Law, each of Sellers and Buyer shall promptly notify (and where applicable furnish a copy of such materials to) the other parties hereto in the event of (a) such party’s receipt of any material written notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Agreements (to the extent notification thereof to the other parties is permitted by such Governmental Authority), or (b) the commencement of any Action related to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby of which, to the Acquired Company’s Knowledge or to Buyer’s Knowledge, as applicable, such party has received written notice. Subject to Applicable Law and any obligation of confidentiality, prior to the Closing, Sellers shall notify Buyer in writing of operational emergencies, equipment failures or outages that are material to the Business as soon as reasonably practicable after the occurrence of any such event.

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Section 6.07.     Termination of Certain Services and Contracts. At or prior to the Closing, except for the Affiliate Contracts set forth on Section 6.07 of the Acquired Company Disclosure Schedule and except as otherwise expressly agreed in the Transition Services Agreement, Sellers shall, or shall cause their respective Affiliates (including the Acquired Companies) to, at Sellers’ cost and expense, (a) terminate, sever or assign to Sellers or an Affiliate thereof (other than any Acquired Company) effective upon or before the Closing any and all services provided to any Acquired Company by Sellers or any Affiliate of Sellers (other than any Acquired Company), including the termination or severance of insurance policies, Tax services, legal services and banking services (to include the severance of any centralized clearance accounts), it being understood that certain of such services may not arise under written contract, in which case such services shall be deemed to be terminated at the Closing, (b) terminate or assign to Sellers or any Affiliate thereof (other than any Acquired Company) each Affiliate Contract in its entirety without any further obligations or liabilities of the Acquired Companies, Buyer or any of its Affiliates following the Closing, in each case, in a form that Sellers have afforded Buyer a reasonable opportunity to review and comment on prior to the Closing, (c) eliminate by payment, settlement, netting, capitalization, set off, cancellation, forgiving, release or otherwise any obligations or liabilities under the Intercompany Accounts between or among such parties, in each case, such that Buyer, the Acquired Companies and their respective Affiliates, on the one hand, and Sellers and their respective Affiliates, on the other hand, shall not have any further liability to one another in respect of such Intercompany Accounts following the Closing and (d) cause any and all claims, liabilities, or obligations (contingent or otherwise) between any Acquired Company, on one hand, and Sellers or their Affiliates (other than any Acquired Company), on the other hand, to be released effective at the Closing (collectively such services, contracts, claims, liabilities or obligations, the “Terminated Contracts”). Notwithstanding the foregoing, each of the contracts and other arrangements listed on Section 6.07 of the Acquired Company Disclosure Schedule shall not be terminated or assigned at Closing, shall not be deemed to be Terminated Contracts hereunder and shall continue in the ordinary course according to its terms or arrangements, as the case may be.

Section 6.08.     Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)            Buyer (on behalf of itself and its Affiliates) waives and will not assert, and agrees to cause the Acquired Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Sellers or any of their Affiliates or any shareholder, officer, employee or director of any of them or the Acquired Companies (any such Person, a “Designated Person”) in any matter involving the Transaction Agreements or any other agreements or transactions contemplated thereby, by Milbank LLP representing Sellers, the Acquired Companies or any of their respective Affiliates in connection with the Transaction Agreements or any other agreements or transactions contemplated thereby (the “Current Representation”), including in any Action or other dispute between or among Buyer or its Affiliates, the Acquired Companies and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer or its Affiliates or the Acquired Companies.

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(b)            Buyer waives and will not assert, and agrees to cause the Acquired Companies to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Acquired Companies, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Sellers; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving the Transaction Agreements or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons and their advisers. From and after the Closing, the Acquired Companies shall not have access to any communications or to the files of any legal counsel currently representing Sellers in connection with the Current Representation.

Section 6.09.     Directors and Officers.

(a)            From and after the Closing for a period of six (6) years, Buyer shall cause the Acquired Companies to, (i) indemnify and hold harmless each Seller Indemnitee to the fullest extent permitted by Applicable Law against and from any Losses incurred by such Seller Indemnitee in connection with any Action to the extent arising out of or relating to the fact that a Seller Indemnitee is (or was prior to the Closing) a director or officer of any Acquired Company, whether asserted or claimed prior to, at or after the Closing, and (ii) provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability in favor of any Seller Indemnitee who is entitled to be indemnified by any Acquired Company pursuant to the Governing Documents of any Acquired Company or any agreement set forth in Section 6.09(a) of the Acquired Company Disclosure Schedule providing for indemnification by the Acquired Companies of any Seller Indemnitee, in each case in effect on the date of this Agreement. In the event that Buyer, the Acquired Companies or any of their respective successors or assigns (1) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or a majority of its assets to any Person while the covenants set forth in this Section 6.09 remain in effect, then in each such case, Buyer shall use commercially reasonable efforts to make or cause the applicable Acquired Company to make proper provision shall be made so that such successor or assign of Buyer or the Acquired Companies, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 6.09.

(b)            At or prior to the Closing, Sellers shall obtain an extended reporting period endorsement under Sellers’ existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Buyer that shall provide the Seller Indemnitees with coverage for six years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the Acquired Companies’ directors’ and officers’ liability insurance coverage presently maintained by Sellers (the “D&O Tail Policy”). At or prior to the Closing, Sellers shall provide a copy of the D&O Tail Policy to Buyer, along with written confirmation from the insurance provider that the D&O Tail Policy will be bound at Closing. Notwithstanding the foregoing, in no event shall Buyer and Sellers be required to expend, in the aggregate, on the premium of such D&O Tail Policy in excess of 300% of the aggregate annual premiums currently payable by Sellers with respect to such current policies.

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(c)            The obligations of Buyer under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect any Seller Indemnitee to which this Section 6.09 applies without the written consent of such affected Seller Indemnitee unless such termination or modification is required by Applicable Law (it being expressly agreed that each Seller Indemnitee shall be a third-party beneficiary of this Section 6.09).

Section 6.10.     Stock Exchange Listing. Buyer shall cause the shares of Buyer Common Stock to be issued pursuant to the transactions contemplated hereby to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

Section 6.11.     Tax Matters.

(a)            Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Tax Returns for any taxable period ending on or before the Closing Date that are filed following the Closing Date (collectively, “Seller Tax Returns”). All such Seller Tax Returns shall be prepared in a manner consistent with past practices and procedures of the Acquired Companies to the extent at least “more likely than not” supportable under Applicable Law. Sellers shall provide Buyer with copies of all Seller Tax Returns no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) if reasonably practicable, or as soon as reasonably practicable otherwise, for Buyer’s review and consider in good faith Buyer’s reasonable comments received no later than fifteen (15) days prior to the due date for filing thereof (including applicable extensions). The parties hereto shall attempt in good faith to resolve any disagreement regarding such Seller Tax Returns prior to filing; provided, that if the parties are unable to resolve any dispute with respect to such Tax Return within ten (10) days prior to the due date for filing such Tax Return, such dispute shall be referred to and resolved by the Auditor in accordance with the procedures set forth in Section 2.04(d), mutatis mutandis, which resolution shall be binding on the parties. If any dispute with respect to such Tax Return is not resolved prior to the due date of the applicable Seller Tax Return, such Tax Return shall be filed in the manner that Sellers deem correct without prejudice to the other party’s rights hereunder and shall promptly be amended (or an administrative adjustment request pursuant to Section 6227 of the Code or any similar state or local Applicable Law shall be made) to reflect any contrary resolution of the Auditor.

(b)            Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Tax Returns for any Straddle Period that are filed after the Closing Date (“Straddle Pass-Through Tax Returns”). All such Straddle Pass-Through Tax Returns shall be prepared in a manner consistent with past practices and procedures of the Acquired Companies to the extent at least “more likely than not” supportable under Applicable Law, and Sellers shall reasonably cooperate with Buyer so that such Straddle Pass-Through Tax Returns can be prepared in such a manner; provided, however, that items of income, gain, deduction and expense for any Straddle Period shall be allocated between Sellers and Buyer using the “interim closing method” and the “calendar day convention” pursuant to Treasury Regulation Section 1.706-4; provided, further, however, that all deductions reported on any Straddle Pass-Through Tax Return attributable to Lightning Transaction Expenses, Linebacker Transaction Expenses, or CCS Transaction Expenses, or the repayment of any Lightning Indebtedness, Linebacker Indebtedness, or CCS Indebtedness shall be treated as deductible in a Pre-Closing Tax Period to the extent permitted, determined on a “more likely than not” (or higher level of confidence) basis, by Applicable Law, provided that, for such purpose, seventy percent (70%) of any success-based fee of an Acquired Company (as defined in Treasury Regulations Section 1.263(a)-5(f)) shall be treated as deductible in accordance with Revenue Procedure 2011-29. Buyer shall provide Sellers with copies of all such Straddle Pass-Through Tax Returns no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) if reasonably practicable, or as soon as reasonably practicable otherwise, for Sellers’ review and consider in good faith any of Sellers’ reasonable comments received no later than fifteen (15) days prior to the due date for filing thereof (including applicable extensions). The parties shall attempt in good faith to resolve any disagreement regarding such Straddle Pass-Through Tax Returns prior to filing; provided, that if the parties are unable to resolve any dispute with respect to such Tax Return within ten (10) days prior to the due date for filing such Tax Return, such dispute shall be referred to and resolved by the Auditor in accordance with the procedures set forth in Section 2.04(d), mutatis mutandis, which resolution shall be binding on the parties. If any dispute with respect to such Tax Return is not resolved prior to the due date of the applicable Straddle Pass-Through Tax Return, such Tax Return shall be filed in the manner that Buyer deems correct without prejudice to the other party’s rights hereunder and shall promptly be amended (or an administrative adjustment request pursuant to Section 6227 of the Code or any similar state or local Applicable Law shall be made) to reflect any contrary resolution of the Auditor. Any Straddle Pass-Through Tax Return with respect to an Acquired Company that is treated as a partnership for U.S. federal income tax purposes as of the Closing shall include an election pursuant to Section 754 of the Code (and similar elections under Applicable Law) if such election is not already in effect.

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(c)            With respect to a Straddle Period, Sellers and Buyer shall determine the Tax attributable to the portion of the Straddle Period that ends on the Closing Date as follows: (i) all real estate, personal property and similar ad valorem Taxes (“Property Taxes”) imposed on the Acquired Companies or their assets that are applicable to any Straddle Period shall be prorated on a daily basis; (ii) franchise Tax paid or payable by or with respect to the Acquired Companies shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured; and (iii) all other Taxes (including Income Taxes, employment Taxes, and sales and use Taxes) shall be determined as of the end of the day on the Closing Date using an interim closing of the books on the Closing Date (and for such purpose, the taxable period of any entity treated as a partnership for U.S. federal income tax purposes in which any Acquired Company holds a beneficial interest will be deemed to terminate at such time). In determining whether a Property Tax is attributable to a Straddle Period, any Tax shall be deemed a Tax attributable to the taxable period specified on the relevant Tax bill. Section 6.11(c) of the Acquired Company Disclosure Schedule sets forth the real property Tax years and due dates for such Tax payments for the Acquired Companies. Notwithstanding the foregoing, the parties agree that any increase in Property Taxes that are attributable to Buyer’s acquisition of the Acquired Interests pursuant to this Agreement or change in Property Tax filing requirements of Buyer occurring subsequent to the Closing shall be borne by Buyer, and Sellers shall not have any responsibility for any such increase in Property Taxes.

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(d)            With respect to any Property Taxes of the Acquired Companies that are attributable to any Straddle Period: (i) if any of Sellers or the Acquired Companies pays such Property Taxes at or prior to the Closing, within three (3) Business Days after delivery to Buyer of proof of such payment, Buyer shall pay to Sellers the amount of such Property Taxes paid by Sellers or the Acquired Companies that are attributable to the portion of such Straddle Period beginning after the Closing Date; and (ii) if Buyer or the Acquired Companies pay such Property Taxes after the Closing, within three (3) Business Days after delivery to Sellers of proof of such payment, Sellers shall pay to Buyer the amount of such Property Taxes paid by Buyer or the Acquired Companies that are attributable to the portion of such Straddle Period up to and including the Closing Date. Any amounts payable under this Section 6.11(d) shall be without duplication of any amounts included in Lightning Net Working Capital, Linebacker Net Working Capital, or CCS Net Working Capital (as applicable).

(e)            If any of Sellers or Buyer (or any of their respective Affiliates) receives notice of a pending or threatened Action, examination or assessment relating to any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period (each, a “Tax Dispute”), then the party first receiving notice of such Tax Dispute shall provide written notice thereof to the other party within ten (10) Business Days of such party’s receipt. Sellers shall have the right to represent the interests of the Acquired Companies in any Tax Dispute for any Tax period ending on or before the Closing Date (and Buyer shall not, and shall not cause any Acquired Company to, revoke the designation of any partnership representative or designated individual selected by Sellers) and Buyer shall have the right to represent the interests of the Acquired Companies in any Tax Dispute for a Straddle Period; provided, that the controlling party shall (i) keep the non-controlling party reasonably informed of any issue relating to such Tax Dispute and (ii) not settle or compromise any such Tax Dispute without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)            At Buyer’s option, any Acquired Company treated as a partnership for U.S. federal income tax purposes shall, and the parties hereto shall reasonably cooperate to cause the partnership representative of the applicable Acquired Company to elect the application of Section 6226 of the Code (and any similar provision of state or local Applicable Law) with respect to any proposed adjustment resulting from any Action, examination or assessment of any Pass-Through Tax Return of the applicable Acquired Company for any Pre-Closing Tax Period.

(g)            Except as required by Applicable Law or contemplated by this Agreement, without obtaining the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not cause or permit the Acquired Companies to, (i) take any action on the Closing Date after the Closing other than in the ordinary course of business that could reasonably be expected to give rise to any material Tax liability of Sellers or their respective direct or indirect equity holders; (ii) make a retroactive election under Treasury Regulations Section 301.7701-3 with respect to the Acquired Companies that would be effective during a Pre-Closing Tax Period or Straddle Period; (iii) make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement; or (iv) prior to the determination of the Adjustment Amount, (A) file any Tax Return of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period other than one prepared in a manner consistent with past practice to the extent such past practice is at least “more likely than not” supportable under Applicable Law or (B) amend any Tax Return of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period.

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(h)            Each of Sellers and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate (at the requesting party’s sole cost and expense) with respect to any Taxes or Tax Returns in respect of the Acquired Companies, and shall retain until the expiration of the applicable Tax statute of limitations and provide to the other party and its Affiliates, all records and other information that are reasonably requested in writing by the other party in connection with any Tax Return or Tax Dispute, and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(i)             Sellers shall be entitled to the Tax refunds or overpayments in respect of Pre-Closing Tax Periods set forth in Section 6.11(i) of the Acquired Company Disclosure Schedule that are received or utilized by Buyer or any of the Acquired Companies prior to the second anniversary of the Closing Date, net of any out-of-pocket costs, expenses or Taxes attributable to such refunds. At Sellers’ sole out-of-pocket cost and expense, Buyer shall use commercially reasonable efforts to cause the Acquired Companies to make all filings and take all actions reasonably necessary, to the extent at least “more likely than not” supportable under Applicable Law, to secure such refunds or overpayments as promptly as possible and to pay to Sellers any such amount, net of any out-of-pocket costs, expenses, or Taxes attributable to such refunds, within fifteen (15) days after the actual receipt of or entitlement to such refund or overpayment. Notwithstanding anything in this Section 6.11(i) to the contrary, Buyer and the Acquired Companies shall not be obligated to pay any such refund or overpayment under this Section 6.11(i) to the extent that (i) any such refund or overpayment was included in the calculation of Lightning Net Working Capital, Linebacker Net Working Capital, CCS Net Working Capital, Lightning Indebtedness, Linebacker Indebtedness, or CCS Indebtedness (as applicable), (ii) a payment from Buyer (or any of its Affiliates) to Sellers (or any of their respective Affiliates) in respect of any such refund or overpayment was made pursuant to Section 6.11(d), (iii) the receipt or utilization of any such refund or overpayment obligates Buyer or the Acquired Companies (or any Affiliate thereof) to make a payment to a third party pursuant to the terms of an agreement entered into by the Acquired Companies or Sellers (or any of their respective Affiliates) on or prior to the Closing, or (iv) any such refund or overpayment results from the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Tax Period. Any amount received by any Seller pursuant to this Section 6.11(i) shall be treated as an adjustment to the Purchase Price except as otherwise required by Applicable Law.

(j)             If the Pre-Closing Tax Amount with respect to a jurisdiction or for a taxpaying entity would be determined to be a negative amount but for the parenthetical prior to clause (a) in the definition thereof, then Sellers shall be entitled to any Tax refunds or overpayments of Income Taxes of any of the Acquired Companies in respect of Pre-Closing Tax Periods attributable to any such negative amount that are actually received (including any interest received from a Governmental Authority thereon) after the Closing, or that are credited as an offset against any Income Taxes with respect to a Post-Closing Tax Period (such refunds or overpayments, the “Income Tax Refunds”), in each case, prior to the second anniversary of the Closing Date. Buyer shall use commercially reasonable efforts to cause the Acquired Companies to make all filings and take all actions reasonably necessary, to the extent at least “more likely than not” supportable under Applicable Law, to secure any Income Tax Refunds as promptly as possible and to pay to Sellers any such Income Tax Refunds, net of any out-of-pocket costs, expenses, or Taxes attributable to such Income Tax Refunds, within fifteen (15) days after the actual receipt such Income Tax Refunds (or, in the case of a credit or offset, upon the application of such Income Tax Refund as a credit against the Income Taxes of the Acquired Companies or Buyer (or any of their Affiliates)), by wire transfer of immediately available funds; provided, however, that Buyer and the Acquired Companies shall not be obligated to pay any such Income Tax Refund under this Section 6.11(j) to the extent that such Income Tax Refund (i) reduced the Pre-Closing Tax Amount, (ii) is payable by Buyer or the Acquired Companies (or any Affiliate thereof) to a third party pursuant to the terms of an agreement entered into by the Acquired Companies or Sellers (or any of their respective Affiliates) on or prior to the Closing, or (iii) results from the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Post-Closing Tax Period. Any amount received by any Seller pursuant to this Section 6.11(j) shall be treated as an adjustment to the Purchase Price except as otherwise required by Applicable Law.

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Section 6.12.     Section 16 Matters. Buyer Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such actions as may be necessary or appropriate such that the receipt of Buyer Common Stock in connection with the transactions contemplated by this Agreement by any individual who may become or be deemed a director or officer of Buyer is exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted thereunder.

Section 6.13.     Seller Credit Support.

(a)            From and after the date hereof, Sellers shall not, and shall cause their respective Affiliates not to, without Buyer’s written consent, except in the ordinary course of business or as permitted hereunder, (i) enter into any new material Seller Credit Support or (ii) materially modify any of the terms or conditions of any Seller Credit Support existing on the date hereof in any manner that would materially increase the liabilities or obligations of Buyer under this Section 6.13, in each case of clause (i) and (ii), except to the extent necessary to comply with the terms of any Material Contract or Permit.

(b)            From the date hereof until the date on which no Seller Credit Support remains outstanding (including, for the avoidance of doubt, if applicable, after the Closing), Buyer shall use its commercially reasonable efforts to (and Sellers shall, and shall cause their respective Affiliates to, provide such reasonable assistance as Buyer may request to): (i) arrange for substitute letters of credit, guarantees or other forms of customary credit support to replace all outstanding Seller Credit Support or (ii) assume all obligations under each Seller Credit Support, in each case by seeking to obtain from the creditor or other counterparty (and, in the case of any Seller Credit Support issued or provided by a bank, other financial institution or other third Person, from such bank, other financial institution or other third Person) a full release (in form and substance reasonably satisfactory to Sellers) of Sellers and their Affiliates (other than, following Closing, the Acquired Companies) of any liabilities and obligations thereunder.

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(c)            To the extent any Parent Credit Support remains outstanding following the Closing (any such Parent Credit Support, a “Continuing Credit Support”), Sellers shall maintain, or cause to be maintained, such Continuing Credit Support until the earlier of the current expiration date of such Continuing Credit Support and the date that is thirty (30) Business Days after the Closing, in each case, in the amount and on the terms and conditions as in effect as of Closing. With respect to each Continuing Credit Support, Buyer shall indemnify and hold harmless Sellers and their Affiliates (each of which shall be a third-party beneficiary of this Section 6.13) against, and reimburse Sellers for, all costs, fees or expenses required to be paid or otherwise incurred in maintaining such Continuing Credit Support, whether or not any such Continuing Credit Support is drawn upon or otherwise required to be paid or otherwise performed. Buyer shall promptly reimburse the applicable Seller and its Affiliates for all amounts in the event and to the extent that (i) any Continuing Credit Support is drawn upon, (ii) Sellers or any of their Affiliates makes any payment with respect to the Continuing Credit Support or (iii) any other Loss incurred by Sellers or their Affiliates with respect to any such Continuing Credit Support. Buyer acknowledges that neither Sellers nor any of their Affiliates will or be required to issue any new Parent Credit Support after the Closing.

(d)            Notwithstanding anything to the contrary contained herein, Buyer shall not (i) enter into any transactions after the Closing in the name of any Sellers or any of their Affiliates or (ii) amend, modify, extend or renegotiate any material term of any Parent Credit Support, in each case of the foregoing clauses (i) and (ii), in any manner that materially increases or extends the potential exposure of Sellers or any of their Affiliates under any Parent Credit Support, in each case without the consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14.     Specified Litigation Matters.

(a)            Prior to the Closing Date, Sellers shall, and shall cause the relevant Acquired Companies to, use commercially reasonable efforts to assign to one or more of their Affiliates (other than the Acquired Companies) all of such Acquired Companies’ right, title, and interest in and to the claims asserted by the relevant Acquired Companies in the Action set forth in Section 6.14(a) of the Acquired Company Disclosure Schedule, including all claims for damages, equitable relief or otherwise and any matter related to or arising out of the conduct, transactions or occurrences alleged in such Action (collectively, the “Specified Litigation Matters”).

(b)            At the sole cost and expense of Sellers, following the Closing, Buyer shall cause the applicable Acquired Companies, to reasonably cooperate with Sellers and any of their respective Representatives, as the case may be, in connection with any reasonable requests by Sellers with respect to any Specified Litigation Matter; and during normal business hours and upon reasonable prior notice, and without any undue interference with the business or operations of Buyer and its Affiliates, including the Acquired Companies, make available such parties’ personnel to assist and support Sellers, and, subject to the Access Restrictions, provide access to its non-privileged books and records, in connection with any matter relating to any Specified Litigation Matter. Following the Closing, upon reasonable request, Sellers shall promptly provide Buyer and the Acquired Companies’ counsel with all information and documents reasonably requested by the Buyer, including those related to the status or conduct of the Specified Litigation Matters, and shall make their counsel reasonably available to respond to inquiries of Buyer and the Acquired Companies’ counsel.

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(c)            Neither Buyer nor any of its Affiliates (including the Acquired Companies) shall be obligated to pay or otherwise fund any costs, fees or expenses, including court costs and legal fees. Notwithstanding the foregoing, (i) Sellers shall not, and shall not permit any of their respective Affiliates and Representatives to, compromise or settle any Specified Litigation Matter without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such compromise or settlement does not impose any injunctive relief or other restrictions of any kind or nature on Buyer or its Affiliates, including the Acquired Companies, and does not include any admission of wrongdoing or illegal act, and (ii) Sellers shall promptly indemnify and defend each Acquired Company, Buyer and any of their respective Representatives, and hold each of them harmless from and against, and pay to the applicable foregoing Person the amount of any and all Losses (including reasonable attorneys’ fees), based upon, attributable to or resulting from, any Specified Litigation Matter including, any costs or expenses incurred in connection with providing reasonable cooperation requested by Sellers.

Section 6.15.     R&W Insurance Policy Matters.

(a)            Subject to the any insurer being bound to confidentiality restrictions no less rigorous than those to which Buyer was bound in the Confidentiality Agreement, Sellers shall, and shall cause the Acquired Companies to, provide to Buyer and to any insurer or broker under the R&W Insurance Policy copies of all materials provided to Buyer in connection with Buyer’s negotiation, execution and delivery of this Agreement and otherwise reasonably cooperate, and cause the Acquired Companies to cooperate, with Buyer and such insurer or broker in the execution and binding of the R&W Insurance Policy. From and after the Closing, Buyer shall not amend, or permit to be amended, the R&W Insurance Policy in a manner that is detrimental to the interests of Sellers or their respective Affiliates. Buyer agrees that all premiums, commissions, fees, costs, expenses and other amounts incurred or payable in connection with the negotiation, execution or delivery of the R&W Insurance Policy shall not be deemed to be a Transaction Expense under this Agreement.

(b)            To the extent Buyer elects to obtain a R&W Insurance Policy, such R&W Insurance Policy shall provide that no insurer may seek to or enforce, and to the fullest extent waives, any right of subrogation, rights of contribution or any right of assignment it might have, against any Seller Related Party arising out of this Agreement, or the negotiation, execution or performance of this Agreement, except as against Sellers only in the case of Losses caused by Sellers’ Fraud, and no such rights shall expand or increase any liability or obligation of Sellers in connection with this Agreement and the transactions contemplated hereby. Such R&W Insurance Policy shall provide that Sellers and their Affiliates are third-party beneficiaries of such provisions. Buyer acknowledges and agrees that in the event no R&W Insurance Policy is obtained, Sellers shall have no liability with respect to Sellers’ representations and warranties in Article 3 and Article 4, except in the event of Sellers’ Fraud. To the extent Buyer elects to obtain a R&W Insurance Policy, from and after the Closing, if Buyer provides Sellers with notice of any written claim made against the R&W Insurance Policy, Sellers shall use commercially reasonable efforts to cooperate with Buyer in connection with any claim made by Buyer (subject to the Access Restrictions) under the R&W Insurance Policy at Buyer’s sole cost and expense; provided that in no event shall any Seller or any Affiliate thereof be required to provide any assistance to Buyer with respect to any claim alleging Fraud.

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Section 6.16.     Exclusivity. Sellers shall, effective upon the execution hereof, immediately terminate, and cause their respective Affiliates and Representatives to terminate, any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal. From the date of this Agreement to the Closing or the termination of this Agreement, Sellers shall not, and shall cause their respective Affiliates and their respective Representatives not to, directly or indirectly, (a) solicit, initiate, or encourage, or take any other action to knowingly facilitate, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer and its Affiliates and Representatives) any information with respect to, or otherwise cooperate in any way with, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, or (c) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Alternative Proposal. “Alternative Proposal” means any inquiry, proposal, indication of interest or offer made by any Person (other than Buyer, its Affiliates and their respective Representatives) and whether involving a single transaction or a series of related transactions, for, or that would result in: (i) the direct or indirect acquisition or purchase of any portion of any Equity Interests of any of the Acquired Companies or other material Assets of the Acquired Companies, or (ii) any merger, reorganization, dissolution, liquidation, share exchange, consolidation, business combination or similar transaction involving any Acquired Company, in each case of the foregoing clauses (i) and (ii), other than (A) the transactions contemplated hereby, (B) any transaction with an Affiliate controlled by or under common control with any of Lightning, Linebacker or CCS or (C) any transaction involving the indirect sale or transfer of Equity Interests of Sellers to an unaffiliated third party if, in the aggregate, the Assets of the Acquired Companies do not constitute substantially all of the Assets of the Affiliate of Sellers being sold or otherwise transferred in such transaction; in each case of clause (B) and (C), solely to the extent such transactions do not, and would not reasonably be expected to (I) prevent or materially impede, materially interfere with, materially hinder, or materially delay the consummation of the transactions contemplated by this Agreement, (II) affect any Sellers’ obligations under this Agreement, or (III) result in a direct sale, assignment or other transfer by any Seller of its Equity Interests in any Acquired Company.

Section 6.17.     Wrong Pockets; Clean Air Market Allowances.

(a)            From the Closing Date until the first anniversary thereof, if any Seller, any Acquired Company or Buyer becomes aware of any Assets or liabilities that primarily relate to the business and operations of Sellers other than the Business that are in the possession of the Acquired Companies, including any funds intended for Sellers or their respective Affiliates (other than the Acquired Companies), (i) Sellers shall promptly notify Buyer in writing or Buyer shall, or shall cause the applicable Acquired Company to, promptly notify Sellers in writing, as applicable, and (ii) Sellers shall and Buyer shall, or shall cause the applicable Acquired Companies to, as soon as reasonably practicable, ensure that such Asset or liability is transferred or assumed, with any necessary prior third party consent or approval, to the applicable Seller or its designee for no additional consideration. Prior to any such transfer, Buyer shall hold such Asset in trust for the benefit of the applicable Seller.

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(b)            From the Closing Date until the first anniversary thereof, if any Seller, any Acquired Company or Buyer becomes aware of any Assets or liabilities that primarily relate to the Business that are in the possession of any Seller or any of its Affiliates, including any funds intended for the Acquired Companies, (i) Sellers shall promptly notify Buyer in writing or Buyer shall or shall cause the applicable Acquired Company to promptly notify Sellers in writing, as applicable, and (ii) Sellers shall and Buyer shall cause the applicable Acquired Companies to, as soon as reasonably practicable, ensure that such Asset or liability is transferred or assumed, with any necessary prior third party consent or approval, to the applicable Acquired Company or Buyer’s designee for no additional consideration. Prior to any such transfer, each Seller shall hold such Asset in trust for the benefit of Buyer.

(c)            During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Sellers shall not, and shall cause the Acquired Companies not to, use, sell, bank, or transfer any Clean Air Market Allowances that have been allocated by the applicable Governmental Authority, whether as of the date of this Agreement or at any time prior to the Closing, to any Facility (the “Allocated Allowances”) for any purpose other than such Facility’s compliance with Applicable Law. If any Allocated Allowances have been transferred to, or are held in, an account of any Seller or any of its Affiliates (other than an Acquired Company) prior to the Closing, Sellers shall, and shall cause their applicable Affiliates to, transfer such Allocated Allowances to an account of the applicable Acquired Company on or prior to the Closing Date to the extent permitted by Applicable Law. Sellers shall, and shall cause the Acquired Companies to, purchase CO2 allowances under the Regional Greenhouse Gas Initiative in the ordinary course of business where necessary for compliance with Applicable Law.

Section 6.18.     Casualty and Condemnation.

(a)            If, from and after the date hereof until the earlier of the Closing and the termination of this Agreement, as applicable, any Asset (or any material portion thereof) of any Acquired Company (other than CCS and its Subsidiaries), either alone, or together with any other Asset (or any material portion thereof) of any Acquired Company (including, for the avoidance of doubt, any Facility but excluding CCS or any of its Subsidiaries) is damaged by fire or other casualty (“Casualty Loss”), or is taken by a Governmental Authority by exercise of the power of eminent domain (“Condemnation”), then the provisions of this Section 6.18 may apply and Sellers shall promptly (and in any event no more than five (5) days after such event first occurred) notify Buyer in writing of a material Casualty Loss or material Condemnation together with the details thereof. To assist Buyer in its evaluation of a Casualty Loss or Condemnation, Sellers shall or shall cause the Acquired Companies to provide to Buyer such access to the Assets, and such information of the Acquired Companies as Buyer may reasonably request in connection therewith, all in accordance with Section 6.04.

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(b)            Following the occurrence of (i) any Casualty Loss, if (A) the aggregate cost to restore, repair or replace the Asset(s) (or material portion(s) thereof) subject to such Casualty Loss to a condition comparable in all material respects to its/their condition prior to the occurrence of such Casualty Loss(es) net of insurance and other third party proceeds reasonably expected to be available to an Acquired Company in respect of such Casualty Loss(es) plus (B) the aggregate amount of net lost profits of the Business reasonably expected to accrue as a result of such Casualty Loss(es) after the Adjustment Calculation Time (the sum of clauses (i)(A) and (i)(B), collectively, “Restoration Cost”) and/or (ii) any Condemnation, if the (A) aggregate cost to restore or replace the Asset(s) subject to such Condemnation net of condemnation awards and other third party proceeds reasonably expected to be available to the Business in respect of such Condemnation plus (B) the aggregate amount of the net lost profits of the Business reasonably expected to accrue as a result of such Condemnation after the Adjustment Calculation Time (the sum of clauses (ii)(A) and (ii)(B), collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to One Billion Two Hundred Ten Million Dollars ($1,210,000,000) (“Major Loss Amount”), for such Casualty Loss(es) or Condemnation, then (A) there shall be no effect on the transactions contemplated hereby and (B) the applicable Acquired Companies shall be entitled to and shall retain (or Buyer or its applicable Affiliate shall promptly remit to the applicable Acquired Companies) all insurance, condemnation award or other third-party proceeds for any Casualty Loss and/or Condemnation (“Loss Proceeds”) received by Sellers or any of their Affiliates (without being considered a current asset in the calculation of Lightning Net Working Capital Adjustment or Linebacker Net Working Capital Adjustment (as applicable)). In the event that the parties do not agree to any quantum of Restoration Cost and/or Condemnation Value, the parties shall negotiate in good faith to determine the value of the Restoration Cost and/or Condemnation Value; provided, that, if the parties cannot mutually agree to the value of the Restoration Cost and/or Condemnation Value within thirty (30) days of commencing negotiations, then the applicable Restoration Cost and/or Condemnation Value shall be determined by an independent third party appraiser mutually selected by the parties hereto (and in the absence of agreement between the parties as to the selection of the independent third party appraiser after five (5) days following the end of such thirty (30)-day period, the independent third party appraiser shall be selected by the New York, New York office of the American Arbitration Association).

(c)            Subject to the rights of Buyer and Sellers set forth in Section 6.18, upon the occurrence of any Casualty Loss and/or Condemnation involving an aggregate Restoration Cost and/or Condemnation Value in excess of the Major Loss Amount, Sellers shall have, the option to restore, repair or replace, the affected Asset(s) (or material portion(s) thereof) subject to such Casualty Loss or Condemnation prior to Closing to a condition comparable in all material respects to its/their condition prior to the occurrence of such Casualty Loss or Condemnation. If Sellers exercise such option, which shall be exercised by delivering written notice to Buyer prior to the Closing and as soon as practicable, after the occurrence of such Casualty Loss or Condemnation and the determination of the Restoration Costs or Condemnation Value, as applicable, pursuant to and in accordance with Section 6.18(b), then (i) Sellers shall complete or cause to be completed the repair, replacement or restoration of the Asset(s) (or material portion(s) thereof) subject to such Casualty Loss or Condemnation prior to the Closing to a condition comparable in all material respects to its/their condition prior to the occurrence of such Casualty Loss or Condemnation, and (ii) the Closing Date shall be postponed for the amount of time reasonably necessary to complete such restoration, repair or replacement as reasonably agreed between Buyer and Sellers to allow for completion of such restoration, repair or replacement; provided, that in no event shall such postponement extend beyond the End Date; provided further that, if the restoration, repair or replacement is not completed by the End Date, then the provisions of Section 6.18(d) shall apply. If Sellers complete the restoration, repair or replacement of the Asset(s) subject to such Casualty Loss or Condemnation to a condition comparable in all material respects to its/their condition prior to the occurrence of such Casualty Loss or Condemnation in accordance with this Section 6.18(c), then Sellers may utilize any Loss Proceeds (including any Loss Proceeds received by the Acquired Companies) in furtherance of its restoration, repair or replacement activities and shall be entitled to and shall retain any other Loss Proceeds, which if received by Buyer or any of its Affiliates following the Closing, shall be remitted as promptly as practicable to Sellers up to an amount actually spent by Sellers for such restoration, repair or replacement activities; provided, that to the extent that any restoration, repair or replacement activities take place after the Adjustment Calculation Time and are paid by Buyer, Buyer shall be entitled to any Loss Proceeds in respect of such activities, which if received by Sellers or any of their respective Affiliates following the Adjustment Calculation Time, shall be remitted to Buyer and, for clarity, Buyer shall be entitled to retain any business interruption Loss Proceeds attributable to the period after the Adjustment Calculation Time. If Sellers elect to repair any Casualty Loss, Sellers shall do so in the ordinary course of business and shall keep Buyer reasonably informed of the status thereof, including allowing Buyer and its Representatives access to the sites in accordance with Section 6.04.

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(d)            Subject to the rights of Buyer and Sellers set forth in Section 6.18, in the event of (i) one or more Casualty Losses involving an aggregate Restoration Cost in excess of the Major Loss Amount or (ii) one or more Condemnations occur involving an aggregate Condemnation Value in excess of the Major Loss Amount in either case where Sellers do not exercise its option pursuant to and in accordance with Section 6.18(c) to restore, repair or replace the Asset(s) (or material portion(s) thereof) subject to such Casualty Loss or Condemnation(s) to a condition comparable in all material respects to its/their condition prior to the occurrence of such Casualty Loss or Condemnation(s), or in the event that the Seller, after exercising such option, fails to complete such restoration, repair or replacement within the period of time agreed upon by the parties hereto pursuant to Section 6.18(c) or by the End Date, or the Asset(s) (or material portion(s) thereof) subject to such Casualty Loss or Condemnation is/are otherwise not capable of being restored, repaired or replaced to a condition comparable in all material respects to its/their condition prior to the occurrence of such Casualty Loss or Condemnation, the parties hereto shall adjust the Lightning Base Cash Purchase Price or Linebacker Base Cash Purchase Price, as applicable, downward by the aggregate Restoration Costs and/or Condemnation Value related thereto after giving effect to any amounts previously spent by or on behalf of Sellers or an Acquired Company in respect of such Casualty Loss(es) or Condemnation(s) and proceed to the Closing. If the Lightning Base Cash Purchase Price or Linebacker Base Cash Purchase Price, as applicable, is adjusted in accordance with this Section 6.18(d), then Sellers shall be entitled to and shall retain all Loss Proceeds up to the amount of such adjustment, which, if received by Buyer or any of its Affiliates following the Closing, shall be remitted as promptly as practicable to the Seller; provided, that to the extent that any of the Seller’s restoration, repair or replacement activities take place after the Adjustment Calculation Time, Buyer shall be entitled to any Loss Proceeds in respect of such activities, which if received by Sellers or any of their respective Affiliates following the Closing, shall be remitted as promptly as practicable to Buyer.

Section 6.19.     Insurance. Buyer acknowledges and agrees that all insurance arrangements maintained by any Seller and its Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies will be terminated as of the Closing and the Acquired Companies will cease to be insured by, have access or availability to, be entitled to make claims on, or claim benefits or seek coverage under, any of Sellers’ or their Affiliates’ insurance policies or self-insurance programs; provided that in respect of any claims arising from an event or occurrence prior to the Closing Date, each Seller shall, and shall cause its Affiliates to, upon Buyer’s written request and subject to the terms and conditions of the applicable policies, use commercially reasonable efforts to make claims on any of Sellers’ or their respective Affiliates’ occurrence-based insurance policies covering the Assets and property of any Acquired Company at the time of such event or occurrence, and Sellers and their respective Affiliates and Representatives shall use commercially reasonable efforts to cooperate with and assist Buyer, at Buyer’s sole cost and expense, in asserting any such claims. Subject to Section 6.18, the aggregate recovery under any such policy in respect of such claims arising out of a particular event or occurrence shall be allocated between Sellers and Buyer in proportion to the aggregate amount of Loss incurred by the Acquired Companies with respect thereto prior to the Closing and on or following the Closing. Each Seller and its Affiliates shall not, and prior to the Closing shall cause the Acquired Companies not to, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance policies which may affect the Acquired Companies’ ability to assert or continue to pursue, or collect recoveries in respect of, claims pursuant to this Section 6.19.

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Section 6.20.     Financing Cooperation.

(a)            Subject to the terms and conditions of this Agreement, prior to and until Closing, Buyer shall use best efforts to take all actions and do, or cause to be done, all things necessary or advisable to obtain the proceeds of the Financing Commitments or any Alternative Financing Commitment on or prior to the Closing. In furtherance and not in limitation of the foregoing, prior to and until Closing, Buyer shall use reasonable best efforts to: (i) maintain in effect the Financing Commitment or enter into any Alternative Financing Commitment, (ii) in the event any portion of the Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Financing Commitments for any reason or to the extent that Buyer reasonably believes in good faith that it will not have funds available that are sufficient to enable it to fund the Financing Uses in full, obtain alternative financing (x) in an amount with sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund the Financing Uses in full and (y) on terms and conditions, in the aggregate, that would reasonably be expected to make the funding of such alternative financing no less likely to occur than the replaced Financing Commitments (the “Alternative Financing”); (iii) enter into the Definitive Financing Agreements or the definitive agreements with respect to any Alternative Financing, in each case with any Persons providing such Financing Commitments or any Alternative Financing (as applicable); (iv) satisfy, causing its Affiliates to satisfy or causing its Representatives to use reasonable best efforts to satisfy, on a timely basis all conditions applicable to Buyer in such Contracts; and (v) consummating the Financing at the Closing. Between the date of this Agreement and the Closing, to the extent not provided to Sellers prior to or concurrently with the execution of this Agreement, Buyer shall promptly upon the execution thereof, provide any Alternative Financing Commitments. Buyer shall provide Sellers with prompt written notice of any breach or default that makes a condition precedent to the Financing unable to be satisfied, or any termination or repudiation of the Financing Commitments by any party thereto, in each case, of which Buyer becomes aware. Notwithstanding anything to the contrary in this Agreement, compliance by Buyer with the obligations in this Section 6.20(a) or otherwise shall not relieve Buyer of its obligation to consummate the transactions set forth in this Agreement and the other Transaction Agreements, whether or not Buyer shall have obtained the proceeds of the Financing Commitments any Alternative Financing Commitment, or to otherwise obtain the Financing to fund the Financing Uses, any or all of which failures shall not affect Buyer’s continued obligation, subject to the satisfaction or waiver of the conditions set forth in Article 8, to consummate the transactions contemplated herein.

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(b)            Sellers shall use commercially reasonable efforts to as promptly and as reasonably practicable when such information is available furnish Buyer with the Required Information within eighty (80) days after the end of the fiscal year (other than fiscal years 2023 and 2024) and fifty (50) days after the end of each fiscal quarter, in each case to the extent such financial information is within the scope of Required Information; provided that failure by Sellers to furnish such information by each such date shall not be deemed to be a breach of the foregoing covenant in this Section 6.20(b); and, provided, further, nothing in this Agreement shall require Sellers to deliver any Required Information after the Closing Date.

(c)            Prior to the Closing, other than with respect to furnishing the Required Information which shall be governed solely by clause (b) above, Sellers shall use commercially reasonable efforts to provide to Buyer, and shall cause their respective Subsidiaries and their Subsidiaries’ Representatives to use commercially reasonable efforts to provide to Buyer, at Buyer’s sole cost and expense, such cooperation as Buyer may reasonably request and to the extent that it is customarily provided in connection with acquisition financing of a similar type and scope as the Financing Commitments or the Permanent Financing, including, using commercially reasonable efforts, to the extent consistent with the foregoing qualifications, to:

(i)       furnish Buyer with such other customary information regarding Sellers and their Subsidiaries as may be reasonably requested by Buyer to the extent that such information is required in connection with the financings contemplated by the Financing Commitments or the Permanent Financing; provided that (I) Sellers shall only be obligated to deliver such information to the extent such information can be obtained from the books and records of Sellers without undue burden and (II) Sellers and their subsidiaries shall not be obligated to furnish any of the Excluded Information;

(ii)      participate in a reasonable number of lender presentations (which may be virtual), road shows (which may be virtual) and due diligence sessions, in each case to the extent contemplated by the Financing Commitments or customary for the Permanent Financing and only to the extent customarily needed for financings of the type contemplated by the Financing Commitments;

(iii)     assist Buyer in its preparation of (A) any bank information memoranda, marketing materials and related lender presentations, (B) materials for rating agency presentations and (C) any offering memorandum, registration statement, prospectus or similar documents; provided, that any such bank information memoranda, marketing materials, lender presentations, offering memorandum, registration statement, prospectus or similar documents required for the financings of the type contemplated by the Financing Commitments or the Permanent Financing that includes disclosure and financial statements with respect to Sellers and/or their subsidiaries shall only reflect Buyer as the obligor and no such bank information memoranda, marketing materials, lender presentations, offering memorandum, registration statement, prospectus or similar documents shall be issued by Sellers or any of their subsidiaries;

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(iv)     facilitate each of the independent auditors of Sellers to (A) provide, consistent with customary practice and subject to such auditors’ policies and procedures and applicable auditing standards, (x) customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of Sellers and (y) customary consents to the use of their audit reports of the financial statements of each of Sellers, in each case included in any offering memorandum, registration statement, or prospectus and as reasonably requested by Buyer and only to the extent customarily needed for financings of the type contemplated by the Financing or in the case of the audit reports, required in connection with an 8-K filing which includes such audit report and (B) attend accounting due diligence sessions and drafting sessions; and

(v)      provide Buyer at least three (3) Business Days prior to the Closing Date with such documentation and other information with respect to Sellers as shall have been reasonably requested by Buyer on behalf of its Debt Financing Sources at least ten (10) Business Days prior to the Closing Date to the extent customarily required by U.S. regulatory authorities under applicable “know-your-customer” and AML Laws and if Sellers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, a “Beneficial Ownership Certification” (as defined in the Financing Commitments); provided that the obligation in this clause (iii) shall not apply to any identifying information with respect to any limited partner of any Affiliate of any Seller or any entity that does not, directly or indirectly, own more than 25% of the Equity Interests of any Seller.

(d)            Notwithstanding anything to the contrary in this Section 6.20, nothing will require Sellers to provide (or be deemed to require Sellers to prepare) any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Financing, including any “description of notes” or “description of other indebtedness”, or other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure; (4) “segment” financial information and separate subsidiary financial statements, (5) any financial statements or other information required by Rules 3-05, 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2023 (in each case, other than the Required Information), (6) information regarding officers or directors prior to consummation of the transactions contemplated hereby (except biographical information if any of such Persons will remain officers or directors after consummation of the transactions contemplated hereby), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K, (7) information regarding Affiliate transactions after the Closing, (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of Sellers and is derivable without undue effort or expense by Sellers from the books and records of Sellers or any of their Subsidiaries), (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by Sellers from the books and records of Sellers or any of their Subsidiaries or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible debt securities under Rule 144A (for life) promulgated under the Securities Act (“Excluded Information”).

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(e)            Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not reasonably be expected to (A) disrupt, adversely affect or interfere with the business or the operations of Sellers or their Affiliates or (B) cause significant competitive harm to Sellers or their Affiliates, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 6.20 shall require any action of Sellers that could reasonably be expected to (A) subject any of Sellers’ or their subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability, (B) conflict with, or violate, Sellers’ and/or any of their Subsidiaries’ Governing Documents any Applicable Law, or result in the contravention of, or violation or breach of, or default under, any Material Contract, (C) cause any condition to the Closing set forth in Article 8 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither Sellers nor any of their Affiliates shall be required to (A) pay any amount or incur or assume any liability or other obligation in connection with the Financing or the Permanent Financing or be required to take any action that could subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity or credit or incur any liability whatsoever in connection with the Financing, the Permanent Financing or any information utilized in connection therewith, (B) deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where Sellers determine that such access or disclosure could jeopardize the attorney-client privilege or contravene (including with notice or lapse of time, or both) any Applicable Law, Permit or Material Contract or result in the creation of any Lien or loss of any benefit thereunder (including creating or losing a right of termination), or (D) waive or amend any terms of this Agreement or any Permit or Material Contract, (iv) none of Sellers, Sellers’ Affiliates or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document, security documentation or other instrument, including any Definitive Financing Agreement, with respect to the Financing or the Permanent Financing and no Seller Related Party shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing or the Permanent Financing is obtained or deliver any certificate, opinion or other writing in connection therewith, and (v) none of the obligation of Sellers or their Affiliates described in this Section 6.20 shall be required if it could require Sellers or any of their Affiliates to incur any of the liabilities set forth in Section 6.20(f)(i) for which they are not promptly reimbursed or simultaneously indemnified. Sellers shall be deemed to have complied with this Section 6.20 for purposes of Article 8 of this Agreement if Sellers shall have provided Buyer with the assistance required under this Section 6.20 with respect to the Financing Commitments, the Financing and the Permanent Financing, in each case without giving effect to any Alternative Financing Commitment or Alternative Financing to the extent such Alternative Financing Commitment or Alternative Financing provide for such additional or different requirements.

(f)             Buyer (i) shall promptly, upon request by Sellers, reimburse Sellers for all reasonable and documented out of pocket fees, costs and expenses (including reasonable and documented fees and expenses of outside attorneys and Sellers’ accounting firms engaged to assist in connection with the Financing and the Permanent Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by Sellers, any of their Affiliates or their respective Representatives and investment bankers and their Representatives in connection with the cooperation of such Persons contemplated by this Section 6.20; and any other liability (contingent or otherwise) and (ii) shall indemnify, defend and hold harmless Sellers, their Affiliates and their respective Representatives and investment bankers and their Representatives from and against any and all Losses incurred by them in connection with arrangement of the Financing, the Permanent Financing or any other arrangements in connection with the funding of the Financing Uses and any action undertaken in connection therewith, including the performance of their respective obligations under this Section 6.20 and the provision of any information utilized in connection therewith.

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Section 6.21.     Title Insurance and Surveys. Sellers shall, and shall cause each applicable Acquired Company to, reasonably cooperate with Buyer’s efforts to obtain or satisfy, as applicable, certain items set forth on Section 6.21 of the Acquired Company Disclosure Schedule. In no event shall Sellers be obligated to deliver estoppel certificates or any other documents to the title insurance company that include any indemnification obligation by any of Sellers or their Affiliates (other than the Acquired Companies). Notwithstanding the foregoing, (a) the failure to obtain or satisfy, as applicable, the items set forth on Section 6.21 of the Acquired Company Disclosure Schedule shall not prevent or delay the occurrence of the Closing and (b) any and all costs and expenses related to the foregoing shall be borne solely by Buyer.

Section 6.22.     Hedging Arrangements.

(a)            Prior to Closing, the parties shall, and Sellers shall cause each Acquired Company and each of its and their respective Representatives to, cooperate in good faith to facilitate, at and contingent upon the Closing:

(i)       (A) the novation of the Hedging Arrangements of the Acquired Companies and any outstanding confirmations executed thereunder by the parties thereto to one or more Affiliates of Buyer, as designated by Buyer; or (B) the execution of new Contracts between the relevant hedge provider and one or more Affiliates of Buyer, as designated by Buyer, on commercially reasonable terms, in each case, in form and substance reasonably satisfactory to Buyer; and

(ii)      to the extent requested by Buyer, in connection with such novation, the termination and release of any and all Liens related to such Hedging Arrangements;

provided that, notwithstanding the foregoing, nothing in this Section 6.22 shall (i) prevent or delay the occurrence of the Closing if all conditions to close set forth in Article 8 have been satisfied or waived by the appropriate party and (ii) any and all costs associated with any of the foregoing shall be borne solely by Buyer.

(b)            At or prior to the Closing, Sellers shall cause their respective Affiliates, and each of its and their respective Representatives to use commercially reasonable efforts to (i) transfer the Linebacker Hedging Arrangements to Linebacker Power Funding, LLC; provided, however, Sellers shall provide Buyer with a reasonable opportunity to review and comment on drafts of the documents necessary to effect such transfer and shall consider in good faith any revisions proposed by Buyer and its Representatives with respect to such documents; and (ii) either transfer the EMA Arrangements to Linebacker Power Funding, LLC or otherwise enter into energy management arrangements substantially similar to the EMA Arrangements.

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Section 6.23.     Voting Trust Agreement. The parties agree that Annex G (Voting Trust Covenants) will apply with respect to the parties’ respective rights and obligations with respect to the Voting Trust Agreement.

Section 6.24.     Transaction Agreements.

(a)            During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Sellers shall not, and shall cause their respective Affiliates not to, amend, modify, waive any right, claim or benefit under, or terminate the Power Purchase Agreement, without the prior written consent of Buyer (which such consent will not be unreasonably withheld, conditioned or delayed).

(b)            During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, each of the parties shall cooperate in good faith to negotiate and document Attachment A of the Transition Services Agreement. On the Closing Date, each of Buyer and Sellers shall (and, if applicable, each shall cause their applicable Affiliate party thereto to) execute and deliver the Transition Services Agreement in the form attached as Annex C hereto (with Attachment A thereof amended pursuant to the foregoing sentence).

Article 7
Employee Matters

Section 7.01.     Employee Matters. The obligations of Buyer and Sellers with respect to employee matters shall be as set forth on Annex D.

Article 8
Conditions to Closing

Section 8.01.     Conditions to Closing. (a) The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction or waiver in writing of the following conditions:

(i)        any applicable waiting period (and any extensions thereof) under the HSR Act or any timing agreement with respect to the transactions contemplated hereby shall have expired or been terminated;

(ii)      the Required Regulatory Approvals shall have been obtained and shall remain in full force and effect; and

(iii)     there shall not be in force any injunction, order, decree, judgment or ruling of any Governmental Authority having competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (collectively, “Legal Restraints”).

(b)            The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver in writing of the following further conditions by Buyer:

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(i)       (A) the representations and warranties set forth in Section 3.06(c) and Section 4.06 shall be true and correct in all respects as of the Closing Date, as if made at and as of such date; (B) the representations and warranties set forth in Section 3.01, Section 3.03, Section 3.05(a), Section 3.06 (other than Section 3.06(c)), Section 3.20, Section 4.01, Section 4.02 and Section 4.07 shall be true and correct in all but de minimis respects as of the Closing Date, as if made at and as of such date, except with respect to such representations and warranties made as of another specific date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such other date; (C) the representations and warranties set forth in Article 3 (other than in Section 3.01, Section 3.03, Section 3.05(a), Section 3.06 and Section 3.20), disregarding all qualifications contained therein relating to materiality or Acquired Company Material Adverse Effect (except for the term “Acquired Company Material Adverse Effect” in Section 3.08 and the term “Material Contracts” in Section 3.09), shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties in Article 3 made as of another specific date, which representations and warranties shall be true and correct at and as of such other date, except, in each case, where the failure of any such representation and warranty to be true and correct does not have, individually or in the aggregate, an Acquired Company Material Adverse Effect; and (D) the representations and warranties set forth in Article 4 (other than in Section 4.01, Section 4.02, Section 4.06 and Section 4.07) shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties in Article 4 made as of a another specific date, which representations and warranties shall be true and correct at and as of such other date, except, in each case, where the failure of any such representation and warranty to be true and correct does not have, individually or in the aggregate, an Acquired Company Material Adverse Effect;

(ii)      the covenants of the Acquired Companies and Sellers to be performed or complied prior to the Closing shall have been performed or complied with in all material respects (or any non-performance shall have been cured or waived);

(iii)     Buyer shall have received a certificate signed by an authorized officer of each Seller to the effect of clauses (i), (ii) and (iv);

(iv)     since the date of this Agreement, there shall not have occurred and be continuing any Acquired Company Material Adverse Effect; and

(v)      Sellers shall have complied in all respects with Section 2.03(a).

(c)            The obligation of Sellers to consummate the Closing is subject to the satisfaction or waiver in writing of the following further conditions by Sellers:

(i)        (A) the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.05 and Section 5.16 shall be true and correct in all but de minimis respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties made as of a another specific date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such other date; and (B) the representations and warranties of set forth in Article 5 (other than in Section 5.01, Section 5.02, Section 5.05 and Section 5.16), disregarding all qualifications contained therein relating to materiality or Buyer Material Adverse Effect (except for the term “Buyer Material Adverse Effect” in Section 5.07), shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties made as of another specific date, which representations and warranties shall be true and correct at and as of such other date, except, in each case, where the failure of any such representation and warranty to be true and correct would have, individually or in the aggregate, a Buyer Material Adverse Effect;

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(ii)      the covenants of Buyer to be performed prior to the Closing shall have been performed or complied with in all material respects (or any non-performance shall have been cured or waived);

(iii)     Sellers shall have received a certificate signed by an authorized officer of Buyer to the effect of clauses (i), (ii) and (iv);

(iv)     since the date of this Agreement, there shall not have occurred and be continuing any Buyer Material Adverse Effect;

(v)      Buyer shall have complied in all respects with Section 2.03(b); and

(vi)     the shares of Buyer Common Stock to be issued in the transactions contemplated hereby shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)            All conditions to the Closing shall be deemed to have been satisfied or waived from and after the consummation of the Closing. Neither Sellers nor Buyer may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by the failure of Sellers, on the one hand, or Buyer, on the other hand, respectively, to comply with its obligations under this Agreement, to act in good faith or to use the standard of efforts required from such party to consummate the transactions contemplated by this Agreement, including as required by Section 6.03.

Article 9
Termination

Section 9.01.     Termination. (a) This Agreement may be terminated at any time prior to the Closing:

(i)            by mutual written agreement of Sellers and Buyer;

(ii)           by either Sellers or Buyer, if Closing has not occurred before May 12, 2026 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of Sellers and Buyer, the “End Date”); provided that, if (A) (x) all of the conditions to Closing set forth in Article 8, other than any of the conditions set forth in Section 8.01(a)(i), Section 8.01(a)(ii) or Section 8.01(a)(iii), shall have been satisfied or waived (by the applicable party or parties), shall be capable of being satisfied at such time, or would be capable of being satisfied at such time but for the fact that any of the conditions set forth in Section 8.01(a)(i), Section 8.01(a)(ii) or Section 8.01(a)(iii) are not satisfied, and (y) Buyer is not at such time in material breach of any of its obligations under Section 6.03 in a manner which was the primary cause of the failure of the consummation of the Closing to occur on or before the End Date, then the End Date shall automatically be extended for up to six (6) consecutive periods of thirty (30) days each so long as the conditions set forth in the foregoing clauses (A)(x) and (A)(y) of this Section 9.01(a)(ii) are satisfied at the end of each such thirty (30) period; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement causes or results in the failure of the consummation of the Closing to have occurred by such time;

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(iii)     by either Sellers or Buyer, if consummation of the transactions contemplated hereby would violate any final and non-appealable Legal Restraints; provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(iii) shall not be available to any party whose breach of any provision in this Agreement results in the Legal Restraint;

(iv)     by Buyer, if there is any breach of any representation, warranty, covenant or agreement made by the Acquired Companies or Sellers in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions specified in Section 8.01(b)(i) or Section 8.01(b)(ii) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable, then, for a period of up to thirty (30) days after receipt by Sellers of notice from Buyer of such breach (the “Seller Cure Period”) such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(a)(iv) if Buyer is then in breach of its representations, warranties, covenants or agreements in this Agreement; or

(v)      by Sellers, if (A) there is any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions specified in Section 8.01(c)(i) or Section 8.01(c)(ii) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable, then, for a period of up to thirty (30) days after receipt by Buyer of notice from Sellers of such breach (the “Buyer Cure Period”) such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; provided that Sellers shall not have the right to terminate this agreement pursuant to this Section 9.01(a)(v)(A) if Sellers are then in breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that that the failure by Buyer to pay the consideration required by Section 2.03(b), as and when required hereunder, shall not be subject to cure hereunder unless otherwise agreed to in writing by Sellers; or (B)(1) all of the conditions set forth in Article 8 have been satisfied (other than those conditions (x) which by their terms or nature are to be satisfied at the Closing and (y) the failure of which to be satisfied is caused by or results from a breach by Buyer of any provision of this Agreement) as of the date the Closing should have occurred pursuant to Section 2.02 and (2) Buyer has failed to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.02.

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(b)            The party desiring to terminate this Agreement pursuant to Section 9.01(a)(ii), Section 9.01(a)(iii), Section 9.01(a)(iv) or Section 9.01(a)(v) shall give written notice of such termination to the other parties to this Agreement.

Section 9.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, then this Agreement shall become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate; provided that (a) Section 1.01, Section 6.05, this Section 9.02 and Article 10 (other than Section 10.01(a), Section 10.01(c) and Section 10.03) shall survive any termination of this Agreement and (b) such termination shall be without liability of any party to the other parties to this Agreement; provided, further, that, subject to Section 9.03, no such termination shall relieve (x) any party hereto from Losses incurred or suffered by another party hereto resulting from Willful Breach or Fraud prior to such termination or (y) Buyer from the obligation to pay, if applicable, the Buyer Termination Fee pursuant to Section 9.03.

Section 9.03.     Buyer Termination Fee.

(a)            If this Agreement is terminated pursuant to (i) Section 9.01(a)(ii) or (ii) Section 9.01(a)(iii) (in the case of each of clauses (i) and (ii), if the failure to obtain the Required Regulatory Approval and/or the applicable Legal Restraint giving rise to such termination arises in connection with the failure to obtain a Required Regulatory Approval where such failure was not primarily caused by a material breach of a Seller of its obligations under Section 6.03), and at the time of such termination (A) all conditions to the Closing set forth in Section 8.01(a)(iii) (other than if the applicable Legal Restraint to the extent relating to the expiration or termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated hereby or any Required Regulatory Approval) and Section 8.01(b) have been satisfied or waived by each applicable party (except for those conditions that by their nature are to be satisfied at the Closing but which conditions would be reasonably capable of being satisfied at the Closing if the Closing were to occur at the time of such termination) and (B) the conditions to the Closing set forth in Section 8.01(a)(i) and/or Section 8.01(a)(ii) have not been satisfied or waived by each applicable party, then Buyer shall pay, or cause to be paid, to Sellers the Buyer Termination Fee by wire transfer of immediately available funds to a bank account designated in writing by Sellers not later than the second (2nd) Business Day following such termination; provided that Buyer shall not be obligated to pay to Sellers the Buyer Termination Fee if this Agreement is terminated in a manner that (but for this proviso) gives rise to payment of the Buyer Termination Fee pursuant to clause (i) or clause (ii) if the basis of such termination is the failure to obtain the NYSPSC Approval and such failure is primarily caused by any Seller’s breach of or non-compliance with its obligations set forth in the last sentence of Section 6.03(e).

(b)            Each party hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of them would have entered into this Agreement. Each of the parties hereto acknowledges that the Buyer Termination Fee is not a penalty but is liquidated damages in a reasonable amount for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sellers’ rights under Section 10.14, Sellers’ right to receive payment of the Buyer Termination Fee pursuant to Section 9.03(a) following a termination of this Agreement in accordance with the terms hereof shall constitute the sole and exclusive remedy of Sellers, the Acquired Companies and any of their respective Affiliates or (as applicable) any, direct or indirect, former, current or future general or limited partners, equityholders, controlling Persons, members, managers, directors, officers, employees, legal counsel, accountants, advisors, consultants or other agents, or any successors, assignees, heirs, executors or administrators of any of the foregoing (collectively, the “Seller Related Parties”), against Buyer or any of its Affiliates or (as applicable) any of their respective, direct or indirect, former, current or future general or limited partners, equityholders, controlling Persons, members, managers, directors, officers, employees, legal counsel, accountants, advisors, consultants or other agents, or any successors, assignees, heirs, executors or administrators of any of the foregoing (collectively, the “Buyer Related Parties”), for all Losses in respect of, relating to or arising out of this Agreement, the Transaction Agreements or the transactions contemplated hereby.

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(c)            Upon the termination of this Agreement and the irrevocable payment of the Buyer Termination Fee, (i) none of Buyer or the Buyer Related Parties or the Debt Financing Sources Related Parties shall have any further liability or obligation in respect of, relating to or arising out of this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby (or the abandonment or termination thereof for any reason or for no reason), including with respect to any breach (whether a Willful Breach or otherwise) of any representation, warranty, covenant or other agreement or otherwise in respect hereunder or thereunder or any oral representation made or alleged to be made in connection herewith or therewith, and (ii) neither Sellers nor any of their Affiliates shall seek to recover any losses or monetary damages or seek any other remedy (whether by or through attempted piercing of the corporate veil and whether in Contract or in tort, in Law or in equity, or granted by statute or otherwise) against the Buyer Related Parties in respect of, relating to or arising out of this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby (or the abandonment or termination thereof for any reason or for no reason).

(d)            This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities that are expressly identified as parties hereto and no Seller Related Party or Buyer Related Party (which for the avoidance of doubt in this Section 9.03(c) excludes Sellers and Buyer, respectively) shall have any liability for any of the obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement, the Transaction Agreements, the transactions contemplated hereby or the transactions contemplated thereby or a breach (whether a Willful Breach or otherwise) of any representation, warranty, covenant or other agreement or otherwise in respect of this Agreement, the Transaction Agreements, or any oral representation made or alleged to be made in connection herewith or therewith, and the Seller Related Parties shall have no rights of recovery in respect of this Agreement (or with respect to any of the foregoing matters) against the Buyer Related Parties (and the Buyer Related Parties shall have no rights of recovery in respect of this Agreement (or with respect to any of the foregoing matters) against the Seller Related Parties) and no personal liability shall attach to any such Person, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law, or otherwise. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages or seek any other remedy from, any Seller Related Party or Buyer Related Party.

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Article 10
Miscellaneous

Section 10.01.   Survival; Non-recourse; Release.

(a)            Survival.

(i)       The representations and warranties made by the parties hereto in Article 3, Article 4 and Article 5, or in any certificate delivered pursuant hereto, shall not survive the Closing.

(ii)      None of the covenants or agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing (and there shall be no liability from and after the Closing in respect thereof), except for those covenants that by their terms are to be performed in whole or in part after the Closing, which covenants shall survive in accordance with their terms.

(b)            Each party hereto acknowledges and agrees that this Agreement and the other Transaction Agreements may only be enforced against, and any claim or suit based upon, arising out of or related to this Agreement and the other Transaction Agreements, or the negotiation, execution or performance of this Agreement and the other Transaction Agreements, may only be brought against the parties hereto and then only with respect to the specific obligations set forth herein with respect to such parties, and none of the other Seller Related Parties or Buyer Related Parties, as applicable, shall have or be subject to any liability to Buyer or any of its Affiliates, or to Sellers or any of their respective Affiliates, as applicable, resulting from any claim based on, in respect of, or by reason of, this Agreement, the other Transaction Agreements or the transactions contemplated hereby, regardless of the legal theory under which such liability may be sought to be imposed, whether at law, in equity or otherwise. The terms and provisions of this Section 10.01 are intended to be enforceable by any of Sellers or Seller Related Parties, and Buyer or Buyer Related Parties, as applicable, each of which Person is an intended third-party beneficiary of this Section 10.01.

(c)            Effective as of the Closing, Buyer, for itself and each Buyer Related Parties, hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims or Actions of whatever kind or nature, whether known or unknown, which any Buyer Related Party has, may have, or might have or may assert now or in the future, against Sellers or any Seller Related Party arising out of, relating to, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Acquired Companies (including in respect of any documents or Contracts executed by any of the Seller Related Parties in respect of any matter relating to real property), the ownership of any of the Acquired Interests, the business or the operation, management, use or control of the Business or this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement), any other Transaction Agreements or any other agreement or other document delivered or required to be delivered pursuant hereto; provided that nothing contained in this Section 10.01(c)shall release, waive, discharge, relinquish or otherwise affect the rights or obligations (including as set forth in this Section 10.01) of (i) any party to this Agreement, any other Transaction Agreements or any other agreement or other document delivered or required to be delivered pursuant hereto or thereto or (ii) any party hereto for a claim against another party hereto for Fraud. Buyer shall, and shall cause the Buyer Related Parties to, refrain from, directly or indirectly (including through its agents), asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Seller Related Party based upon or relating to any matter released pursuant to this Section 10.01(c). Each Seller Related Party to which this Section 10.01(c) applies shall be a third-party beneficiary of this Section 10.01(c).

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(d)            Effective as of the Closing, each Seller, for itself and each Seller Related Parties, hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims or Actions of whatever kind or nature, whether known or unknown, which any Seller Related Party has, may have, or might have or may assert now or in the future, against Buyer or any Buyer Related Party arising out of, relating to, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Acquired Companies, the ownership of any of the Acquired Interests, the business or the operation, management, use or control of the Business or this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement), any other Transaction Agreements or any other agreement or other document delivered or required to be delivered pursuant hereto; provided that nothing contained in this Section 10.01(d) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations (including as set forth in this Section 10.01) of (i) any party to this Agreement, any other Transaction Agreements or any other agreement or other document delivered or required to be delivered pursuant hereto or thereto or (ii) any party hereto for a claim against another party hereto for Fraud. Each Seller shall, and shall cause the Seller Related Parties to, refrain from, directly or indirectly (including through its agents), asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Buyer Related Party based upon or relating to any matter released pursuant to this Section 10.01(d). Each Buyer Related Party to which this Section 10.01(d) applies shall be a third-party beneficiary of this Section 10.01(d).

(e)            Effective as of the Closing, the sole and exclusive remedy of Buyer in respect of any breach of or inaccuracy in any representation or warranty made by Sellers in Article 3 and Article 4 shall be pursuant to the R&W Insurance Policy, subject to any claim for Fraud.

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(f)            Except as expressly set forth in Article 3 and Article 4, none of Sellers, the Acquired Companies, any of their respective Representatives or any other Person has made, or is making, any representation or warranty whatsoever to Buyer or any of its Representatives and, except in the case of Fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer. Except for any representations and warranties expressly set forth in Article 3 and Article 4, the assets of the Acquired Companies and the Acquired Interests are being sold “as is, where is,” and Sellers expressly disclaim any representations or warranties of any kind or nature, express or implied, written or oral, as to liabilities, operations title, condition, value or quality of the assets owned by the Acquired Companies or the prospects (financial, regulatory and otherwise), risks regarding the Acquired Companies and other incidents of the Business, including with respect to the actual or rated generating capacity of any asset or the ability of the Acquired Companies to sell electric energy, capacity or other products from time to time, and Sellers specifically disclaim any representation or warranty of merchantability, usage, or suitability or fitness for any particular purpose with respect to the assets, contracts and Permits of the Acquired Companies, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance with Environmental Laws, or as to the condition of the assets of the Acquired Companies, including whether the Acquired Companies possess or have the right to possess sufficient real property, personal property or other rights to operate any of its properties or operations.

(g)            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT TO THE CONTRARY, AT ANY TIME PRIOR TO THE CLOSING, NO PARTY HERETO SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST OPPORTUNITY OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND NO MULTIPLIER OR SIMILAR CONCEPT SHALL BE APPLIED FOR PURPOSES OF CALCULATING LOSSES.

Section 10.02.    Notices. (a) A notice given under this Agreement:

(i)       shall be sent to the attention of the Person, and to the physical address or email address, given in this Section 10.02(or such other physical address, email address, or Person as the party may notify in writing to the other in accordance with the provisions of this Section 10.02); and

(ii)      shall be delivered personally; sent by email; or sent by reputable overnight courier.

(b)            The addresses for service of notice are:

   if to Buyer Entities or, following the Closing, the Acquired Companies, to:

c/o NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attn: General Counsel

Email:

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with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn:       Thomas W. Christopher; O. Keith Hallam III

Email:

and

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention:     Morgan Hollins

Email:

 if to Sellers or, prior to the Closing, the Acquired Companies, to:

c/o LS Power Equity Advisors, LLC
1700 Broadway, 35th Floor
Attention:     General Counsel
Email:

with a copy to:

Milbank LLP
55 Hudson Yards
New York, New York 10001-2163
Attention:     William Bice; Scott Golenbock
Email:

(c)            A notice shall be effective upon receipt and shall be deemed to have been received:

(i)       if delivered personally or by courier, at the time of delivery; or

(ii)       if sent by email, at the time of transmission,

provided that, in either case, where delivery is not within working hours in the place of receipt, then the notice shall be deemed to have been received when business next starts in the place of receipt.

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Section 10.03.   Disclosure Schedules. Sellers or Buyer may, at their respective option, include in the Acquired Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any section of the Acquired Company Disclosure Schedule or the Buyer Disclosure Schedule shall constitute a disclosure for purposes of all other sections of such schedule, notwithstanding the lack of specific cross-reference thereto to the extent the relevance of such disclosure to such other sections is reasonably apparent on its face. In no event shall the inclusion of any matter in the Acquired Company Disclosure Schedule or the Buyer Disclosure Schedule be deemed or interpreted to broaden Sellers’ or Buyer’s, as applicable, representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Acquired Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed an admission by Sellers or Buyer, as applicable, that such item represents a material exception or fact, event, or circumstance or that such item results in or would reasonably be expected to result in an Acquired Company Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

Section 10.04.   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, further, that each of Lightning Buyer, Linebacker Buyer, CCS Buyer and JCPD Buyer may assign all of its rights under this Agreement or any related documents to any of its Affiliates; provided, however, that any such assignment shall not relieve the Buyer Entities of their respective obligations under this Agreement.

Section 10.05.   Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.06.   Amendment and Waiver. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Sellers, or in the case of a waiver, by the party against which the waiver is to be effective.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)            The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.07.    Costs. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

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Section 10.08.  Transfer Tax. Notwithstanding any other provision of this Agreement, all Transfer Taxes and recording and filing fees and similar charges imposed on Buyer, Sellers or the Acquired Companies by Applicable Law as a result of Buyer’s acquisition of the Acquired Interests pursuant to this Agreement shall be borne and paid 50% by Buyer and 50% by Sellers, provided, however, that any such Transfer Taxes, recording and filing fees and similar charges imposed on Buyer, Sellers or the Acquired Companies by Applicable Law to the extent resulting from the Rise Restructuring shall be borne and paid by Lightning PH Seller; provided, further, however, that any mortgage recording Taxes imposed in connection with Buyer’s acquisition of the Acquired Interests pursuant to this Agreement shall be borne and paid by Buyer. The party required by Applicable Law to file a Tax Return with respect to Transfer Taxes will do so within the time period prescribed by Applicable Law, and the non-filing party(s) will promptly reimburse the other party(s) for its portion of the Transfer Taxes so payable upon receipt of written notice that such Transfer Taxes are payable. The non-filing party(s) shall reasonably cooperate in good faith with the filing party in the preparation, execution and filing of any Tax Returns for Transfer Taxes and other documentations required to be filed by Applicable Law as a result of Buyer’s acquisition of the Acquired Interests pursuant to this Agreement. The parties shall reasonably cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any Transfer Taxes.

Section 10.09.   Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use commercially reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 10.10.   Third-Party Rights. Except as otherwise provided herein, including Section 6.04, Section 6.09, Section 6.13, Section 6.20(a), Section 9.03 and Section 10.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 10.11.   Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

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Section 10.12.   Jurisdiction. Each party hereto irrevocably submits to the personal jurisdiction of, and agrees to bring any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, the Superior Court for New Castle County Delaware (and not to bring any such action in any other court), and further agrees to waive any objection to the laying of venue of any such action in such court and agrees not to plead or claim in any such court that such action brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party by the notice measures set forth in Section 10.02 shall be deemed effective service of process on such party.

Section 10.13.   Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 10.14.   Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties hereto accordingly agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including in Article 2), consistent with Section 10.12, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (b) such other time period established by the court presiding over such action, suit or proceeding. The parties hereto may pursue both (i) a grant of injunctive relief in accordance with this Section 10.14 and (ii) Losses pursuant to Section 9.02 and, in the case of Sellers, payment of the Buyer Termination Fee under Section 9.03, but in no event shall (A) Sellers be entitled to receive both a grant of specific performance requiring consummation of the transactions contemplated by this Agreement and Losses pursuant to Section 9.02 or payment of the Buyer Termination Fee under Section 9.03 (as applicable) and (B) Buyer be entitled to receive both a grant of specific performance requiring consummation of the transactions contemplated by this Agreement and Losses pursuant to Section 9.02.

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Section 10.15.   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16.   Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party to this Agreement on behalf of itself and its respective subsidiaries hereby: (i) agrees that any Action or counterclaim, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Financing, the Financing Commitments or any other agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party to this Agreement irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling Person, advisor, attorney, agent and representative thereof) not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Financing, the Financing Commitments or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon each party to this Agreement or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 10.02, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any court specified in clause (ii) above, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law all rights of trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or the actions of any party in the negotiation, administration, performance and enforcement of this Agreement and the transactions contemplated hereby, (vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to any party to this Agreement relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Buyer against the Debt Financing Sources Related Parties with respect to the Financing or any of the transactions contemplated hereby or any services thereunder), (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.16 and no amendment or waiver of such provisions, the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” (or any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Sources Related Party shall be effective as to such Debt Financing Sources Related Party without the prior written consent of such Debt Financing Source, and (viii) with respect only to any Acquired Company, agrees to (x) cause any suit, action or proceeding asserted against any Debt Financing Source by any Acquired Company or any of its subsidiaries or (y) request that any Action asserted against any Debt Financing Source on behalf of any Acquired Company or any of its Affiliates or by any officer, director, employee, member, manager, partner, controlling Person, advisor, attorney, agent and representative thereof, in each case of clauses (x) and (y), in connection with this Agreement, the Financing, the Financing Commitments and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated.

[Signature pages follow]

104

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

BUYER ENTITIES:

NRG ENERGY, INC.

By:	/s/ Lawrence S. Coben
Name:	Lawrence S. Coben
Title:	Chief Executive Officer

NRG GAS DEVELOPMENT COMPANY, LLC

By:	/s/ Matthew Pistner
Name:	Matthew Pistner
Title:	President

NRG TEXAS LLC

By:	/s/ Dudley D. Zahn
Name:	Dudley D. Zahn
Title:	President

NRG DEMAND RESPONSE HOLDINGS LLC

By:	/s/ Scott Hart
Name:	Scott Hart
Title:	President

NRG EAST GENERATION HOLDINGS LLC

By:	/s/ Matthew Pistner
Name:	Matthew Pistner
Title:	President

[Signature Page to Purchase and Sale Agreement]

SELLERS:

LIGHTNING POWER HOLDINGS, LLC

By:	/s/ David Nanus
Name:	David Nanus
Title:	President

CCS POWER HOLDINGS, LLC

By:	/s/ David Nanus
Name:	David Nanus
Title:	President

THUNDER GENERATION, LLC

By:	/s/ David Nanus
Name:	David Nanus
Title:	President

LINEBACKER POWER DEVELOPMENT FUNDING, LLC

By:	/s/ Nate Hanson
Name:	Nate Hanson
Title:	President

[Signature Page to Purchase and Sale Agreement]

Annex A

Acquired Interests

Seller	Buyer	Acquired Interests
1. Lightning Power Holdings, LLC	NRG East Generation Holdings LLC	Lightning Interests: 100%
2. Thunder Generation, LLC	NRG Texas LLC	Linebacker Interests: 100%
3. CCS Power Holdings, LLC	NRG Demand Response Holdings LLC	CCS Interests: 100%
4. Linebacker Power Development Funding, LLC	NRG Gas Development Company, LLC	JCPD Interests: 100%

A-1

Annex B

Form of Registration Rights Agreement

B-1

Annex C

Form of Transition Services Agreement

C-1

Annex D

Employee Matters

D-1

Annex E

Form of Assignment and Assumption Agreement

E-1

Annex F

Form of Voting Trust Agreement

F-1

Annex G

Voting Trust Covenants

G-1